The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying Prospectus are not an offer to sell these securities nor are they soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-292814
SUBJECT TO COMPLETION, DATED APRIL 7, 2026
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 27, 2026)
U.S.$
THE STATE TREASURY
of
THE REPUBLIC OF POLAND
Represented by
The Minister of Finance and Economy
U.S.$        percent Notes due 20
U.S.$        percent Notes due 20
U.S.$        percent Notes due 20
***
This is an offering by the Republic of Poland of U.S.$        percent notes due 20   (the “20   Notes”), U.S.$      percent notes due 20   (the “20   Notes”) and U.S.$       percent notes due 20   (the “20   Notes” and, together with the 20   Notes and the 20   Notes, the “Notes”).
The 20   Notes will bear interest at the rate of     percent per year, the 20   Notes will bear interest at the rate of     percent per year and the 20   Notes will bear interest at the rate of      percent per year. Interest on the Notes is payable on             and             of each year, beginning on            , 2026. The 20   Notes will mature on            , 20   . The 20   Notes will mature on            , 20   . The 20   Notes will mature on            , 20   . Interest on the Notes will accrue from            , 2026. The State Treasury may, at its option, from and including the date falling      month prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, from and including the date falling       months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, and from and including the date falling      months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, redeem all, but not some only, of the outstanding 20   Notes, 20   Notes or 20   Notes, as applicable, at their principal amount plus accrued interest up to but excluding the date set for redemption, as described under “Description of the Notes—Residual Maturity Call at the Option of the State Treasury”. The Notes are not otherwise redeemable prior to maturity.
The Notes will rank equally in right of payment with all other unsubordinated obligations of the Republic of Poland and the full faith and credit of the Republic of Poland will be pledged for the due and punctual payment of all principal and interest on the Notes.
The Notes will contain provisions, commonly known as collective action clauses, regarding future modifications to their terms that differ from those applicable to the Republic of Poland’s outstanding public external indebtedness issued prior to April 2, 2015. Under these provisions, which are described on pages 53 to 56 of the accompanying Prospectus, the Republic of Poland may amend the payment provisions of the Notes and other reserved matters listed in the Notes with the consent of the holders of: (1) with respect to the Notes, (a) at least 75 percent of the aggregate principal amount of the outstanding Notes or (b) a written resolution signed by or on behalf of at least 66 2∕3 percent of the aggregate principal amount of the Notes then outstanding; (2) with respect to two or more series of debt securities, including the Notes, (a)(i) not less than 75 percent of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, or (ii) a written resolution signed by or on behalf of not less than 66 2∕3 percent of the aggregate principal amount of outstanding securities affected by the proposed modification; and (b)(i) more than 66 2∕3 percent of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification at separate meetings of the holders of each series, taken individually, or (ii) a written resolution signed by or on behalf of more than 50 percent of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.
Application will be made to list and trade the Notes on the regulated market of the Luxembourg Stock Exchange only. In this prospectus supplement, references to “regulated market” shall mean a regulated market for the purposes of European Parliament and Council Directive 2004/39/EC.
Per 20 Note	Total	Per 20 Note	Total	Per 20 Note	Total
Public Offering(1)%	U.S.$	%	U.S.$	%	U.S.$
Underwriting Discount %	U.S.$	%	U.S.$	%	U.S.$
Proceeds to the State Treasury(1)%	U.S.$	%	U.S.$	%	U.S.$

(1)
Plus accrued interest, if any, from            , 2026 to the closing date.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
***
The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes to purchasers on or about            , 2026, through the book-entry facilities of The Depository Trust Company, Euroclear or Clearstream, Luxembourg.
***
Joint Book-Running Managers
Citigroup	Goldman Sachs Bank Europe SE
J.P. Morgan SE	Société Générale Corporate & Investment Banking
           , 2026

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying Prospectus or any free writing prospectus that we provide to you. The State Treasury has not, and the underwriters have not authorized anyone to provide you with different information. The State Treasury and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying Prospectus is accurate as of any date other than the date of such information.
The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying Prospectus.
The distribution of this prospectus supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. In particular, offers and sales of the Notes are subject to certain restrictions, details of which are set out in “Offering Restrictions” on page S-28.
The State Treasury cannot guarantee that the application to the Luxembourg Stock Exchange will be approved and settlement of the Notes is not conditional upon obtaining this listing.
This prospectus supplement and the accompanying Prospectus will be available free of charge at the principal office of Banque Internationale à Luxembourg, société anonyme, the listing agent.
The State Treasury accepts responsibility for the information contained in this prospectus supplement and in the accompanying Prospectus. To the knowledge and belief of the State Treasury (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and in the accompanying Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
MiFID II product governance / Professional investors and ECPs only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
UK MiFIR Product Governance/ Professional investors and eligible counterparties only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Notification under Section 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”):   In connection with Section 309B of the Securities and Futures Act (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Issuer has determined the classification of the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendation on Investment Products.

S-i

STABILIZATION
IN CONNECTION WITH THE ISSUE OF ANY SERIES OF NOTES, THE UNDERWRITER OR UNDERWRITERS (IF ANY) ACTING AS STABILIZATION MANAGER(S) (OR PERSONS ACTING ON BEHALF OF ANY STABILIZATION MANAGER(S)) AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE RELEVANT SERIES OF NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE RELEVANT SERIES OF NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE RELEVANT SERIES OF NOTES.
ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZATION MANAGER(S) (OR PERSON(S) ACTING ON BEHALF OF ANY OF THE STABILIZATION MANAGER(S)) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-ii

Prospectus Supplement
Prospectus

S-iii

SUMMARY OF THE OFFERING
Issuer
The State Treasury of the Republic of Poland, represented by the Minister of Finance and Economy.
Securities Offered
U.S.$       principal amount of        percent notes due 20   (the “20   Notes”), U.S.$       principal amount of          percent notes due 20   (the “20   Notes”) and U.S.$       principal amount of        percent notes due 20   (the “20   Notes”, together with the 20   Notes and the 20          Notes, the “Notes”).
Maturity Date
The 20   Notes will mature on         , 20  . The 20   Notes will mature on           , 20  . The 20   Notes will mature on       , 20   .
Redemption Basis
At par on maturity.
Call Option
The State Treasury may, at its option, from and including the date falling      month prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, from and including the date falling      months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, and from and including the date falling      months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, redeem all, but not some only, of the outstanding 20   Notes, 20   Notes or 20   Notes, as applicable, at their principal amount plus accrued interest up to but excluding the date set for redemption, as described under “Description of the Notes—Residual Maturity Call at the Option of the State Treasury”. The Notes are not otherwise redeemable prior to maturity.
Ranking
The Notes will rank equally in right of payment with all other unsubordinated obligations of the Republic of Poland and the full faith and credit of the Republic of Poland will be pledged for the due and punctual payment of all principal and interest on the Notes.
Interest Rate
The 20   Notes will bear interest at the rate of        percent per annum. The 20   Notes will bear interest at the rate of        percent per annum. The 20   Notes will bear interest at the rate of        percent per annum.
Interest Payment Dates
       and        of each year, commencing          , 2026 for the period commencing from and including          , 2026, as described herein.
Markets
The Notes are offered for sale in those jurisdictions both within and outside of the United States where it is legal to make such offers. See “Offering Restrictions”.
Further Issues
The State Treasury reserves the right from time to time without the consent of the holders of the Notes to issue further securities having identical terms and conditions (except for the issue date and public offering price), so that such securities may be consolidated with, form a single series with and increase the aggregate principal amount of, the Notes.
Listing
Application has been made to list the Notes on the regulated market of the Luxembourg Stock Exchange.
Form and Settlement
The Notes will be issued in the form of one or more global notes, or the Global Notes, in fully registered form, without coupons, which will be deposited on or about          , 2026, the Closing Date, with Citibank, N.A., London Branch as custodian for, and registered in the name of Cede & Co., as nominee of, The Depository Trust Company, or DTC. Except as described in this prospectus supplement, beneficial interests in the Global Notes will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes either through DTC in the United States or outside of the United States through Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Except as described in this prospectus supplement, owners of beneficial interests in the Global Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered holders of the Notes under the Notes or the amended and restated fiscal agency agreement governing the Notes. See “Description of the Securities—Form and Settlement” in the Prospectus. It is expected that delivery of the Notes will be made, against payment therefor in same-day funds, on or about         , 2026.
Withholding Tax
Payments of principal of and interest on the Notes that are payable by the State Treasury to a holder of a Note that is not resident of Poland will be made without withholding or deduction of taxes, unless such withholding or deduction is required by law. In the event that the State Treasury is required by law to withhold or deduct taxes from any such payments, the State Treasury will pay Additional Amounts, subject to certain exceptions, as described and to the extent set forth in the accompanying Prospectus under the heading “Description of the Securities—Payment of Additional Amounts”.
Governing Law
The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.
Collective Action Clauses
The Notes will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses and are described more fully on pages 53 to 56 of the accompanying Prospectus. Under these provisions, the State Treasury may amend certain key terms of the Notes, including the maturity date, principal amount, interest rate and other payment terms, with the consent of the holders of (1) with respect to proposed modifications affecting only the Notes: (a) at least 75 percent of the aggregate principal amount of the outstanding Notes, or (b) a written resolution signed by or on behalf of at least 66 2∕3 percent of the aggregate principal amount of the Notes then outstanding; (2) with respect to proposed modifications affecting two or more series of debt securities, including the Notes: (a)(i) not less than 75 percent of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, or (ii) a written resolution signed by or on behalf of not less than 66 2∕3 percent of the aggregate principal amount of outstanding securities affected by the proposed modification; and (b)(i) more than 66 2∕3 percent of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification at separate meetings of the holders of each series, taken individually, or (ii) a written resolution signed by or on behalf of more than 50 percent of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. These provisions differ from those applicable to the Republic of Poland’s outstanding public external indebtedness issued prior to April 2, 2015.

FORWARD-LOOKING STATEMENTS
This prospectus supplement includes forward-looking statements. All statements other than statements of historical fact included in this prospectus supplement regarding, among other things, Poland’s economy, fiscal condition, politics, debt or prospects may constitute forward-looking statements. In addition, forward- looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “project”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or the like. Although the State Treasury believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to be correct. The State Treasury undertakes no obligation to update the forward-looking statements contained in this prospectus supplement or any other forward- looking statement included herein.

USE OF PROCEEDS
The net proceeds from the sale of the Notes will be used to finance the Republic of Poland’s State budget borrowing requirements or for general financing purposes. The State Treasury estimates the net proceeds will be approximately U.S.$        .

DESCRIPTION OF THE NOTES
The Notes will be issued under the Fiscal Agency Agreement, known as the “Agency Agreement”, to be dated as of         , 2026, among the State Treasury, Citibank, N.A., London Branch, known as the Fiscal Agent, transfer agent and registrar and Banque Internationale à Luxembourg, société anonyme, known as the Luxembourg Agent, and, together with the Fiscal Agent, known as the Agents, the form of which has been filed as an exhibit to the Registration Statement under Schedule B declared effective on April 1, 2026.
The following description briefly summarizes some of the provisions of the Notes and the Agency Agreement. You should not assume this summary is complete. You should read the Registration Statement, including the exhibits, and, in particular, “Description of the Securities” in the accompanying Prospectus.
General
The 20    Notes will mature on          , 20  , the 20   Notes will mature on         , 20   and the 20   Notes will mature on            , 20  .
The 20   Notes will bear interest at a rate of      percent per annum, the 20   Notes will bear interest at a rate of          percent per annum and the 20   Notes will bear interest at a rate of          percent per annum.
The Notes:
•
Are to be issued pursuant to the Agency Agreement.

•
Will be issued without coupons in lawful money of the United States of America in denominations of U.S.$1,000 and integral multiples thereof.

•
Will rank at least equally in right of payment with all other unsecured and unsubordinated payment obligations of the Republic of Poland, except for such obligations as may be preferred by mandatory provisions of applicable law. The Republic of Poland will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

•
Will not be redeemable prior to maturity at the option of the State Treasury or of the registered holders thereof except pursuant to the residual maturity call at the option of the State Treasury. See “Residual Maturity Call at the Option of the State Treasury” below.

•
Will not be subject to any sinking fund provided by the State Treasury for the amortization of the Notes.

At maturity, you will receive 100 percent of the principal amount of your Notes, plus accrued and unpaid interest to the maturity date. The State Treasury may, without the consent of the holders of the Notes, issue additional notes having the same rank and the same interest rate, maturity and other terms as the Notes. Any additional notes, together with the Notes, may constitute a single series of Notes under the Agency Agreement.
Interest:
•
Will be payable on the dates set forth on the cover of this prospectus supplement in lawful money of the United States of America to the registered holders of the Notes at the close of business on        and        , as the case may be, prior to the payment date, each a “Record Date”.

•
Will be calculated on the basis of a 360-day year of twelve 30-day months.

•
Will accrue from        , 2026.

•
Payments will begin on         , 2026.

Residual Maturity Call at the Option of the State Treasury
The State Treasury may, at its option, from and including the date falling      month prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, from and including the date falling      months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, and from and including the date falling      months prior to the maturity date of the 20   Notes to but excluding the maturity date of the 20   Notes, subject to having given not less than 30 nor more than 60 calendar days’ prior notice to the holders of the Notes in accordance with the terms and conditions of the

Notes (which notice shall be irrevocable and shall specify the date set for redemption), redeem all, but not some only, of the outstanding 20   Notes, 20   Notes or 20   Notes, as applicable, at their principal amount plus accrued interest up to but excluding the date set for redemption.
Fiscal Agent
The Agency Agreement governs the duties of the Agents. The State Treasury may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents.
Citibank, N.A., London Branch, is the Fiscal Agent, transfer agent and registrar of the Notes under the Agency Agreement.
The Fiscal Agent is an agent of the State Treasury, is not a trustee for the holders of the Notes and does not have the responsibility or duty to act for the holders of the Notes as would a trustee.
Form and Registration
The Notes will be issued in the form of one or more fully registered global notes, or the “Global Notes”, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the “Depositary” or “DTC”, and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes in the United States through the Depositary or in Europe through Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, société anonyme, or Clearstream, Luxembourg, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary.
The Clearing Systems
The Depositary advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Euroclear advises that the system it operates, the Euroclear System, was created in 1968 to hold securities for its participants, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law, collectively, the “Euroclear Terms and Conditions”. The Euroclear Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in the Euroclear System. All securities in the

Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by Euroclear.
Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.
Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within the Euroclear System and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.
Definitive Notes
Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of Euroclear and Clearstream, Luxembourg notifies the State Treasury that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act and in each case a successor clearing system is not appointed by the State Treasury within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, the State Treasury will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery or such Global Notes for cancellation.
If such certificates are issued and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, the Luxembourg Agent will act as paying agent and transfer agent in Luxembourg and the holders of the Notes will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg Agent, 69 route d’Esch, L-2953 Luxembourg. For as long as the Notes are listed on the Luxembourg Stock Exchange and such stock exchange so requires, the State Treasury will publish any changes as to the identity or location of the Luxembourg Agent in a leading daily newspaper in Luxembourg, which is expected to be the d’Wort, or on the website of the Luxembourg Stock Exchange at www.luxse.com.
Payments on the Global Notes
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, Luxembourg, as applicable; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as applicable, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). Euroclear or Clearstream, Luxembourg, as applicable, will, if the transaction meets its settlement requirements, deliver instructions to effect final settlement on its behalf by delivering or receiving Notes in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the Depositary.
Because of time zone differences, credits of Notes received in the Euroclear System or Clearstream, Luxembourg as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary’s settlement date. Such credits or any transactions in such Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the Depositary’s settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in the Depositary.
Although the Depositary, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of the Depositary, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Notices
As long as any Notes are listed and admitted to trading on the regulated market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, all notices regarding the Notes shall be published in a leading newspaper of general circulation in Luxembourg, which is expected to be the d’Wort, or on the internet site of the Luxembourg Stock Exchange at www.luxse.com.
Other Terms
For other terms of the Notes, including the negative pledge covenant and events of default, see “Description of the Securities” in the accompanying Prospectus.

TAXATION
The following discussion summarizes certain Polish and U.S. federal income tax considerations that may be relevant to you if you invest in the Notes. This summary is based on laws, regulations, rulings and decisions now in effect, any of which may change. Any such change could apply retroactively and could affect the continued validity of this summary.
This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding the Notes, including the relevance to your particular situation, as well as state, local or other tax laws.
Polish Tax Considerations
Non-Polish tax residents—individuals
Under Article 3(2a) of the Personal Income Tax Act dated July 26, 1991 (the “PIT Act”), natural persons who do not reside in Poland are subject to tax only on income (revenue) earned in Poland (limited tax obligation). Please note that, in principle, income participation in a company that is not a legal person, from joint ownership, joint venture, joint possession or joint use of property or property rights in each taxpayer shall be determined in proportion to his right to share in the profit (share) shall be combined with other income from sources from which income is subject to taxation according to the scale referred to in Article 27 (1) of the PIT Act. In the absence of evidence to the contrary, it shall be assumed that the rights to share in the profit (share) are equal (Article 8(1) of the PIT Act).
Pursuant to Article 3(2b) of the PIT Act, income (revenue) earned in the territory of the Republic of Poland in particular means income (revenue) from:
(i)
work performed in the Republic of Poland based on a service relationship, employment relationship, outwork system and co-operative employment relationship, irrespective of the place where remuneration is paid;

(ii)
activity performed in person in the Republic of Poland, irrespective of the place where remuneration is paid;

(iii)
business activity pursued in the Republic of Poland, including through a foreign establishment located in the Republic of Poland;

(iv)
immovable property located in the Republic of Poland or rights to such property, including from its disposal in whole or in part, or from the disposal of any rights to such property;

(v)
securities and financial derivatives which are admitted to public trading on the territory of the Republic of Poland on the regulated exchange market, including income (revenue) generated from the disposal of such securities, and the exercise of the rights arising from any of the above;

(vi)
the cancellation, repurchase, redemption, or any other annihilation of participation units in capital funds is conducted in accordance with the provisions in force in the Republic of Poland. These participation units are then disposed of against consideration;

(vii)
the transfer of the ownership of shares in a company, all of the rights and obligations in a company that is not a legal entity or shares in an investment fund, mutual fund institution or other legal entity and rights of similar character, or receivables being the result of holding such shares, all of the rights and obligations, participation titles or rights, if at least 50 per cent. of the assets of such company, company that is not a legal entity, such investment fund, such mutual fund institution or other legal entity, directly or indirectly, constitutes real estate located in the territory of the Republic of Poland or rights to such property;

(viii)
the transfer of the ownership of shares, all of the rights and obligations, shares in investment fund or rights of similar character in real estate company (in the meaning of the Polish tax regulations);

(ix)
the receivables settled, including receivables placed at disposal, paid out or deducted, by natural persons, legal persons, or organisational units without legal personality, having their place of residence, seat, or management board in the Republic of Poland, irrespective of the place of conclusion of the agreement and place of performance; and

(x)
unrealised gains as referred to in the exit tax regulations.

Since the issuer is a Polish entity, income from the Notes should be considered as earned in Poland. However, under Article 21(1)(130) of the PIT Act, interest on Notes offered on foreign markets and income from the disposal of such Notes for remuneration received by individuals who are not tax resident in the Republic of Poland are exempt from Polish personal income tax.
Although no Polish withholding tax is expected on interest payable on the Notes offered on foreign markets to non-Polish tax residents and, in principle, Polish tax provisions do not specifically require any documentation to confirm the right of a non-resident taxpayer to apply the exemption referred to in Article 21(1)(130) of the PIT Act which would allow the tax remitter not to collect Polish withholding tax, it cannot be excluded that in practice some documentation may be requested or required to identify that taxpayer as a non-resident taxpayer which is a tax beneficiary of the payment as defined by the Polish tax regulations and to apply a tax exemption.
However, if a non-Polish tax resident performs any business activities in Poland and the Notes and/or any income from such Notes are related to that Polish activity, the non-Polish tax resident could be required to report his/her income from the Notes in Poland. In addition, although the above exemptions would generally still apply, it cannot be excluded that any income due to foreign exchange differences might be subject to Polish taxation. You should consult your tax advisor about your particular situation.
According to Article 41(4aa) of the PIT Act, when verifying the conditions for the application of a lower withholding tax rate or for an exemption, or conditions for the non-collection of a withholding tax, arising from the provisions of tax law, a tax remitter shall be obliged to exercise due diligence. When assessing whether due diligence has been exercised, the nature, the scale of the tax remitter’s activity and the relation, within the meaning of Article 23m (1)(5) of the PIT Act, between the tax remitter and the taxpayer should be taken into account (i.e. whether the tax remitter is related with the non-Polish tax resident under Polish transfer pricing regulations). Please see also the section “Special provisions on withholding tax on large payments to non-Polish tax residents being related parties” below. Prospective investors in the Notes are advised to seek their own professional advice in relation to the withholding tax in such case.
Under Article 41(4) of the PIT Act, payer, other than an individual not acting within the scope of his/her business activity, is obliged to collect flat-rate income tax on payments made (benefits) or on the money or money equivalents made available to the taxpayer. However, under Article 41(4d) of the PIT Act, the entities operating securities accounts for the individuals, acting as tax remitters, should withhold the tax on this interest income and income from the issuer’s redemption of bonds on which periodic benefits are due if such income has been earned in the territory of Poland and is connected with registered securities, and the payment to the individual (the taxpayer) is made through those entities. These rules should also apply to the entities indicated in Article 3(2) of the Corporate Income Tax Act dated February 15, 1992 (the “CIT Act”) to the extent that they conduct business activity through a foreign establishment located within the territory of the Republic of Poland, if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, a foreign entity that does not operate through a permanent establishment in Poland, e.g. a foreign investment firm not acting through a Polish permanent establishment, should not be obliged to withhold the tax. Under Article 45(3b) of the PIT Act, if the tax is not withheld, the individual is obliged to settle the tax himself/ herself in his/her annual tax return. Under Article 45(1) of the PIT Act, the annual tax return should be submitted by 30 April of the following year.
Specific withholding tax consequences may relate to payments to omnibus accounts within the meaning of the provisions of the Act on Trading in Financial Instruments dated July 29, 2005 (hereinafter, the “Omnibus Accounts”). Pursuant to Article 30a(2a) of the PIT Act, with respect to income (revenue) from interest and income from the issuer’s redemption of bonds on which periodic benefits are due transferred to taxpayers holding rights attached to securities registered in Omnibus Accounts whose identity has not been revealed to the tax remitter in accordance with the Act on Trading in Financial Instruments, a 19 per cent. flat-rate tax should be withheld by the tax remitter from the aggregate income (revenue) released for the benefit of all such taxpayers through the Omnibus Account holder. Under Article 41(10) of the PIT Act, the tax remitters for securities registered in Omnibus Accounts are the entities operating the Omnibus Accounts through which the amounts due are paid. The tax is collected on the day of placing the amounts due at the disposal of the Omnibus Account holder. These rules should also apply to the entities indicated in Article 3(2) of the CIT Act to the extent that they conduct business activity through a foreign establishment located within the territory of the Republic of Poland, if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, foreign entities that do not operate through a Polish permanent establishment, e.g. foreign investment firms, should not be obliged to withhold the tax.

Pursuant to Article 41(4da) of the PIT Act, in the circumstances referred to in Articles 41(4d) (generally entities operating securities accounts for the individuals, acting as tax remitters)and 41(10) (generally entities operating omnibus accounts, acting as tax remitters), entities making payments due through securities accounts or omnibus accounts are required to notify the entities maintaining such accounts that there is a relationship between them and the taxpayer, within the meaning of Article 23m (1)(5) (related parties—please see definition below) and that the amount referred to in section 12 (generally, PLN 2 million) will be exceeded, at least seven days before making the payment. Entities providing such information are required to update it before making the actual payment if circumstances that the information concerns change. In addition, in accordance with Article 41(12d) of the PIT Act, in the circumstances referred to in sections 4d (generally entities operating securities accounts for the individuals, acting as tax remitters) and 10 (generally entities operating omnibus accounts, acting as tax remitters), the excess amount (generally, above PLN 2 million) and the existence of the relationship referred to in section 12 will be determined by the entity keeping securities accounts or omnibus accounts. The entity keeping securities accounts or omnibus accounts does not take into consideration the amounts of payments on which tax was collected in accordance with Article 30a(2a).
If withholding tax is required by law, the State Treasury of the Republic of Poland, acting as the issuer, should, in principle and subject to certain exceptions, pay the additional amounts that result in the Security holders receiving such amounts they would have received had no such withholding been required, in line with the section “Description of the Securities—Payment of Addition Amounts” in the accompanying Prospectus.
According to Article 21(1)(130c) of the PIT Act, exempted from Polish corporate income tax is: income realised by a taxpayer referred to in Article 3(2a) of the PIT Act from interest or discount on bonds:
(a)
with a maturity of not less than one year,

(b)
admitted to trading on a regulated market or introduced into an alternative trading system within the meaning of the Act on Trading in Financial Instruments of 29 July 2005, in the territory of the Republic of Poland or in the territory of a state which is a party to a double taxation treaty concluded with the Republic of Poland whose regulations define the principles of taxation of income from dividends, interest and royalties—unless, at the time when the income is earned, the taxpayer is related party, within the meaning of Art. 23m(1)(4) of the PIT Act or within the meaning of Art. 11a(1)(4) of the CIT Act (related parties—please see definition below), to the issuer of those bonds and holds, directly or indirectly, jointly with other related entities as defined in those provisions, more than 10% of the nominal value of those bonds.

In accordance with the Article 41(24) of the PIT Act, tax remitters shall not be obliged to collect tax on interest or discount, including in the case referred to in paragraph 12 (in principle it relates to rules regarding payments exceeding 2 million PLN, please see section Special provisions on withholding tax on large payments to non-Polish tax residents being related entities below), on:
1)
mortgage bonds;

2)
bonds:

(a)
with a maturity of not less than one year,

(b)
admitted to trading on a regulated market or introduced to an alternative trading system within the meaning of the provisions of the Act on Trading in Financial Instruments of 29 July 2005, in the territory of the Republic of Poland or in the territory of a state which is a party to a double taxation treaty concluded with the Republic of Poland, whose provisions define the principles of taxation of income from dividends, interest and royalties—excluding the tax remitter referred to in paragraphs 4d and 10 in respect of income (revenue) obtained by a taxpayer referred to in Article 3(1) of the PIT Act.

Under Article 41(24a) of the PIT Act, no tax shall be withheld in the case referred to in sub-paragraph 24(2) on condition that the issuer submits to the tax authority referred to in Article 44f(15) of the PIT Act a statement that the issuer exercised due diligence in notifying related parties to it within the meaning of Article 11a(1)(4) of the CIT Act or within the meaning of Article 23m(1)(4) of the PIT Act (related parties—please see definition below), except for entities whose relations arise exclusively from a relationship with the State Treasury or local government units or their associations, about the conditions of the exemption referred to in Article 21(1)(130c) of the PIT Act with respect to those related parties. The first sentence shall not apply to the State Treasury being an issuer of bonds.

In respect to income from the issuer’s redemption of bonds on which periodic benefits are due obtained by the natural persons subject to taxation only on the income (revenue) (limited tax liability), the below rules governing the taxation of “Interest income and income from the issuer’s redemption of bonds on which periodic benefits are due” should be applied accordingly.
These rules should be applied without prejudice to double tax conventions signed by the Republic of Poland (Article 4a of the PIT Act). However, the tax rate set out in the relevant convention can only apply, or such payment can only be avoided (if permitted under the convention), if the taxpayer proves his/her tax residency by presenting an appropriate tax residency certificate (Article 30a (2) of the PIT Act).
The tax remitter is required to act with due diligence in verifying the conditions for application of a lower tax rate or exemption or refraining from withholding the tax under provisions of the tax law. When assessing whether due diligence has been exercised, the nature, the scale of the tax remitter’s activity and the relationship within the meaning of Article 23m (1)(5) of the PIT Act between the tax remitter and the taxpayer shall be taken into account (Article 41(4aa) of the PIT Act). Moreover, the PIT Act sets out certain limitations to applying tax rate, exemption or refraining from withholding the tax under special provisions of law or double tax conventions for natural persons subject to limited tax liability in Poland (i.e., without tax residency in Poland) who are related parties (see: “Special provisions on withholding tax on large payments to non-Polish tax residents being related entities” below).
By the end of February of the year following the relevant fiscal year the tax remitter is required to send to the taxpayer, and to the tax office instrumental for the head of the tax office responsible for handling the taxation of foreign persons in discharging his duties, personalized information on an appropriate form (Article 42(2)(2) of the PIT Act). If the tax remitter discontinues its business before the lapse of this deadline for submission of the personalized information, the tax remitter should submit that information on or before the date of discontinuation of its business (Article 42 (3) of the PIT Act). Additionally, at the written request of the taxpayer, the tax remitter should prepare, within 14 days from receiving such a request, and send the personalized information referred to above to the taxpayer and to the tax office instrumental for the head of the tax office responsible for handling the taxation of foreign persons in discharging his duties (Article 42 (4) of the PIT Act).
If income (revenue) is remitted to taxpayers whose rights thereto derive from securities recorded on collective accounts and their identity was not disclosed to the remitter pursuant to the procedure set out in the Trading Act, the tax remitter is not obliged to make or remit personalized information on the amount of income with respect to such taxpayers (Article 42 (8) of the PIT Act).
Non-Polish tax residents—corporate income taxpayers
Pursuant to Article 3(2) of the CIT Act, taxpayers who do not have their seat or management board within the territory of the Republic of Poland are required to pay tax exclusively on income earned within the territory of the Republic of Poland.
Under Article 3(3) of the CIT Act, income (revenue) earned in the territory of the Republic of Poland in particular means income (revenue) from:
(i)
all types of activity pursued in the Republic of Poland, including through a foreign establishment located in the Republic of Poland;

(ii)
immovable property located in the Republic of Poland or rights to such property, including from its disposal in whole or in part, or from the disposal of any rights to such property;

(iii)
securities and financial derivatives which are admitted to public trading on the territory of the Republic of Poland on the regulated exchange market, including income (revenue) generated from the disposal of such securities, and the exercise of the rights arising from any of the above;

(iv)
the transfer of the ownership of shares in a company, all of the rights and obligations in a company that is not a legal entity or shares in an investment fund, mutual fund institution or other legal entity and rights of similar character, or receivables being the result of holding such shares, all of the rights and obligations, participation titles or rights, if at least 50 per cent. of the assets of such company, company that is not a legal entity, such investment fund, such mutual fund institution or other legal entity, directly or indirectly, constitutes real estate located in the territory of the Republic of Poland or rights to such property;

(v)
the transfer of the ownership of shares, all of the rights and obligations, shares in investment fund or rights of similar character in real estate company (in the meaning of the Polish tax regulations);

(vi)
the receivables settled, including receivables placed at disposal, paid out or deducted, by natural persons, legal persons, or organisational units without legal personality, having their place of residence, seat, or management board in the Republic of Poland, irrespective of the place of conclusion of the agreement and place of performance; and

(vii)
unrealised gains as referred to in the exit tax regulations.

Since the issuer is a Polish entity, income from the Notes should be considered as earned in Poland.
According to Article 21(1) of the CIT Act, income tax on revenue received within the territory of the Republic of Poland by taxpayers as referred to in Article 3(2) (non-Polish tax residents) from, in particular: interest; certain royalties; Services within market research, legal, advertising, data processing, management and control and advising and other similar services shall be 20% of the revenue.
However, under Article 17(1)(50) of the CIT Act, interest on Notes offered on foreign markets and income from the disposal of such notes for remuneration received by entities which do not have their seat and which do not have their management office in the Republic of Poland are exempt from Polish corporate income tax.
Although no Polish withholding tax is expected on interest payable on the Notes offered on foreign markets to non-Polish tax residents and, in principle, Polish tax provisions do not specifically require any documentation to confirm the right of a non-resident taxpayer to apply the exemption referred to in Article 17(1)(50) of the CIT Act which would allow the tax remitter not to collect Polish withholding tax, it cannot be excluded that in practice some documentation may be requested or required to identify that taxpayer as a non-resident taxpayer which is a tax beneficiary of the payment as defined by the Polish tax regulations and to apply a tax exemption.
According to Article 26(1) of the CIT Act, legal persons, organizational units having no legal personality and natural persons being entrepreneurs that make disbursements of amounts due on the grounds specified in Article 21(1) are obliged, as tax remitters, to collect, the lump-sum withholding tax on the said disbursements.
According to Article 26(1) of the CIT Act, when verifying the conditions for the application of a reduced withholding tax rate (other than 20% relevant for any payments provided for in art 21(1) of the CIT Act) or for an exemption, or conditions for the non-collection of a withholding tax, arising from special provisions or double taxation conventions, a tax remitter is obliged to exercise due diligence. In the assessment whether due diligence has been exercised, the character, the scale of the tax remitter’s activity and the relationship, within the meaning of Article 11a.1(5) of the CIT Act (related parties—please see definition below), between the tax remitter and the taxpayer should be taken into account. Please see also the section “Special provisions on withholding tax on large payments to non-Polish tax residents being related parties” below. Prospective investors in the Notes are advised to seek their own professional advice in relation to the withholding tax in such case. If withholding tax is withheld for a non-Polish tax resident, to receive a refund of such tax the taxpayer should contact its tax adviser.
Under Article 26(2c)(1) of the CIT Act, the entities operating securities accounts for taxpayers, acting as tax remitters, should withhold the tax on this interest income if such interest income (revenue) was earned in Poland and is connected with securities registered in said accounts, and the interest payment to the taxpayer is made through said entities. This rule should also apply to the entities indicated in Article 3(2) of the CIT Act (i.e. non-residents) to the extent that they conduct economic activity through a foreign establishment located within the territory of the Republic of Poland if the account on which the given securities are recorded is connected with the activity of that establishment.
Specific withholding tax consequences may relate to payments to Omnibus Accounts. Under Article 26(2a) of the CIT Act, with respect to income (revenue) from interest transferred to taxpayers holding rights attached to securities registered in Omnibus Accounts whose identity has not been revealed to the tax remitter in accordance with the Act on Trading in Financial Instruments, a 20 per cent. flat rate tax is withheld by the tax remitter from the aggregate income (revenue) released for the benefit of all such taxpayers through the Omnibus Account holder. Under Article 26(2b) of the CIT Act, the entity operating the Omnibus Account is the tax remitter. This rule should also apply to the entities indicated in Article 3(2) of the CIT Act (i.e. non- residents) to the extent that they conduct economic activity through a foreign establishment located within the territory of the Republic of Poland if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, foreign entities that do not operate through a Polish permanent establishment, e.g. foreign investment firms, should not be obliged to withhold the tax.
Pursuant to Article 26(2ca) of the CIT Act, in the circumstances referred to in Article 26(2c) (generally entities operating securities accounts or omnibus accounts), entities making payments due through securities accounts or omnibus accounts are required to notify the entities maintaining such accounts that there is a relationship between them and the taxpayer, within the meaning of Article 11a(1)(5) (related parties—please see definition below) and that the amount referred to in section 2e (generally PLN 2 million) will be exceeded, at least seven days before making the payment. Entities providing such information are required to update it before making the actual payment if circumstances that the information concerns change. In addition, in accordance with Article 26(2ed) of the CIT Act, in the circumstances referred to in section 2c (generally entities operating securities accounts or omnibus accounts), the excess amount and the existence of the relations referred to in section 2e (generally PLN 2 million) will be determined by the entity keeping securities accounts or omnibus accounts. The entity keeping securities accounts or omnibus accounts does not take into consideration the amounts of payments on which tax was collected in accordance with Article 26(2a).
If withholding tax is required by law, the State Treasury of the Republic of Poland, acting as the issuer, should, in principle and subject to certain exceptions, pay such additional amounts as will result in the Security holders receiving such amounts they would have received had no such withholding been required, in line with the section “Description of the Securities—Payment of Additional Amounts” in the accompanying Prospectus.
According to Art. 26(1m) of the CIT Act, where the entities referred to in Art. 26(1) of the CIT Act pay receivables from the sources listed in Art. 7b(1)(3) to (6) of the CIT Act (including revenues from securities) for the benefit of an entity having its registered office or management in a territory or state listed in regulations issued pursuant to Art. 11j(2) (i.e. so called list of states and territories that apply harmful tax competition), they are obliged to collect lump-sum income tax in the amount of 19 per cent. of the amount of the payment made. The provision of paragraph Art. 26(1) of the CIT Act should apply accordingly.
According to Article 17(1)(50c) of the CIT Act, exempted from Polish corporate income tax is: income realised by a taxpayer referred to in Article 3(2) of the CIT Act from interest or discount on bonds:
(a)
with a maturity of not less than one year,

(b)
admitted to trading on a regulated market or introduced into an alternative trading system within the meaning of the Act on Trading in Financial Instruments of 29 July 2005, in the territory of the Republic of Poland or in the territory of a state which is a party to a double taxation treaty concluded with the Republic of Poland whose regulations define the principles of taxation of income from dividends, interest and royalties—unless, at the time when the income is earned, the taxpayer is related party, within the meaning of Art. 11a(1)(4) of the CIT Act or within the meaning of Art. 23m(1)(4) of the PIT Act (related parties—please see definition below), to the issuer of those bonds and holds, directly or indirectly, jointly with other related entities as defined in those provisions, more than 10% of the nominal value of those bonds.

In accordance with the Article 26(1aa) of the CIT Act, tax remitters shall not be obliged to collect tax on interest or discount, including in the case referred to in paragraph 2e, on:
1)
mortgage bonds;

2)
bonds:

(a)
with a maturity of not less than one year,

(b)
admitted to trading on a regulated market or introduced to an alternative trading system within the meaning of the provisions of the Act on Trading in Financial Instruments of 29 July 2005, in the territory of the Republic of Poland or in the territory of a state which is a party to a double taxation treaty concluded with the Republic of Poland, whose provisions define the principles of taxation of income from dividends, interest and royalties.

Under Article 26(1ae) of the CIT Act, no tax shall be withheld in the case referred to in sub-paragraph 1aa(2) on condition that the issuer submits to the tax authority referred to in Article 28b(15) of the CIT Act a statement that the issuer exercised due diligence in notifying related parties to it within the meaning of Article 11a(1)(4) of the CIT Act or within the meaning of Article 23m(1)(4) of the PIT Act (related parties—

please see definition below), except for entities whose relations arise exclusively from a relationship with the State Treasury or local government units or their associations, about the conditions of the exemption referred to in Article 17(1)(50c) of the CIT Act with respect to those related parties. The first sentence shall not apply to the State Treasury being an issuer of bonds.
Polish tax residents—individuals
Under Article 3(1) of the PIT Act, natural persons residing in Poland are subject to tax on their total income (revenue) irrespective of the location of the sources of revenue (unlimited obligation to pay tax).
Under Article 3(1a) of the PIT Act, a Polish tax resident is a natural person who has his/her centre of personal or business interests (centre of vital interests) in Poland and/or who stays in Poland for longer than 183 days in a year. This regulation may be affected by specific regulations of the applicable tax treaty, under which, as a rule, the criterion of the centre of vital interests prevails.
Interest income and income from the issuer’s redemption of bonds on which periodic benefits are due
Under Article 30a (1)(2) of the PIT Act and accordingly under Article 30(1)(2a) of the PIT Act interest income (with the exception of interest representing income from the bond issuer’s redemption of the bonds referred to in the Article 30a(1)(2a) of the PIT Act) and income from the issuer’s redemption of bonds on which periodic benefits are due is subject to a 19 percent flat rate tax.
Income from the issuer’s redemption of bonds, as referred to in Article 30a (1)(2a) of the PIT Act, shall be the difference between the amount obtained from the redemption of the bonds together with the benefits obtained for the last period before the redemption of such bonds and the expenses incurred for the acquisition or purchase of such bonds on the primary or secondary market by the taxpayer or the taxpayer’s testator, but the amounts of interest paid by the taxpayer or his testator at the acquisition or purchase of the bonds shall not constitute expenses for the acquisition or purchase of the bonds, to the extent that such interest is not subject to tax or is exempt from tax (Article 24 (24) of the PIT Act).
Pursuant to the Article 30a(4) of the PIT Act, if it is not possible to identify the securities, in determining the discount or income from redemption by the issuer of bonds referred to in the Article 30a(1)(2a) of the PIT Act, it shall be assumed that in each case the income was earned from the securities acquired earliest (FIFO). This provision shall apply separately to each investment account.
Under Article 21(1)(119) of the PIT Act, interest received on Notes is exempt from personal income tax in the part that corresponds to the interest paid on the acquisition of the Notes from the issuer.
Under Article 30a(7) of the PIT Act, interest income (discount) from securities and income from the issuer’s redemption of bonds on which periodic benefits are due do not cumulate with general income subject to the progressive tax rate, but under Article 30a(1)(2) and (2a) of the PIT Act they are subject to tax at a flat rate of 19 per cent.
Under Article 41(4) of the PIT Act, payer, other than an individual not acting within the scope of his/her business activity, is obliged to collect flat-rate income tax on payments made (benefits) or on the money or money equivalents made available to the taxpayer. However, under Article 41(4d) of the PIT Act, the entities operating securities accounts for the individuals, acting as tax remitters, should withhold the tax on this interest income and income from the issuer’s redemption of bonds on which periodic benefits are due if such income (revenue) has been earned in the territory of Poland and is connected with securities registered in the said accounts, and the payment to the individual (the taxpayer) is made through those entities. These rules should also apply to the entities indicated in Article 3(2) of the CIT Act (i.e. non-residents) to the extent that they conduct business activity through a foreign establishment located within the territory of the Republic of Poland, if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, a foreign entity that does not operate through a permanent establishment in Poland, e.g. a foreign investment firm not acting through a Polish permanent establishment, should not be obliged to withhold the tax. Under Article 45(3b) of the PIT Act, if the tax is not withheld, the individual is obliged to settle the tax himself/herself in his/her annual tax return. Under Article 45(1), of the PIT Act, the annual tax return should be submitted by 30 April of the following year.
Separate, specific rules apply to interest income on securities held in Omnibus Accounts. Pursuant to Article 30a(2a) of the PIT Act, with respect to income (revenue) from interest and income from the issuer’s redemption of bonds on which periodic benefits are due transferred to taxpayers holding rights attached to securities registered in Polish Omnibus Accounts whose identity has not been revealed to the tax remitter in accordance with the Act on Trading in Financial Instruments, dated July 29, 2005, a 19 per cent. flat rate tax is withheld by the tax remitter (under Article 41(10) of the PIT Act, the entity operating the Omnibus Account) from the aggregate income (revenue) released for the benefit of all such taxpayers through the Omnibus Account holder. Under Article 41(10) of the PIT Act, so far as the tax remitters for securities registered in Omnibus Accounts are concerned, tax remitters shall be the entities operating the Omnibus Accounts through which the amounts due are paid. The tax is collected on the day of placing the amounts due at the disposal of the Omnibus Account holder. These rules should also apply to the entities indicated in Article 3(2) of the CIT Act (i.e. non-residents) to the extent that they conduct business activity through a foreign establishment located within the territory of the Republic of Poland, if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, foreign entities that do not operate through a permanent establishment in Poland, e.g. foreign investment firms not acting through a Polish permanent establishment, should not be obliged to withhold the tax.
Pursuant to Article 41(4da) of the PIT Act, in the circumstances referred to in Articles 41(4d) (generally entities operating securities accounts for the individuals, acting as tax remitters) and (10) (generally entities operating omnibus accounts, acting as tax remitters), entities making payments due through securities accounts or omnibus accounts are required to notify the entities maintaining such accounts that there is a relationship between them and the taxpayer, within the meaning of Article 23m(1)(5) (related parties—please see definition below) and that the amount referred to in section 12 (generally, PLN 2 million) will be exceeded, at least seven days before making the payment. Entities providing such information are required to update it before making the actual payment if circumstances that the information concerns change. In addition, in accordance with Article 41(12d) of the PIT Act, in the circumstances referred to in sections 4d (generally entities operating securities accounts for the individuals, acting as tax remitters) and 10 (generally entities operating omnibus accounts, acting as tax remitters), the excess amount (generally, above PLN 2 million) and the existence of the relationship referred to in section 12 will be determined by the entity keeping securities accounts or omnibus accounts. The entity keeping securities accounts or omnibus accounts does not take into consideration the amounts of payments on which tax was collected in accordance with Article 30a(2a).
Under Article 45(3c) of the PIT Act, taxpayers are obliged to disclose the amount of interest (discount) on securities (including the Notes) in the annual tax return if the Notes were registered in an Omnibus Account and the taxpayer’s identity was not revealed to the tax remitter.
In principle, if individuals hold Notes as a business asset, the income should be taxed according to separate rules. In particular, it could be either a tax at the 19 per cent. rate or the 12 per cent. to 32 per cent. progressive tax rate, depending upon the individual’s choice and the meeting of certain conditions. Individuals holding Notes as a business asset should consult their tax advisors for detailed information.
Income from disposing of Notes for remuneration
Under Article 30b(5) of the PIT Act, income from a disposal of securities, including the Notes, for remuneration does not accumulate with general income subject to the progressive tax rate or with income from business activity, but under Article 30b(1) of the PIT Act it is subject to a 19 per cent. flat rate tax. The income is calculated as the difference between the sum of revenues from a transfer of securities against a consideration and tax deductible costs, calculated on the basis of the relevant provisions of the PIT Act (Article 30b(2) of the PIT Act). Based on Article 17(2) and Article 19(1) of the PIT Act, if the price expressed in the contract without a valid reason significantly deviates from the market value, the amount of income is determined by the tax authority in the amount of the market value. The amount of tax payable should be calculated on the total amount of income from disposing of securities for remuneration, i.e. including the Notes and other securities (if any), in the given tax year.
The taxpayer himself/herself is obliged to settle the tax on the transfer of securities (including Notes) against a consideration. Taxpayers should prepare their annual tax return by the end of April of the year following the tax year in which the income was earned.
In principle, if individuals hold Notes as a business asset, the income should be taxed according to separate rules. In particular, it could be either a tax at the 19 per cent. rate or the 12 per cent. to 32 per cent. progressive tax rate, depending upon the individual’s choice and the meeting of certain conditions. Individuals holding Notes as a business asset should consult their tax advisors for detailed information.

Polish tax residents—corporate taxpayers
Under Article 3(1) of the CIT Act the entire income of taxpayers who have their registered office or management in Poland is subject to tax obligations in Poland, irrespective of where the income is earned.
According to Article 3(1a) of the CIT Act, a taxpayer has a management board within the territory of the Republic of Poland, amongst other things, when the taxpayer’s day-to-day affairs are conducted in Poland in an organized and continuous manner on the basis of, in particular:
(1)
a contract, decision, court order, or other document governing the establishment or operation of that taxpayer; and/or

(2)
powers of attorney granted; and/or

(3)
relationships within the meaning of Article 11a(1)(5) of the CIT Act (related parties—please see definition below).

Income (revenue) from the Notes, both on account of interest/discount and other income, including transfer of securities against a consideration, earned by a Polish tax resident corporate income taxpayer, is subject to income tax following the same general principles as those which apply to any other income received from business activity within the same source of revenue. As a rule, for Polish income tax purposes, interest is recognised as revenue on a cash basis, i.e. when it is received and not when it has accrued. Income from a transfer of securities against a consideration is in principle their value expressed in the price specified in the contract. If the price expressed in the contract, without a valid reason, significantly deviates from the market value, the revenue amount is determined by the tax authority in the amount of the market value (Article 14(1) of the CIT Act). Regarding capital gains, the cost of acquiring securities is recognised at the time the revenue from the disposal of the securities for remuneration is obtained. The taxpayer itself (without the involvement of the tax remitter) settles the tax on interest (discount) or capital gains on securities, which is aggregated with other income derived from business operations conducted by the taxpayer.
The appropriate tax rate is the same as the tax rate applicable to business activity, i.e. 19 per cent. for a regular corporate income taxpayer, in case the revenue is included in revenues other than revenues from capital gains, 9 per cent. for small taxpayers.
The tax rate is 23% for taxpayers:
•
who are domestic banks, foreign banks and credit institutions within the meaning of, respectively, Article 4(1)(1), (2) and (17) of the Act of August 29, 1997—Banking Law (the “Banking Law”), with the exception of taxpayers who are cooperative banks within the meaning of Article 20(1) of the Banking Act (Article 19(1)(3)(a) of the CIT Act);

•
a tax capital group comprising a domestic bank within the meaning of Article 4(1)(1) of the Banking Law, insofar as the income of that bank remains within the total income of the companies comprising that tax capital group (Article 19(1)(3)(b) of the CIT Act).

With certain exceptions resulting from transitional provisions, the tax rate will be 30% in 2026 and 26% in 2027.
The tax rate is 21% for taxpayers who are:
•
a cooperative bank within the meaning of Article 20(1) of the Banking Law (Article 19(1)(4)(a) of the CIT Act);

•
a cooperative savings and credit union (Article 19(1)(4)(b) of the CIT Act).

With certain exceptions resulting from transitional provisions, the tax rate will be 27% in 2026 and 23% in 2027.
The tax rate is 11% for taxpayers referred to in Article 19(1)(3)(a) of the CIT Act or Article 19(1)(4) of the CIT Act who meet the condition specified in Article 19(1)(2) of the CIT Act, with the provisions of Article 1a-1e applying accordingly.
With certain exceptions resulting from transitional provisions, the tax rate will be 17% in 2026 and 13% in 2027.

Although Polish corporate income taxpayers should not be subject to Polish withholding tax, such tax may be withheld under specific rules applying to interest income on securities held in Omnibus Accounts. Under Article 26(2a) of the CIT Act, with respect to income (revenue) from interest transferred to taxpayers holding rights attached to securities registered in Omnibus Accounts whose identity has not been revealed to the tax remitter in accordance with the Act on Trading in Financial Instruments, a 20 per cent. flat rate tax is withheld by the tax remitter from the aggregate income (revenue) released for the benefit of all such taxpayers through the Omnibus Account holder. Under Article 26(2b) of the CIT Act, the entity operating the Omnibus Account is the tax remitter. If such tax is withheld for a Polish corporate income taxpayer, to receive a refund of such tax the taxpayer should contact its tax adviser. This rule should also apply to the entities indicated in Article 3.2 of the CIT Act (i.e. non-residents) to the extent that they conduct economic activity through a foreign establishment located within the territory of the Republic of Poland if the account on which given securities are recorded is connected with the activity of that establishment. Consequently, foreign entities that do not operate through their permanent establishments in Poland, e.g. foreign investment firms, should not be obliged to withhold the tax.
Pursuant to Article 26(2ca) of the CIT Act, in the circumstances referred to in Article 26(2c) (generally entities operating securities accounts or omnibus accounts), entities making payments due through securities accounts or omnibus accounts are required to notify the entities maintaining such accounts that there is a relationship between them and the taxpayer, within the meaning of Article 11a(1)(5) (related parties—please see definition below) and that the amount referred to in section 2e (generally PLN 2 million) will be exceeded, at least seven days before making the payment. Entities providing such information are required to update it before making the actual payment if circumstances that the information concerns change. In addition, in accordance with Article 26(2ed) of the CIT Act, in the circumstances referred to in section 2c (generally entities operating securities accounts or omnibus accounts), the excess amount (generally above PLN 2 million) and the existence of the relations referred to in section 2e will be determined by the entity keeping securities accounts or omnibus accounts. The entity keeping securities accounts or omnibus accounts does not take into consideration the amounts of payments on which tax was collected in accordance with Article 26(2a).
Under Article 7 of the CIT regulations, income is determined separately for each relevant source of revenue, i.e. revenues from capital gains are separated from revenues from other sources. Correspondingly, the tax losses are determined separately for each of these sources of revenue, whereby a tax loss from one source of revenue may not be deducted against the income from the other source of revenue. Within the same source of revenue, losses can be deducted for five consecutive tax years, in an amount not exceeding 50 per cent. of the loss in any of those years. A taxpayer may also deduct from the tax base once over the next five consecutive tax years up to PLN 5 million of the loss incurred (in an amount however not exceeding 50 per cent. of the loss in any of those years). In principle, the income (revenue) from the Notes, including their transfer against a consideration, is combined with revenues from capital gains (Article 7b(1) of the CIT Act). In the case of insurers, banks and some other entities (financial institutions), the income (revenue) from the Notes, including their transfer against a consideration is included in revenues other than revenues from capital gains (Article 7b(2) of the CIT Act).
Special provisions on withholding tax on large payments to non-Polish tax residents being related entities
Corporate income tax
Under Article 26(2e) of the CIT Act, if the total amount of payments made to a related entity on the bases specified in Article 21(1)(1) (including interest/discount on notes) and Article 22(1) exceeds PLN 2 million in total in the payer’s tax year for the same taxpayer, legal persons, unincorporated organisational units and individual business owners are obliged as payers to withhold, subject to Article 26(2g) of the CIT Act on the day of payment, a flat-rate income tax on those payments based on the tax rate set out in Article 21(1)(1) (20 per cent. in the case of interest/discount on notes) or Article 22(1)on any amount exceeding the PLN 2 million threshold, without being able not to withhold that tax on the basis of an appropriate double tax treaty, and also without taking into account exemptions or rates resulting from special regulations or double tax treaties (hereinafter the “Obligation to Withhold Tax”). For the purposes of this provision, related entities are understood to be entities within the meaning of Article 11a(1)(4) of the CIT Act (Article 26(2ea) of the CIT Act).
The Obligation to Withhold Tax does not apply to entities that are taxpayers referred to in Article 3(1) of the CIT Act, i.e., Polish tax residents (Article 26(2eb) of the CIT Act).

However, if a payment has been made which, without a justified economic reason, is not classified as a receivable listed in Article 21(1)(1) or Article 22(1) of the CIT Act, Article 26(2e) applies accordingly (Article 26(2ec) of the CIT Act).
In addition, in accordance with Article 26(2ed) of the CIT Act, in the circumstances referred to in Article 26(2c) of the CIT Act, the excess amount and the existence of the relationships referred to in Article 26(2e) of the CIT Act will be determined by the entity keeping securities accounts or omnibus accounts. The entity keeping securities accounts or omnibus accounts does not take into consideration the amounts of payments on which tax was collected in accordance with Article 26(2a) of the CIT Act.
Under Article 26(2i) and 26(2j) of the CIT Act, if the payer’s tax year is longer or shorter than 12 months, the amount to which the Obligation to Withhold Tax applies is calculated by multiplying 1/12 of PLN 2 million and the number of months that have begun in the tax year in which the payment was made; if the calculation of that amount is not possible by reference to the payer’s tax year, the Obligation to Withhold Tax shall apply accordingly to the payer’s current financial year and, in its absence, with respect to the payer’s other period with features specific to the financial year, no longer however than 23 consecutive months.
Under Article 26(2k) of the CIT Act, if the payment was made in a foreign currency, to determine whether the amount to which the Obligation to Withhold Tax applies was exceeded, the amounts paid are converted into PLN at the average exchange rate published by the National Bank of Poland on the last business day preceding the payment day.
Under Article 26(2l) of the CIT Act, if it is not possible to determine the amount paid to the same taxpayer, it is presumed that it exceeded the amount from which the Obligation to Withhold Tax applies.
Under Article 26(7a) of the CIT Act, the Obligation to Withhold Tax does not apply if the payer has declared that:
(a)
it holds the documents required by the tax law for the application of the tax rate or tax exemption or non-taxation under special regulations or double tax treaties; and

(b)
after the verification of the conditions to apply an exemption or reduced withholding tax rate resulting from special regulations or double tax treaties, it is not aware of any grounds for the assumption that there are circumstances that exclude the possibility of applying the tax rate or tax exemption or non-taxation under special regulations or double tax treaties.

The above is to be declared by the head of the unit within the meaning of the Accounting Act (e.g. the Issuer’s management board) and, if the entity is managed by a multi-person authority, by the person being a member of such authority. The declaration cannot be made by proxy. The declaration is to be made in electronic form not later than the payment day (Article 26(7b) and 26(7c) of the CIT Act).
The declaration may be made by the deadline relevant for payment of the tax for the month in which the amount referred to in Article 26(2e) of the CIT Act was exceeded (Article 26(7c) of the CIT Act).
In the case of withholding tax as a result of the Obligation to Withhold Tax, if double tax treaties or special regulations provide for a tax exemption or reduced tax rate, the taxpayer or tax remitter (if the taxpayer has paid tax with its own funds and has borne the economic burden of such tax, e.g. as a result of a gross-up clause) may apply for a refund of that tax by submitting the relevant documents and declarations. When recognising that the refund is justified, the tax authorities shall carry it out within six months.
This restriction also does not apply where a binding opinion on the application of a preference is applicable. In accordance with Article 26(2g) of the CIT Act, if the total amount of receivables for items listed in Article 21(1)(1) and Article 22(1) of the CIT Act paid to a taxpayer in the remitter’s tax year exceeds the amount referred to in Article 26(2e) of the CIT Act, legal persons, organizational units without legal personality and natural persons who are entrepreneurs can elect not to collect the tax based on an appropriate double taxation treaty, but instead may apply the rate resulting from such treaty or the exemption referred to in Article 21(3) or Article 22(4) of the CIT Act based on the applicable opinion on the application of a preference.
Pursuant to Article 26b(1) of the CIT Act, an opinion on the remitter’s application of the exemption from the collection of a flat-rate income tax on the receivables paid to such taxpayer, as referred to in Article 22(1) of the CIT Act, and/or the application of a tax rate resulting from an applicable double taxation treaty or failure to collect tax under such treaty (an opinion on the application of a preference) is issued by a tax authority at the request of: (i) the taxpayer; (ii) the remitter; or (iii) the person paying the receivables through entities operating securities accounts or omnibus accounts—if the request demonstrates compliance with the conditions set out in Article 22(4-6) of the CIT Act or the conditions for the application of a double taxation treaty.
The request for an opinion on the application of preferences is made electronically. The tax authority responsible for issuing opinions on the application of preferences is the head of the tax office having jurisdiction over the taxpayer’s registered office and, in the case of taxpayers who are subject to a limited tax obligation in the territory of the Republic of Poland and taxpayers having rights from securities registered in omnibus accounts, whose identity has not been disclosed to the remitter in accordance with the procedure provided for in the Act on Trading in Financial Instruments, it is the head of a tax office competent in matters of foreign taxation.
In accordance with Article 26b(3) of the CIT Act, an opinion on the application of a preference may be refused in the case of:
1)
a taxpayer’s failure to comply with the conditions set out in Article 21 of the CIT Act or the conditions for the application of a double taxation treaty;

2)
the existence of justified concerns as to compliance with the actual state of affairs of the documentation attached to the request or the taxpayer’s statement that the taxpayer is the beneficial owner of the receivables;

3)
the existence of a reasonable presumption that a decision has been issued pursuant to Article 119a of the Tax Ordinance (the so-called general anti-abuse clause), with the use of measures restricting contractual advantages or pursuant to Article 22c of the CIT Act; and

4)
the existence of a reasonable presumption that a taxpayer subject to a limited tax obligation in the territory of the Republic of Poland does not carry out actual economic activity in the taxpayer’s country of residence for tax purposes.

A refusal to give an opinion on the application of a preference can be appealed to an administrative court (Article 26b(4) of the CIT Act).
An opinion on the application of a preference is given without undue delay, no later than six months after the date of receipt of the request by the tax authority (Article 26b(5) of the CIT Act).
An opinion on the application of a preference will, as a general rule, expire 36 months after the date of its issue, unless there is a prior substantial change in the factual circumstances that may affect the fulfilment of the conditions for applying the exemption in question. In such case, the provisions of the CIT Act indicate specific expiration dates for the preference opinion.
Pursuant to the Regulation of the Minister of Finance dated December 28, 2022, regarding the exclusion of the obligation to withhold flat-rate corporate income tax (the “Regulation”), the application of the Obligation to Withhold Tax is excluded in relation to interest/discount on bonds issued by the State Treasury of the Republic of Poland, which are received by taxpayers who do not have their seat or management board within the territory of the Republic of Poland. This rule may be however applied only if conditions for non-remittance of the tax, application of tax rate or exemption resulting from specific tax provisions or double tax treaties are fulfilled. Moreover, according to the Regulation the Obligation to Withhold Tax is excluded in the period from January 1, 2023 until December 31, 2026 in the cases referred to in Article 26(2c) of the CIT Act.
Personal income tax
Analogous provisions apply to personal income tax, including Article 41(12) of the PIT Act, which provides for an analogous tax withholding obligation. While the Regulation of the Minister of Finance dated December 28, 2022, regarding the exclusion of the obligation to withhold flat-rate personal income tax is the equivalent of the Regulation described above.
Related parties
Under Art. 11a(1)(5) of the CIT Act (and analogically in accordance with the Art. 23m(5) of the PIT Act) “links” shall mean the relations referred to in subparagraph Art. 11a(1)(4) of the CIT Act (and analogically in accordance with the Art. 23m(1)(4) of the PIT Act), existing among related entities.

In accordance with the Art. 11a(1)(4) of the CIT Act (and analogically in accordance with the Art. 23m(1)(4) of the PIT Act), related entities shall mean:
a)
entities of which one entity exercises a significant influence on at least one other entity or

b)
entities on which a significant influence is exercised by:

•
the same other entity or

•
the spouse or a relative by consanguinity or affinity up to the second degree of a natural person exercising a significant influence on at least one entity, or

c)
a partnership without legal personality and its shareholder, or

ca)
a partnership referred to in Article 1(3)(1) of the CIT Act and its general partner, or

cb)
a partnership referred to in Article 1(3)(1a) of the CIT Act and its shareholder, or

d)
a taxable person and their foreign establishment, and in the case of a tax capital group—a company being its part and its foreign establishment;

Solidarity levy on income from disposal of notes for consideration generated by natural persons subject to either unlimited or limited tax liability in Poland (i.e. notwithstanding their tax residence)
According to Article 30h of the PIT Act, natural persons are required to pay a solidarity levy at the rate of 4 per cent. of the base amount for its calculation. The base amount for calculation of the solidarity levy is the amount in excess of PLN 1 million of the sum of incomes subject to taxation pursuant to Article 27 Section 1, 9 and 9a, Article 30b (i.e. in particular the income from disposal of notes for a consideration), Article 30c and Article 30f of the PIT Act, decreased by the premiums referred to in Article 26 Section 1 item 2 and 2a of the PIT Act and the amounts referred to in Article 30f Section 5 of the PIT Act, deducted from such incomes.
In calculating the base amount of the solidarity levy for a given calendar year, one should include the incomes and the incomes deductions as described above, as reported in:
•
the annual tax calculation referred to in Article 34 Section 7 of the PIT Act (the annual tax calculation prepared and sent by social allowance authorities to the taxpayers receiving income, in particular, from age and disability allowance) if such a reconciliation shows a payable tax; and

•
the tax returns referred to in Article 45 Section 1, Section 1a item 1 and 2 and Section 1aa of the PIT Act for which the filing deadline falls within the period starting on the day following the lapse of the time period for filing of the solidarity levy amount statement in the year preceding that calendar year, to the last day for submission of the solidarity levy amount statement.

Natural persons are required to file the solidarity levy amount statements on the official forms provided by 30 April of the calendar year and pay the levy by the same day.
Individuals holding Notes as a business asset should consult their tax advisors for detailed information.
Tax remitter’s liability
Under Article 30 paragraph 1 of the Tax Ordinance dated August 29, 1997 (the “Tax Ordinance”), a tax remitter that has not performed its obligation to calculate and withhold tax from a taxpayer, or to transfer the appropriate amount of tax to the relevant tax office, is liable for tax not withheld, or tax withheld but not transferred to the relevant tax office. The remitter is liable for those obligations with all of its assets. Under Article 30 paragraph 5 of the Tax Ordinance, the provisions on the tax remitter’s liability do not apply if separate provisions provide otherwise, or if the tax has not been withheld through the taxpayer’s fault, save for particular cases set out in of Article 30 paragraph 5a-5c of the Tax Ordinance. In particular, in accordance with the Article 30 paragraph 5c, in the cases referred to in Article 41 section 24a, item 2 of the PIT Act and Article 26, section 1aa item 2 of the CIT Act, if the statement made by the issuer referred to in Article 41, section 24a of the PIT Act and Article 26 section 1ae of the CIT Act is not true, the liability for the uncollected tax shall be borne by the issuer.

Civil law transactions tax
Under Art. 1.1.1.a of the Tax on Civil Law Transactions Act dated September 9, 2000 (the “PCC Act”), agreements for sale or exchange of assets or proprietary rights are subject to tax on civil law transactions. The Notes should be considered as representing proprietary rights. Transactions are taxable if their subjects are:
1)
assets located in Poland or proprietary rights exercisable in Poland;

2)
assets located abroad or proprietary rights exercisable abroad if the acquirer’s place of residence or registered office is located in Poland and the civil law transaction was carried out in Poland.

Although this is not clearly addressed in the law and there are grounds to classify rights incorporated in the Notes as rights exercisable outside of Poland, it is likely that the Notes will be considered as rights exercisable in Poland. Consequently, as a rule, the tax should apply regardless of the place where a sale or exchange transaction is concluded.
Tax on the sale or exchange of the Notes is 1 per cent. of their market value. It is payable within 14 days after the sale or exchange agreement has been entered into. However, if such agreement has been entered into in notarial form, the tax due should be withheld and paid by the notary public. Tax on sale of the Notes is payable by the entity acquiring the Notes. In the case of exchange agreements, tax on civil law transactions should be payable by both parties jointly and severally.
Under Article 9(7) of the PCC Act, a sale of Treasury bonds and bills is exempt from civil law transactions tax; therefore, no Polish civil law transactions tax should apply to a sale of the Notes.
General Anti Abuse Regulations
On 15 July 2016, General Anti Abuse Regulations were introduced into the Polish legal system. In accordance with Article 119a§1 of the Tax Ordinance , amended as at January 1, 2019, an act will not result in deriving a tax benefit if deriving the tax benefit being at variance, in given circumstances, with the object of goal of a tax Act or provision thereof, was the main or one of the main objectives of performing it, and the mode of action was artificial (taxation avoidance). In the situation listed in § 1, the tax consequences of a given action are determined based on the circumstances which would occur if the proper action was performed (Article 119a§2 of the Tax Ordinance). A proper action includes an action which an entity could perform in given circumstances if such entity acted reasonably and for lawful purposes other than achieving a tax benefit contrary to the subject and purpose of a tax law or tax provision and the manner of acting would not be artificial. Proper action could be also failure to act (Article 119a§3 of the Tax Ordinance).
If, in the course of proceedings, the party indicates an appropriate action, the tax consequences will be determined based on the circumstances that would occur if such action were performed (Article 119a§4 of the Tax Ordinance). According to Article 119a§5 of the Tax Ordinance, the provisions of § 2-4 do not apply if the circumstances indicate that the achievement of such tax benefit would be the only purpose of performing the action referred to in § 1. In such case, the tax consequences are determined based on the circumstances which would occur if such action was not performed.
According to new tax regulations which came into force on January 1, 2019, the exemplary list of considerations used for determination, whether an arrangement is artificial has been extended. The following considerations should be taken into account:
(a)
an unjustified division of operations;

(b)
the use of intermediaries despite a lack of economic or commercial grounds for their presence;

(c)
the state of affairs following the arrangements is identical or similar to the state existing before the activity was undertaken;

(d)
the state of affairs cancel out or compensate each other;

(e)
commercial risk exceeding expected other than tax benefits to such extent that a reasonable party would not choose acting in such manner;

(f)
obtained tax benefit is not reflected in commercial risk or cash flows incurred by a party;

(g)
profit before taxation, which is slight in comparison to a tax benefit, which does not result directly from actually borne economic loss; and

(h)
arrangement of an entity, which does not conduct actual business activity or does not have material economic function, or has its seat or residency in harmful tax competition states.

The Global Minimum Tax
Effective January 1, 2025, Poland implemented a global minimum tax for large multinational and domestic companies, based on the Act of November 6, 2024, on compensatory taxation of component units of international and national groups. This is in accordance with the EU Directive 2022/2523 and the OECD’s Pillar II initiative.
The tax applies to multinational and domestic groups with an annual consolidated revenue of at least EUR 750 million in at least two of the four fiscal years immediately preceding the1 relevant tax year.
The global minimum tax rate is set at 15%. The tax is calculated based on the group’s effective tax rate (ETR) in each jurisdiction where it operates. If the ETR is below 15%, a top-up tax is levied to bring the total tax to the minimum level.
Poland implemented three types of top-up taxes:
(a)
Qualified Domestic Minimum Top-up Tax (QDMTT):   A domestic top-up tax applied to low-taxed constituent entities within Poland.

(b)
Income Inclusion Rule (IIR):   A top-up tax applied at the level of the ultimate parent entity of a group, on its share of the low-taxed income of its constituent entities.

(c)
Undertaxed Profits Rule (UTPR):   A backstop tax applied when the IIR is not applied or is insufficiently effective.

To simplify compliance and reduce the administrative burden for businesses, Poland will introduce both transitional and permanent safe harbors:
(a)
Transitional Safe Harbors:   These allow companies to assume a zero top-up tax under certain conditions, without requiring full ETR calculations. For example, this may apply when revenue and profit in a jurisdiction are below certain thresholds.

(b)
Permanent Safe Harbors:   These offer simplified calculation methods or exemptions from the global minimum tax under specific circumstances. Examples include a de minimis exclusion for jurisdictions with low revenue and profit, and simplified calculations for certain types of income.

U.S. Federal Income Tax Considerations
The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of acquiring, holding and disposing of the Notes and does not purport to be a complete analysis of all potential tax effects relating to an investment in the Notes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and proposed U.S. Treasury regulations (“Treasury Regulations”), and administrative and judicial interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax considerations described in this summary. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation or all tax considerations that may be relevant to U.S. Holders (as defined below) in light of their particular circumstances, including the impact of unearned income Medicare contribution tax or the alternative minimum tax. In addition, it does not address all U.S. federal income tax consequences that may be applicable to investors subject to special tax rules, including, without limitation: (i) financial institutions (including banks); (ii) insurance companies; (iii) dealers or traders in stocks, securities, currencies or notional principal contracts; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) individual retirement and other tax-deferred accounts; (viii) mutual funds; (ix) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that hold the Notes through partnerships or other pass-through entities; (x) holders that are not U.S. Holders (as defined below); (xi) investors that hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; (xii) investors that have a functional currency other than the U.S. dollar; (xiii) U.S. Holders that hold the Notes through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside of the United States; (xiv) persons that hold the Notes in connection with a trade or business conducted, or a permanent establishment located, outside the United States; (xv) U.S.

expatriates and former long-term residents of the United States; and (xvi) persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This summary addresses only the U.S. federal income tax considerations for initial purchasers of the Notes who purchase Notes for cash as part of the initial distribution at their “issue price” (the first price at which a substantial amount of Notes is sold for money, excluding sales to underwriters, placement agents or wholesalers) and assumes that investors will hold the Notes as capital assets (generally, property held for investment).
For the purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or any other entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States or any state thereof, including the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (1)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more “United States persons” as defined in Section 7701 of the Code have the authority to control or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner and the partnership should consult their tax advisors as to the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of the Notes.
THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Payments of Interest
General
Payments of interest on a Note (including any Additional Amounts, if any, and any non-U.S. tax deducted or withheld with respect thereto) will be included in the gross income of a U.S. Holder as ordinary income at the time such payments are received or accrued, in accordance with the U.S. Holder’s method of U.S. federal income tax accounting. It is expected and this discussion assumes that the Notes will be issued with less than a statutorily defined de minimis amount of original issue discount.
Interest paid by the State Treasury on the Notes (including any Additional Amounts paid, if any, and any non-U.S. tax deducted or withheld with respect thereto) will generally constitute income from sources outside the United States. For U.S. foreign tax credit limitation purposes, interest on the Notes generally will constitute “passive category income”. Any non-U.S. withholding tax paid by or on behalf of a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations (including holding period and at risk rules). In addition, Treasury Regulations (the “Foreign Tax Credit Regulations”) restrict the availability of any such credit based on the nature of the withholding tax imposed by the foreign jurisdiction, although certain U.S. Internal Revenue Service guidance allows taxpayers to defer the application of many aspects of the Foreign Tax Credit Regulations until new guidance or Treasury Regulations are issued. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the foreign tax credit rules and the availability of foreign tax credits.
Sale or Other Disposition of Notes
A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be its cost. Except to the extent attributable to accrued but unpaid interest (which will be taxable as such), gain or loss recognized on the sale or other disposition of a Note will be capital gain or loss and will generally be treated as from sources within the United States. In the case of a U.S. Holder that is an individual, estate or trust, the maximum marginal federal income tax rate applicable to capital gains is currently lower than the maximum marginal rate applicable to ordinary income if the Notes are held for more than one year. The deductibility of capital losses is subject to significant limitations under the Code.
Because a U.S. Holder may use foreign tax credits against only the portion of U.S. federal income tax liability that is attributed to income from sources outside the United States in the same category, a U.S. Holder’s ability to utilize a foreign tax credit with respect to any non-U.S. tax imposed on a sale, exchange, redemption, retirement or other taxable disposition, if any, may be significantly limited. In addition, any non-U.S. tax imposed on any such sale, exchange, redemption, retirement or other taxable disposition, if any, are likely not creditable under the Foreign Tax Credit Regulations, although, as noted above, certain U.S. Internal Revenue Service guidance allows taxpayers to defer the application of many aspects of the Foreign Tax Credit Regulations until new guidance or Treasury Regulations are issued. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the foreign tax credit rules and the availability of foreign tax credits.
Backup Withholding and Information Reporting
In general, payments of principal and interest on, and the proceeds of a sale, redemption or other disposition of, the Notes, payable to a U.S. Holder by a U.S. paying agent or other U.S. or U.S.-connected intermediary are subject to information reporting and may be subject to backup withholding, unless the U.S. Holder provides an accurate taxpayer identification number or certification of exempt status or otherwise complies with the applicable backup withholding requirements. Certain U.S. Holders are not subject to backup withholding. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability as long as the holder timely provides the required information to the IRS.
Foreign Asset Reporting
Certain U.S. Holders are required to disclose on their U.S. federal income tax returns certain information relating to an interest in the Notes, subject to certain exceptions (including an exception for Notes held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the Notes and regarding their tax reporting obligations.

UNDERWRITING
Under the terms and subject to the conditions stated in the Underwriting Agreement dated the date of this prospectus supplement, each Underwriter named below has severally, and not jointly, agreed to purchase, and the State Treasury has agreed to sell to each Underwriter, the principal amount of Notes set forth opposite the Underwriter’s name in the table below at a discount from the price indicated on the cover page of this prospectus supplement.
Underwriter	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes
Citigroup Global Markets Inc.	U.S.$	U.S.$	U.S.$
Goldman Sachs Bank Europe SE	U.S.$	U.S.$	U.S.$
J.P. Morgan SE	U.S.$	U.S.$	U.S.$
Société Générale	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$
The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to purchase all the Notes if they purchase any of the Notes.
The Underwriters initially propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the Notes to dealers at that price less a concession not in excess of        percent of the principal amount of the 20   Notes, a concession not in excess of        percent of the principal amount of the 20   Notes and a concession not in excess of        percent of the principal amount of the 20   Notes. The Underwriters may allow, and the dealers may re-allow, a discount not in excess of        percent of the principal amount of the 20   Notes, a discount not in excess of        percent of the principal amount of the 20   Notes and a discount not in excess of        percent of the principal amount of the 20   Notes, to other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may from time to time be varied by the Underwriters.
Application will be made to list and trade the Notes on the regulated market of the Luxembourg Stock Exchange only. The State Treasury cannot guarantee that the application to the Luxembourg Stock Exchange will be approved and settlement of the Notes is not conditional upon obtaining the listing. The State Treasury has been advised by the Underwriters that they intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters, however, are not obligated to make a market in the Notes and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.
The Notes are offered for sale in the United States and elsewhere where such offer and sale are permitted.
Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page of this prospectus supplement.
The State Treasury estimates that its share of the total expenses of the offering of the Notes, excluding underwriting discounts and commissions, will be approximately U.S.$        .
In connection with the offering, the Underwriters are permitted to engage in transactions to stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of the Prospectus, the Underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
Neither the State Treasury nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the State Treasury nor any of the Underwriters makes any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the Underwriters may not be U.S. registered broker-dealers and therefore, to the extent that they intend to effect any sales of the Notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities, and have in the past and may in the future engage in investment banking and commercial banking transactions with the Republic of Poland.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the Republic of Poland. All of the Underwriters or affiliates thereof are primary dealers of securities issued by the Republic of Poland. The Underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
The State Treasury has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of any of those liabilities.
Delivery of the Notes is expected on or about            , 2026, which will be the business day following the date of pricing of the Notes. Since trades in the secondary market generally are required to settle in one business day, purchasers who wish to trade Notes prior to one business day before delivery may be required, by virtue of the fact that the Notes initially will settle in T+   , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to the settlement date should consult their own advisor.

OFFERING RESTRICTIONS
Poland
In accordance with paragraph 6.1 of the Regulation of the Polish Minister of Finance of December 15, 2010 on the conditions for issuing Treasury bonds offered on the foreign markets, in the primary market, Notes may be acquired by natural persons legal persons, or companies without legal personality.
United Kingdom
Each of the Underwriters (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the State Treasury of the Republic of Poland; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
Hong Kong
The Notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CWUMPO”) or which do not constitute an offer to the public within the meaning of the CWUMPO.
No person may issue or have in its possession for the purpose of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Japan
The Notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). The Notes offered by this prospectus supplement may not be offered or sold and will not be, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (“MAS”). Accordingly, the Notes have not been offered or sold or caused to be made the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.
Any reference to the “SFA” is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1)(c) of the SFA:   In connection with Section 309B of the SFA and the CMP Regulations 2018, the Issuer has determined the classification of the Notes as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendation on Investment Products).
China
The Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the People’s Republic of China.
Korea
The Notes have not been and will not be registered under the Financial Services Commission of Korea for a public offering in Korea under the Korea Financial Investment Services and Capital Markets Act (the “FSCMA”). The Notes have not been and will not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea (“FETL”) and its Enforcement Decree) within one year of the issuance of the Notes, except as otherwise permitted under the applicable Korean laws and regulations, including the FSCMA and the FETL and the decrees and regulations thereunder.
Switzerland
The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering in Switzerland is made to professional clients within the meaning of the FinSA only and the Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.
Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection this offering.

GENERAL INFORMATION
Listing and Clearance
Application will be made to list and trade the Notes on the regulated market of the Luxembourg Stock Exchange only. Copies of this prospectus supplement, the accompanying Prospectus and the Agency Agreement, so long as any of the Notes are outstanding, will be made available free of charge at the main office of the listing agent. So long as the Notes remain in global form, the listing agent will act as intermediary between the Luxembourg Stock Exchange and the Republic of Poland and the holders of the Notes.
The 20   Notes have been assigned International Security Identification No. (ISIN)      and CUSIP No.      . The 20   Notes have been assigned International Security Identification No. (ISIN)      and CUSIP No.      . The 20   Notes have been assigned International Security Identification No. (ISIN)      and CUSIP No.      .
Authorization
The terms of the Notes have been approved by the Minister of Finance and Economy of the Republic of Poland, acting on behalf of the State Treasury of the Republic of Poland, pursuant to the Polish Act of August 27, 2009 on Public Finance, the Regulation of the Polish Minister of Finance of December 15, 2010 on the conditions for issuing Treasury bonds offered on the foreign markets and the letter of issue No.    of the Minister of Finance and Economy dated            , 2026 for the 20   Notes, the letter of issue No.     of the Minister of Finance and Economy dated             , 2026 for the 20   Notes and the letter of issue No. of       the Minister of Finance and Economy dated              , 2026 for the 20   Notes.
Paying Agent
Banque Internationale à Luxembourg, société anonyme has been appointed by the State Treasury as the Luxembourg Agent with respect to the Notes.
The Notes will be issued under the Fiscal Agency Agreement, known as the Agency Agreement, to be dated as of              , 2026, among the State Treasury, Citibank, N.A., London Branch, known as the Fiscal Agent, transfer agent and registrar and Banque Internationale à Luxembourg, société anonyme, known as the Luxembourg Agent, and, together with the Fiscal Agent, transfer agent and registrar known as the Agents, the form of which has been filed as an exhibit to the Registration Statement under Schedule B declared effective on April 1, 2026.
Documents
Copies of the following documents are available for inspection at the specified office of the Luxembourg Agent:
•
an English translation of the Republic of Poland’s Budget Act for 2026; and

•
the Agency Agreement executed by the State Treasury, Citibank, N.A., London Branch and Banque Internationale à Luxembourg, société anonyme.

Litigation
Except as disclosed or incorporated by reference in this prospectus supplement or in the accompanying Prospectus, the State Treasury is not involved in any litigation or arbitration proceedings which are material in the context of the issue of the Notes nor so far as it is aware are any such proceedings pending or threatened.
Material Adverse Change
Except as disclosed or incorporated by reference in this prospectus supplement or in the accompanying Prospectus, there has been no adverse change in the financial condition of the Republic of Poland which is material in the context of the issue of the Notes.
Freely Transferable
In accordance with the Rules and Regulations of the Luxembourg Stock Exchange, no transaction, once effected on such stock exchange, may be cancelled.

Where You Can Find More Information
So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the Agency Agreement, the Underwriting Agreement and the Notes may be inspected at the registered office of the Luxembourg Agent.
All of these documents have been filed with the SEC and are available to the public over the internet at the SEC’s website at www.sec.gov. The prospectus supplement and the accompanying Prospectus, including the documents containing the information incorporated by reference, if any, will also be published on the website of the Luxembourg Stock Exchange, www.luxse.com. You may also obtain a copy of all such documents free of charge at the office of the Luxembourg Agent.

LEGAL MATTERS
Certain legal matters with respect to the Notes will be passed upon on behalf of the Republic of Poland by or on behalf of the Director of the Legal Department at the Ministry of Finance, Warsaw, Poland, by White & Case LLP, special United States counsel for the State Treasury, and by White & Case M. Studniarek i Wspólnicy—Kancelaria Prawna sp.k., Polish counsel for the State Treasury. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins LLP, special United States counsel for the Underwriters and by Rymarz, Zdort, Maruta, Wachta, Gasiński, Her i Wspólnicy sp.k., Polish counsel for the Underwriters. All statements with respect to matters of Polish law included in this prospectus supplement or the accompanying Prospectus have been passed upon by the Director of the Legal Department of the Ministry of Finance and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS
Information included herein which is identified as being derived from a publication of, or supplied by, the Republic of Poland or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the Republic of Poland. All other information herein other than included under the captions “Underwriting” and “Offering Restrictions” herein, is included as a public official statement made on the authority of Andrzej Domański, Minister of Finance and Economy of the Republic of Poland.

THE STATE TREASURY
of
THE REPUBLIC OF POLAND
Represented by
The Minister of Finance and Economy
Debt Securities
The State Treasury of the Republic of Poland may offer up to U.S.$10,000,000,000 of its debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be unconditional, unsecured and general obligations of the Republic of Poland. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Republic of Poland and will be backed by the full faith and credit of the Republic of Poland.
The State Treasury of the Republic of Poland will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

March 27, 2026

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that the State Treasury of the Republic of Poland (known as the “State Treasury”) filed with the Securities and Exchange Commission (the “SEC”), under a “shelf” registration process. Under this shelf registration process, the State Treasury may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$10,000,000,000. This prospectus provides you with basic information about the Republic of Poland (“Poland”), and a general description of the debt securities the State Treasury may offer. Each time the State Treasury sells debt securities under this shelf registration process, it will provide a prospectus supplement that will contain updated information about Poland, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement. References herein to the prospectus are also to the relevant prospectus supplement.
Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.
All references to “U.S. dollars”, “USD” or “U.S.$” in this prospectus are to United States dollars, all references to “złoty” or “PLN” are to Polish złoty, all references to “EUR” are to the euro, the currency of the adopting member states of the European Union (the “EU”) and all references to “CHF” are to Swiss francs. All currency conversions in this prospectus are at the National Bank of Poland’s (the “NBP”) official middle rate of exchange on a particular date or calculated at the average of the middle rates of exchange for a particular period.
For your convenience, the State Treasury has converted certain amounts from złoty into U.S. dollars at the average exchange rate for each relevant period or the exchange rate in effect on a given date. The following table sets forth the złoty to U.S. dollar, the złoty to euro and the U.S. dollar to euro exchange rates for the last day of the periods indicated and the average exchange rates during the periods indicated.
	2021	2022	2023	2024	2025
	(PLN per U.S. $)(1)
End of period	4.0600	4.4018	3.9350	4.1012	3.6016
Average	3.8629	4.4607	4.2021	3.9812	3.7588
	(PLN per EUR)(1)
End of period	4.5994	4.6899	4.3480	4.2730	4.2267
Average	4.5674	4.6869	4.5430	4.3064	4.2402
	(U.S.$ per EUR)(2)
Year end	1.1318	1.0698	1.1062	1.0351	1.1746
Average for year	1.1830	1.0534	1.0817	1.0822	1.1304

(1)
Source: The NBP.

(2)
Source: Federal Reserve Bank of New York.

For information on the convertibility of the złoty, see “Balance of Payments and Foreign Trade—Exchange Rate Policy.”
Poland’s Government budgets on a calendar year basis and, accordingly, quarterly data represent the relevant quarters of a calendar year.
Official economic data in this prospectus may not be directly comparable with data produced by other sources. Although a range of government ministries and other public bodies, including the State Treasury, the NBP and Statistics Poland, produce statistics on Poland and its economy, there can be no assurance that these statistics are comparable with those compiled by other bodies, or in other countries, which may use different methodologies. You should be aware that figures relating to Poland’s Gross Domestic Product (“GDP”) and many other figures relating to Poland’s national accounts and economy cited in this prospectus have been prepared in accordance with EU standards as implemented in Poland (the European System of National and Regional Accounts 2010 (“ESA 2010”), unless otherwise stated—see “Public Finance”) and may differ from figures prepared by other bodies, which may use a different methodology. The existence of an unofficial or unobserved economy may affect the accuracy and reliability of statistical information. You should also be aware that none of the statistical information in this prospectus has been independently verified.

i

Totals in certain tables in this prospectus may differ from the sum of the individual items in such tables due to rounding. In addition, certain figures contained in this prospectus are estimates prepared in accordance with procedures customarily used in Poland for the reporting of data. Certain other figures are preliminary in nature. In each case, the actual figures may vary from the estimated or preliminary figures set forth in this prospectus.
Unless otherwise stated, all references to increases or decreases in GDP are to increases or decreases in real GDP, that is, to increases or decreases in nominal GDP adjusted to reflect the rate of inflation over the relevant period. References to the inflation rate are, unless otherwise stated, to the annual percentage change calculated by comparing the consumer price index (“CPI”) of a specific month against the index for the same month in the immediately preceding year.
This prospectus includes forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding, among other things, Poland’s economy, budget, fiscal condition and policies, politics, debt or prospects may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “project”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or the like. Although the State Treasury believes that the expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to be correct. The State Treasury undertakes no obligation to update the forward-looking statements contained in this prospectus or any other forward-looking statement included herein.
Poland’s long-term foreign currency and local currency debt is rated by certain rating agencies. You should be aware that a credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in Poland’s credit rating could adversely affect the trading price of securities issued by Poland under the shelf registration process to which this prospectus relates.
You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or any free writing prospectus that we provide to you. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any of our securities in any jurisdiction in which such offer or solicitation would be unlawful.
Poland’s internet address is http://www.poland.pl and the Ministry of Finance’s internet address is http://www.mf.gov.pl. The information contained on or accessible from our websites does not constitute a part of this prospectus and is not incorporated by reference herein.

MIFID II PRODUCT GOVERNANCE/TARGET MARKET
The prospectus supplement in respect of any debt securities offered under this shelf registration process may include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the debt securities being offered and which channels for distribution of the debt securities are appropriate. Any person subsequently offering, selling or recommending the debt securities (a “distributor”) should take into consideration the target market assessment; however, a distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) is responsible for undertaking its own target market assessment in respect of the debt securities (by either adopting or refining the target market assessment) and determining appropriate distribution channels.
A determination will be made in relation to each offering about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), any underwriter subscribing for any debt securities is a manufacturer in respect of such debt securities, but otherwise none of the underwriters, dealers or agents or any of their respective affiliates will be a manufacturer for the purpose of the MIFID Product Governance Rules.

UK MiFIR PRODUCT GOVERNANCE / TARGET MARKET
The prospectus supplement in respect of any debt securities may include a legend entitled “UK MiFIR Product Governance”, which will outline the target market assessment in respect of the debt securities being offered and which channels for distribution of the debt securities are appropriate. Any person subsequently offering, selling or recommending the debt securities (a “distributor”) should take into consideration the target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the debt securities (by either adopting or refining the target market assessment) and determining appropriate distribution channels.
A determination will be made in relation to each offering about whether, for the purpose of the UK MiFIR Product Governance Rules, any underwriter subscribing for any debt securities is a manufacturer in respect of such debt securities, but otherwise none of the underwriters, dealers or agent or any of their respective affiliates will be a manufacturer for the purpose of the UK MiFIR Product Governance Rules.

v

USE OF PROCEEDS
Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from the sale of securities will be used to finance Poland’s state budget or for general financing purposes. See “Public Finance.”

THE REPUBLIC OF POLAND
Overview
Poland is one of the largest countries in Central Europe, with a total territory (comprising land area, internal waters and territorial sea) of 313,937 square kilometers. Situated on the Baltic Sea, Poland has a coastline of 687 kilometers (of which the Hel Peninsula—79 kilometers; excluding coastline in the Szczecin Lagoon, Kamieński Lagoon and Vistula Lagoon) and is bordered by Germany, the Czech Republic, Slovakia, Ukraine, Belarus, Lithuania and Russia. Poland’s terrain comprises largely lowlands traversed by its main river, the Vistula, with lakes, rivers and marshes across the northern and central regions, and several mountain ranges, including the Tatras, in the south. At the end of 2024, forests in Poland covered an area of 9,289.0 thousand ha (92,890.42 square kilometers), i.e., 29.6 percent of the area of the country, and 134,305 square kilometers of arable land (approximately 42.8 percent of Poland’s total land area).
With a population of approximately 37.5 million in 2024, Poland is also one of the most populous countries in Central Europe. Population density is estimated at approximately 119 persons per square kilometer, with approximately 59.4 percent of the population living in urban areas. Warsaw, the capital of Poland and its largest city, has an estimated population of 1.864 million. There are 12 other urban centers, each having a population in excess of 200,000.
Poland is an ethnically and religiously homogeneous country. According to the 2021 census, which is the latest available data, and excluding foreigners living in Poland, approximately 99.0 percent of the population is ethnically Polish and approximately 99.6 percent of the population speaks Polish at home. Germans constitute the largest national minority, numbering over 141,000 Polish citizens, concentrated principally in Silesia. Smaller national minorities have cultural ties to neighboring states such as Belarus, Ukraine and Lithuania. It is estimated that approximately 90 percent of the population is Roman Catholic.
A map of Poland is shown below:

N Poland
Baltic Sea
RUSSIA
Vilnius
LITHUANIA
54°
Gdynia
Gdańsk
Elbląg
Olsztyn
Szczecin
Bialystok
Bydgoszcz
Thorun
BELARUS
Gorzów
Wielkopolski
Berlin
Poznań
Warsaw
(Warszawa)
GERMANY
POLAND
Lódź
UKRAINE
Radom
Lublin
Wroclaw
Częstochowa
Kielce
Walbrzych
Zabrze
Sosnowiec
Katowice
Kraków
Prague
(Praha)
50°
CZECH
REPUBLIC
SLOVAKIA
0
50
100 mi
0
50
100 km
16°
20°

Recent Developments
Russian aggression in Ukraine and its impact on Poland
Throughout 2021, the Russian military build-up on the border of Ukraine escalated tensions between Russia and Ukraine and strained bilateral relations. These events continued in 2022 with Russia commencing a full-scale military invasion of Ukraine in February 2022. On February 21, 2022, Russian President Vladimir Putin recognized the independence of two self-proclaimed “republics” created during the Ukrainian war by Russian-backed separatists in eastern Ukraine: the Donetsk People’s Republic and the Lugansk People’s Republic. Under international law, both “republics” are in Ukrainian territory. On February 24, 2022, Russia invaded Ukraine, thereby starting its military aggression. As of the date of this prospectus, the invasion is still ongoing with fighting and bombings taking place in many Ukrainian cities.
The US, UK, and EU have imposed extensive sanctions on Russia and Belarus, targeting politicians, oligarchs, banks, and companies. These measures include freezing assets, removing Russian banks from the SWIFT system, banning Russian aircraft from airspace, and halting the Nord Stream 2 pipeline. The EU has introduced successive sanctions packages, including bans on imports of coal, oil, and other goods, restrictions on Russian vessels and transport operators, and prohibitions on new investments in the Russian energy sector. These sanctions have led many European companies to exit Russia or Belarus, and the EU continues to extend and expand these measures. The EU’s most recent sanctions, its 19th sanctions package, adopted on October 23, 2025, targets Russia’s war economy. These sanctions impose a total ban on Russian liquefied natural gas imports starting January 1, 2027, while intensifying measures against the so-called “shadow fleet”, now listing an additional 117 vessels. It eliminates exemptions for major firms like Rosneft and Gazprom Neft on oil and gas imports, sanctions Chinese refineries and UAE oil traders buying Russian crude and extends bans to third-country ports aiding Russia.
In response to Russia’s invasion of Ukraine, the EU provided financial support to member states hosting refugees and granted Ukraine EU candidate status, later opening accession negotiations. The conflict has also disrupted energy supplies, with Gazprom halting gas deliveries to several European countries and Poland terminating its gas contract with Russia, replacing supplies through alternative sources like the Baltic Pipe. Legal actions against Russia for violations of international law are ongoing before the International Court of Justice, the European Court of Human Rights, and the International Criminal Court, with Poland actively supporting Ukraine’s case.
During the course of the Russian aggression in Ukraine, Poland has been actively supporting Ukraine, both financially and by other means, including humanitarian help and sheltering refugees. Currently, as a result of the Russian aggression in Ukraine, Poland is hosting around one million refugees from Ukraine, 75 percent of whom were integrated into the Polish job market as of the second quarter of 2025. According to the 2025 Budget Act dated January 9, 2025 (the “2025 Budget Act”), the cost of assistance to Ukrainian citizens is estimated at PLN 9.2 billion in 2025. As at the date of this prospectus, the cost of assistance to Ukrainian citizens is estimated at PLN 3.2 billion in the period between January 1, 2026, and March 4, 2026, and the total cost for the rest of 2026 cannot be assessed, as no regulation has been adopted yet.
As of February 2026, Russian forces continue to occupy approximately 20 percent of Ukrainian territory, including the southeastern regions of Luhansk, Donetsk, Zaporizhzhia and Kherson. Hostilities remain ongoing. Russian military operations have included continued bombardment of Ukrainian cities and critical energy infrastructure. In response, Ukraine has carried out long-range drone and missile attacks targeting Russian oil infrastructure, military sites and defense industrial facilities.
A third round of U.S.-brokered peace talks among Russia, Ukraine and the United States took place on February 17-18, 2026, in Geneva, however, significant obstacles remain, including disagreements over territorial concessions and security guarantees. As of the date of this prospectus, it remains uncertain whether, and in what form, a peace agreement or ceasefire will be concluded.
The ongoing conflict in Ukraine has had, and may continue to have, material effects on Poland, including heightened security risks, increased public expenditures and operational disruption. Poland remains a key logistics corridor for assistance to Ukraine and Poland continues to host a substantial displaced population from Ukraine. In response to the elevated threat environment, Poland has announced additional border and air-defense measures and proposed increased defense spending for 2026 to approximately 4.8% of GDP. In addition, evolving sanctions and related countermeasures may contribute to volatility in regional energy and trade conditions affecting Poland.

Constitution, Government and Political Parties
The Constitution and Political System
Under the Constitution adopted in 1997, a bicameral Parliament (comprising an upper chamber, known as the Senate, and a lower chamber, known as the Sejm) is elected for a four-year term in general elections and, with respect to the Sejm only, using a system of proportional representation. The Sejm consists of 460 members and the Senate consists of 100 members. Generally, electoral rules for the Sejm stipulate that a minimum of 5.0 percent share of the popular vote must be gained by a party (8.0 percent for party coalitions) to gain seats. Under the Constitution, fascist, communist and racist political parties are banned. All legislation must be approved by the Sejm and the Senate and signed by the President. In addition, the Sejm has the power to overrule the Senate by an absolute majority vote and to overrule the President by a 60.0 percent majority vote comprising at least half the total number of deputies. The President, with the approval of the Senate, or the Sejm, may call a referendum on matters of fundamental importance to the country.
The Constitution also establishes the independence of the NBP, Poland’s central bank, which is responsible for maintaining the value of the national currency, the Polish złoty. The Constitution also grants the NBP the exclusive power to set and implement monetary policy. Under the Constitution, the Government is prohibited from incurring loans or issuing guarantees or sureties if, as a result, public debt would exceed 60 percent of GDP. There are also certain budget-related requirements that apply if public debt exceeds 43, 48 or 55 percent of GDP. See “Public Debt—Debt Management.” Under Article 220, paragraph 2 of the Constitution, a budget act may not provide for the financing of the budget deficit by the NBP. These limitations are intended to safeguard the fiscal health of the economy.
Under the Constitution, the President is directly elected for a five-year term and may be re-elected only once. Presidential powers include the right to initiate legislation, to veto certain legislative acts and, in certain instances, to dissolve Parliament. The President’s power to dissolve Parliament is limited to instances where the Sejm fails to present the annual budget act for the President’s signature within four months of receipt thereof from the Government, or where the Sejm fails to pass a vote of confidence in the Government following attempts to nominate a government in the manner provided for in the Constitution. The President commands the armed forces, represents the State in its foreign relations, appoints judges at the request of the National Council of the Judiciary and nominates the Prime Minister, who is subsequently approved by the Sejm by means of a vote of confidence. At the President’s request, the Sejm appoints the president of the NBP.
The Prime Minister is the head of the Council of Ministers and is responsible for forming the Government, which must then receive a vote of confidence from the Sejm. The Council of Ministers runs internal and foreign affairs of the State.
Poland is divided into 16 provinces, known as voivodships, headed by provincial governors known as voivodes (appointed by the Government), who represent the Government at the voivodship level. There are also three levels of independent territorial self-government: voivodships (headed by 16 marshals), 314 powiats and 66 cities with powiat status and 2,479 basic units of locally elected governments, known as gminas. Marshals and heads of powiats are elected by the voivodship assembly while heads of gminas are elected by popular vote. All of the self-governing entities are financially autonomous and independent of each other and of the Government. The voivode ensures that the local regulations are not in conflict with the national law. The self-governing entities are financed by a share of national taxes, state subsidies and by their own revenues, such as local taxes and fees. The gminas are entitled under the Constitution to exercise powers that are not designated as powers of other public authorities.
Judicial authority is vested in the Supreme Court and the common courts (appellate, regional and lower courts), the administrative courts (the Primary Administrative Court and voivodship administrative courts) and the military courts. A separate Constitutional Tribunal has jurisdiction over all matters relating to constitutional issues.
Current Government and Politics
The most recent presidential election concluded on June 1, 2025, after two rounds. The two competing candidates were Karol Nawrocki (the civic presidential candidate), and Rafal Trzaskowski (mayor of Warsaw, Civic Coalition (Koalicja Obywatelska) party). Karol Nawrocki won the election with 50.89 percent of the vote and assumed office on August 6, 2025. The next presidential election is scheduled for 2030.

The most recent Parliamentary elections were held on October 15, 2023. Following those elections, PiS received 35.38 percent of the vote, Koalicja Obywatelska 30.70 percent, Trzecia Droga (coalition of Polskie Stronnictwo Ludowe and Polska 2050) 14.40 percent, Nowa Lewica 8.61 percent and Konfederacja Wolność i Niepodległość 7.16 percent.
The following table shows a breakdown of the distribution of seats in the Sejm (by party) and the Senate (by party) as at the date of this prospectus:
Sejm	Seats
PiS	188
Koalicja Obywatelska	156
Lewica	21
Polskie Stronnictwo Ludowe	32
Konfederacja Wolność i Niepodległość	16
Polska 2050	15
Centrum	15
Razem	4
Demokracja Bezpośrednia	4
Konfederacja Korony Polskiej	3
Unaffiliated	6
Total	460
Senate	Seats
PiS	34
Koalicja Obywatelska	43
Lewica	8
Trzecia Droga	9
Koło Senackie “NOWA Polska”	3
Centrum	3
Total	100

Source: Sejm and Senate.
The most recent local elections were held in April 2024, with votes spread between local committees and the main political parties. Of the two largest political parties, Prawo i Sprawiedliwość (“PiS”) received 34.27 percent of the national vote and 239 of 552 available seats in the voivodship assemblies (the provincial or regional assemblies), while Koalicja Obywatelska received 30.59 percent of the national vote and 210 seats in the voivodship assemblies. The next local elections will be held in 2029.
The most recent European Parliament elections were held on June 9, 2024. Of the two largest political parties, Koalicja Obywatelska received 37.06 percent of the national vote and PiS received 36.16 percent.
Government Policies and Legislative Agenda
Reform of the Polish judicial system
In recent years, the Government has focused on reforms in the judicial system. These reforms have reduced judicial independence from other state bodies. As a result, the European Commission initiated an official review of Poland’s commitment to EU standards for adherence to the rule of law.
The European Commission initiated Article 7 proceedings against Poland in December 2017, pursuant to which the European Council (“EC”) may have ruled that Poland has committed a serious and persistent breach of common EU values and could have decided to suspend certain rights Poland has as member of the EU, including the voting rights of the Government’s representative in the EC, and/or imposed economic sanctions such as limiting Poland’s access to EU funds and subsidies. In a decision of May 29, 2024, the European Commission withdrew the reasoned proposal that had triggered the Article 7 proceedings against Poland. The European Commission confirmed that there is no longer a clear risk of a serious breach of the rule of law in Poland.

One of the key features of the judicial reform was lowering the retirement age of judges of the ordinary courts (i.e., courts having jurisdiction over all matters save for those statutorily reserved to other courts) and public prosecutors, and the age for early retirement of judges of the Supreme Court, but granting the Minister of Justice the power to extend the period of active service of judges of the ordinary courts beyond the new retirement ages. In its judgment C-192/18 of November 5, 2019, the EU Court of Justice stated that these reforms were contrary to EU law.
Another aspect of judicial reform in Poland was the newly created Disciplinary Chamber of the Supreme Court, which has jurisdiction over disciplinary matters of judges. On January 23, 2020, the judges of the three joint Supreme Court Chambers (Labor and Social Security, Civil Law and Criminal Law) ruled that the Disciplinary Chamber is not an independent court. The same position was taken by the European Commission. As a result, the EU Court of Justice instructed Poland to immediately suspend applying local law provisions concerning the jurisdiction of the Disciplinary Chamber of the Supreme Court. On July 15, 2021, the EU Court of Justice issued a final judgment (Case C-791/19) confirming that the Disciplinary Chamber does not provide all the guarantees of impartiality and independence, and the disciplinary regime could be used in order to exert political control over judicial decisions or to exert pressure on judges with a view to influencing their decisions. Poland was obliged to take the measures necessary to rectify the situation.
On April 1, 2021, the European Commission brought an action against Poland in the EU Court of Justice for Poland’s failure to fulfill its obligations (Case C-204/21) regarding, among other things, the Disciplinary Chamber, the Extraordinary Review and Public Affairs Chamber of the Supreme Court and the ability to monitor compliance with the EU requirements relating to an independent and impartial tribunal previously established by law by the Polish national courts.
Since Poland did not comply with its obligations under that order, on October 27, 2021, the EU Court of Justice ordered Poland to pay the European Commission a daily penalty in the amount of EUR 1,000,000 until Poland complies with the obligations arising from the order of July 14, 2021, or, if it fails to do so, until the date of delivery of the final judgment. On April 21, 2023, the Vice-President of the EU Court of Justice issued an order for interim measures (in Case C-204/21R), according to which the amount of the fine which the Republic of Poland was ordered to pay to the European Commission by order of the Vice-President of the Court of October 27, 2021, was reduced to EUR 500,000 per day from the date of signature of that order.
On May 7, 2021, the European Court of Human Rights ruled that Poland had violated the provisions of the European Convention on Human Rights regarding the right to a fair trial by a court established by law. Moreover, on July 22, 2021, the European Court of Human Rights ruled that the Disciplinary Chamber did not meet the requirements of a court established by law and that the National Council of the Judiciary did not guarantee sufficient independence.
On August 5, 2021, the head of the Supreme Court partially suspended the Disciplinary Chamber’s operations until the issuance of a judgment of the EU Court of Justice in the matter or until November 15, 2021, if a judgment was not issued by that date.
On October 7, 2021, Poland’s Constitutional Tribunal declared Articles 1, 2 and 19 of the Treaty on the European Union to be partially unconstitutional. On October 21, 2021, the European Parliament adopted a resolution condemning the decision of the Constitutional Tribunal and called on the European Commission to take action in this matter. On December 22, 2021, the European Commission decided to initiate infringement proceedings against Poland due to serious concerns about judgments of the Constitutional Tribunal issued on July 14, 2021, and October 7, 2021, in which the Constitutional Tribunal found provisions of the EU treaties to be incompatible with the Constitution, explicitly questioning the principle of primacy of EU law. The European Commission also questioned the fulfillment of the requirements by judges of the Constitutional Tribunal under Article 19 par. 1 of the Treaty on the European Union and the conformity of the jurisprudence of this Tribunal with general principles, including primacy of EU law.
In February 2022, the President of Poland proposed a law to disband the Disciplinary Chamber of the Supreme Court and to establish in its place the Chamber of Professional Responsibility with 11 judges chosen via a draw. PiS also proposed a law regarding the Disciplinary Chamber, in accordance with which the Disciplinary Chamber would be responsible for the disciplinary proceedings of professions other than that of judges (e.g. prosecutors, advocates, legal advisers or notaries public).
On June 9, 2022, the Polish Parliament adopted the law amending the Law on the Supreme Court, which addressed the issues indicated in the judgment of July 15, 2021, in case C-791/19. The draft was signed into law by the President of Poland on June 13, 2022, and became binding on July 15, 2022.

On February 15, 2023, the European Commission decided to refer Poland to the EU Court of Justice for violations of law by Poland’s Constitutional Tribunal and Poland’s jurisprudence. The European Commission argued that the Constitutional Tribunal in its judgments of July 14, 2021, and October 7, 2021, violated the general principles of autonomy, primacy, effectiveness and uniform application of EU law, as well as the principle of binding effect of the judgments of the EU Court of Justice. The European Commission asserted that the judgments also violate Article 19(1) of the Treaty, which guarantees the right to effective judicial protection, by subjecting it to an unduly restrictive interpretation. Individuals involved in proceedings before Polish courts have thus been deprived of the full guarantees provided by this Article. The European Commission also stated that the Constitutional Tribunal no longer meets the requirements of an independent and impartial court previously established by law due to irregularities in the appointment of three judges in December 2015 and in the election of the president in December 2016.
On June 5, 2023, the EU Court of Justice delivered the judgement in the Case C-204/21 and ruled that, among other things, by conferring on the Disciplinary Chamber jurisdiction to hear and determine cases having a direct impact on the status of judges, adopting the law prohibiting any national court from verifying compliance with the requirements stemming from EU law relating to the guarantee of an independent and impartial tribunal previously established by law, and establishing the exclusive jurisdiction of the Extraordinary Review and Public Affairs Chamber to examine complaints and questions of law concerning the lack of independence of a court or a judge, Poland has failed to fulfill its obligations under the EU law. If Poland refuses to adapt its legislation to the content of the judgment, this could expose the country to further sanctions to be imposed by the EU.
In the Case C-448/23 the Advocate General’s opinion having been delivered on March 11, 2025, proposing that Poland has failed to fulfil its obligations under the second subparagraph of Article 19 par. 1 of the Treaty on the European Union, the general principles of autonomy, primacy, effectiveness and uniform application of EU law and has disregarded the binding effect of the EU Court of Justice’s judgments. On December 18, 2025, in the Case C-448/23 the EU Court of Justice ruled that Poland’s Constitutional Tribunal infringed principles of EU law in disregard of the case-law of the EU Court of Justice.
Poland has taken a series of complex measures—legislative and non-legislative—in order to restore the rule of law and respect for the constitutional order in accordance with the EU’s standards.
Among others, Poland has recognized the primacy of EU law and committed to a full implementation of the rulings of the EU Court of Justice and of the European Court of Human Rights relating to the rule of law, including judicial independence.
In 2024, 2025 and into 2026, Poland continued to make significant strides in addressing concerns regarding judicial independence and the rule of law.
In February 2024, the European Commission issued a positive assessment of Poland’s first application for payments from the Recovery and Resilience Facility (the “RRF”). Poland’s actions were also recognized in the new edition of the annual Rule of Law Report published in 2024, in which the European Commission noted progress in the implementation of all recommendations in all four pillars: the justice system, the anti-corruption framework, media pluralism and media freedom, and other institutional issues related to checks and balances.
Following the European Commission’s withdrawal of the Article 7 reasoned proposal in May 2024, Poland accelerated efforts to align its judicial system with the EU standards. The government undertook further legislative reforms aimed at strengthening the independence of the judiciary, including measures to enhance the transparency of judicial appointments and disciplinary proceedings.
On October 7, 2025, the Polish Ministry of Justice published a draft reform of the Polish judicial system, which aims to align the Polish judicial system with the Polish Constitution and the rule of law. The project establishes key areas of reform, i.e., (i) retaining the judge status for graduates of the National School of Judiciary and Prosecution (Krajowa Szkoła Sądownictwa i Prokuratury), former clerks, and assistants who retain their status as judges by operation of law, notwithstanding their appointment with the participation of the unlawfully elected National Council of the Judiciary (the “neo-KRS”); (ii) providing that judges who were legally appointed (without the participation of the neo-KRS) and subsequently promoted with the participation of the neo-KRS will return to their home courts, but will receive a two-year secondment to their current place of adjudication to complete pending cases, and will participate in repeat competitions before the future, legally constituted KRS; (iii) prohibiting new judges appointed with the participation of the neo-KRS from adjudicating in the Supreme Court, as their appointments are considered invalid and they cannot remain on secondment to the Supreme Court; (iv) requiring prosecutors to return to their previous positions within the prosecutor’s office; (v) permitting persons from other legal professions to become referendaries, with the option to apply to return to their original profession; (vi) abolishing the Extraordinary Control and Public Affairs Chamber of the Supreme Court; and (vii) maintaining the validity of judgments previously issued with the participation of improperly appointed judges, while allowing only those parties who consistently challenged the legality of the adjudicating panel during proceedings to contest such judgments.
Rating considerations
Since the mid-1990s, Poland has been assessed by rating agencies including Standard & Poor’s (“S&P”), Moody’s (“Moody’s”) and Fitch (“Fitch”). Poland’s credit rating has been upgraded several times throughout the years, in line with the country’s economic growth. On September 5, 2025, Fitch Ratings announced a decision to keep Poland’s Long-Term Foreign-Currency Issuer Default Rating as “A-” and revised outlook to negative. This rating and its outlook were maintained by Fitch Ratings on February 27, 2026. On September 19, 2025, Moody’s announced a decision to keep Poland’s credit rating unchanged at the level of A2/P1 for long- and short-term liabilities, respectively and revised outlook to negative. On November 7, 2025, S&P announced a decision to keep Poland’s credit rating unchanged at the level of A-/A-2 for long- and short-term liabilities, respectively, in foreign currency, and A/A-1 for long- and short-term liabilities, respectively, in local currency, with a stable outlook.
International Relations and Regional Arrangements
International Relations
Poland is a founding member of the United Nations, belongs to most international organizations and maintains diplomatic relations with more than 190 countries. In 1967, Poland joined the General Agreement on Tariffs and Trade (“GATT”) and is a member of the World Trade Organization, the successor to GATT. In 1986, Poland rejoined the International Bank for Reconstruction and Development (“IBRD”), known as the World Bank, and the International Monetary Fund (“IMF”), having withdrawn its original memberships in 1950. Since 1987, Poland has also been a member of the International Finance Corporation and the International Development Association (“IDA”). Poland became a member of the Multilateral Investment Guarantee Agency in 1990. In addition, Poland was a founding member of the European Bank for Reconstruction and Development (“EBRD”). In 1996, Poland was accepted for full membership in the Organization for Economic Co-operation and Development (“OECD”). It became a member of the European Investment Bank (“EIB”) in 2004 following its accession to the EU and joined the Council of Europe Development Bank (“CEB”) in 1998. Poland is also a founding member of the Asian Infrastructure Investment Bank (“AIIB”).
On March 12, 1999, Poland became a member of the North Atlantic Treaty Organization.
In 2026, Poland will participate in G20 meetings at the invitation of the United States. It will participate as a ‘de facto full member’ of the group in all workstreams and ministerial-level meetings, as well as the Leaders’ Summit.
Regional Arrangements
European Union Membership, Adoption of the Euro and certain European Funding Arrangements
Poland and nine other candidate countries signed the Accession Treaty with the EU (the “Accession Treaty”) on April 16, 2003, in Athens. The Accession Treaty was ratified by all Member States and candidate countries and came into force on May 1, 2004.
The Accession Treaty, together with the Treaty on the EU and the Treaty on the Functioning of the European Union (the “TFEU”), constitutes the legal basis for regulating, among other things, economics, trade, services, capital and labor movement, and investment support and protection.
The EU operates a customs union among Member States and a common trade policy in relation to non-EU countries, which involves a common customs tariff, a common import and export regime, the undertaking of uniform trade liberalization measures, as well as trade defense instruments and trade agreements concluded by the EU with third countries.

Accession to the EU has enabled Poland to participate in the EU legislative and decision-making process. It is also bound by EU law. For the purpose of European Parliamentary elections, Poland is subdivided into constituencies in the same manner as Ireland, Italy, France, The Netherlands, Belgium and Germany.
Following the European Parliamentary elections in 2024, Poland has 53 members in the European Parliament. Currently, the majority of these members belong to the Group of the European People’s Party (23 members) or the Group of European Conservatives and Reformists (20 members). The next European Parliamentary elections will be held in 2029.
As a Member State of the EU, Poland has to comply with the Stability and Growth Pact, which is a rule-based framework for the co-ordination of national fiscal policies in the economic and monetary union (“EMU”). It was established to safeguard sound public finances, an important requirement for the EMU to function properly. While no deadline has been set, euro adoption is required by the Accession Treaty. Its adoption requires fulfilment of certain economic and legal criteria and participation in the Exchange Rate Mechanism. While taking the Treaty obligations into account, it has to be borne in mind that the level of real convergence of Poland with the eurozone—in terms of GDP per capita—still lags behind developed Member States. Moreover, although the rate of business cycle synchronization has been relatively stable in recent years, Poland’s economic structure diverges from the euro area. In such circumstances, adoption of the euro would pose a threat of negative shocks affecting the Polish economy. The EMU has undergone substantial reform in recent years, with the aim of completing its architecture and strengthening its long-term stability. Therefore, due to the high level of uncertainty over its results and future economic conditions, as at the date of this prospectus the Republic of Poland is not able to indicate when Poland will adopt the euro.
The latest reform of economic governance in the EU, which entered into force in April 2024, means that Member States have not prepared stability and convergence programs since spring 2024. All Member States will have to prepare new medium-term fiscal and structural plans every four years instead of the stability and convergence programs and national reform programs. The first plan was sent by Poland to the European Commission on October 9, 2024.
With the aim of mitigating the economic and social impact of the coronavirus (COVID-19/SARS-CoV-2) pandemic and making European economies more resilient and better prepared for the challenges of the green and digital transitions, the European Commission proposed, along with the EU long-term budget for 2021−2027, Next Generation EU, a temporary recovery instrument in the amount of EUR 806.9 billion, the largest stimulus package ever financed through the EU budget. In order to finance the package, the EU has borrowed funds from the financial markets. The centerpiece of the new instrument is the RRF, offering up to EUR 723 billion in grants and loans for reforms and investments undertaken by EU countries. For further information on the EU RRF and the fund benefiting Poland, see “The Economy—EU RRF and the Polish National Recovery and Resilience Plan.”
To combat the negative economic and social consequences of the COVID-19 pandemic, the EU created the European Instrument for Temporary Support to Mitigate Unemployment Risks in an Emergency (SURE). Poland is one of its biggest recipients, with a loan in the amount of EUR 11.236 billion. The repayment will take place between 2026 and 2051.
Poland is increasing its defense expenditure and currently ranks first among NATO member states in terms of defense spending as a percentage of GDP. One of the financing sources for these investments is the European Union’s “Security Action for Europe” (“SAFE”) instrument, under which Poland submitted an expression of interest in obtaining a loan in July 2025. The European Commission has preliminarily allocated EUR 43.7 billion to Poland under this instrument. On November 28, 2025, Poland submitted a request for financial assistance, together with the National Defense Investment Plan amounting to EUR 43.7 billion. Following the European Commission’s positive assessment on January 26, 2026, the Council implementing decision making financial assistance under SAFE available to Poland was formally adopted by the Council on February 17, 2026. After the execution of the loan agreement, the funds will be available until the end of 2030.
Inflow of EU Funds
One of the most important issues in the early years of Poland’s membership of the EU was to implement effectively projects co-financed by the EU. This is in line with the principle of European solidarity, which requires that the more affluent Member States help less developed EU countries bridge the gap in their economic and social development.

Poland’s EU membership resulted in a major inflow of EU funds of approximately EUR 273.11 billion between May 2004 and September 2025 (mostly from structural funds for Cohesion Policy-related initiatives, payments under the Common Agricultural Policy, the Common Fisheries Policy and the RRF). Conversely, during that period Poland made approximately EUR 98.56 billion of “Own Resources” payments to the EU. The net inflow of EU resources during that period was approximately EUR 174.55 billion. The following table sets forth information relating to the inflow of EU funds into Poland for the periods indicated.
	2021	2022	2023	2024	As of September 30, 2025
	(EUR millions)
Inflow of EU Funds
Cohesion Policy	13,198	13,033	7,709	3,460	4,700
Common Agriculture Policy	4,727	4,690	4,899	4,778	4,919
Fishery	51	65	103	84	47
Other Funds	607	953	758	1,811	471
Recovery and Resilience Facility	—	—	551	6,750	not available
Total	18,583	18,741	14,020	16,883	10,137

Source: Ministry of Finance
The following table sets forth certain information with respect to Poland’s contribution to the EU budget (i.e., “Own Resources” payments to the EU) for the periods indicated.
	2021	2022	2023	2024	As of September 30, 2025
	(EUR millions)
Own Resources Payments
Payments related to Gross National Income	4,399.3	4,292.3	3,588.2	4,299.7	3,578.9
Payments related to VAT	885.4	914.0	1,041.2	1,297.0	1,047.6
Traditional Own Resources Payments	1,131.5	1,377.8	955.5	1,150.9	985.8
Rebates and corrections	287,9	327.5	348.1	407.6	328.3
Plastic	372,0	564.9	532.2	471.3	203.8
Total	7,076.1	7,476.5	6,465.2	7,626.5	6,144.4

Source: Ministry of Finance
Relationship with Multilateral Financial Institutions
Poland is a member of various multilateral financial institutions, including the IMF, IBRD, EIB, EBRD and AIIB. As at December 31, 2025, Poland’s liabilities to multilateral financial institutions amounted to EUR 11.8 billion, accounting for 12.6 percent of the State Treasury’s total external debt.
International Bank for Reconstruction and Development (the IBRD)
As at December 31, 2025, the IBRD’s exposure to Poland, net of principal repayments, amounted to EUR 4.6 billion. Currently, Poland has one active project financed with the IBRD loan—the Clean Air Through Greening Residential Heating Program.
International Development Association
Since 1988, Poland has been a member of, and contributor to, the IDA, which provides grants and concessional and non-concessional credits to the world’s poorest countries.
As at December 31, 2025, Poland’s contributions to the IDA amounted to SDR 40.44 million and EUR 91.61 million, of which SDR 40.44 million and EUR 35.62 million have already been paid. Poland also participates in the IDA’s Multilateral Debt Relief Initiative (MDRI). As at December 31, 2025, Poland had committed PLN 35.86 million, with PLN 19.45 million disbursed.
In 2022, Poland joined the IDA Crisis Facility, established to help counter the effects of Russia’s aggression against Ukraine, and made payments totaling EUR 1 million in 2024 and 2025.

On December 6, 2024, at the final stage of negotiations of the 21st IDA Replenishment, Poland declared a contribution of EUR 37.54 million to the IDA. The process of formal approval of this commitment by the Polish government was completed with the adoption of a resolution by the Council of Ministers on October 10, 2025. The 21st IDA Replenishment became effective on December 10, 2025.
European Investment Bank
The main areas of EIB Group (EIB and the European Investment Fund) operations in Poland comprise the transport, power and energy, water, sewerage, solid waste, urban development, health, higher education, telecommunications and agriculture sectors. In addition, the EIB provides commercially based loans to private enterprises and municipalities, as well as loans to financial intermediaries, in order to fund loans to small and medium-sized enterprises (“SMEs”).
Total investment of the EIB Group in Poland amounted to EUR 8.0 billion in 2025. As at December 31, 2025, the EIB had committed EUR 105.0 billion to Polish borrowers.
In the second half of 2015, the European Fund for Strategic Investments (the “EFSI”) was launched jointly by the EIB Group and the EU to drive investment in infrastructure and innovation projects across the EU, as well as to help finance SMEs and mid-cap companies. Poland implemented the plan and has obtained financing for several projects under the EFSI. As at December 31, 2020, 60 projects were approved under the infrastructure and innovation window in Poland. The total value of the approved projects is approximately PLN 63 billion, including the estimated EFSI share of approximately PLN 19.8 billion. Thirteen agreements were concluded with financial intermediaries (banks and investment funds) under the SME window in Poland. The total estimated value of the portfolios for the 13 transactions amounts to approximately PLN 13.8 billion in Poland.
In the current Multiannual Financial Framework for the years 2021-2027, the EFSI has been replaced by the InvestEU Programme, which aims at boosting investment, innovation and job creation in Europe. InvestEU is expected to mobilize more than EUR 372 billion across the EU in additional investment between 2021 and 2027. To date, the total value of support from the InvestEU Fund for all approved projects and subprojects in Poland is EUR 5.2 billion.
In 2020, Poland also joined the European Guarantee Fund (the “EGF”), established by the participating EU countries and operated by the EIB Group. The EGF was set up by the EIB Group with contributions from Poland and other Member States to shield companies suffering from the COVID-19 pandemic. Using nearly EUR 49 million in guarantees, the EGF allows the EIB and the EIF to make loans, guarantees, asset-backed securities, equity and other financial instruments available to mostly SMEs. The EGF is part of the EU’s recovery package, aiming to provide a total of EUR 540 billion to boost those parts of the EU economy that have been hit the hardest.
European Bank for Reconstruction and Development
Since the beginning of its operations in Poland, the EBRD has invested EUR 16.7 billion in 600 projects (as at December 31, 2025) in various sectors of the country’s economy (corporate, financial institutions, infrastructure and energy). Most of the EBRD’s investment, some EUR 15.7 billion, was granted to the private sector. The value of the EBRD’s current portfolio of projects in Poland is over EUR 5.7 billion.
International Monetary Fund
Poland is a member of the IMF’s Special Data Dissemination System and complies with applicable practices and standards in publicly disseminating economic and financial data. Currently, the IMF performs standard Article IV consultations with Poland on a twelve-month cycle.
The most recent Article IV review of Poland was concluded by the IMF’s Executive Board in January 2026.
According to the IMF projections, the Polish economy will grow 3.5 percent in 2026 and 2.7 percent in 2027.
Nordic Investment Bank (“NIB”)
Although Poland is not a member of the NIB, it has access to NIB financing.
As at December 31, 2025, loans granted to publicly owned entities and private sector entities in Poland by the NIB amounted to approximately EUR 264.9 million.

Asian Infrastructure Investment Bank
In June 2016, Poland became a founding member of the AIIB. Poland is currently not borrowing from the AIIB. Despite the absence of sovereign loans, the AIIB is indirectly involved in Poland through two non-sovereign projects worth a total of EUR 175 million.
Council of Europe Development Bank (the “CEB”)
Poland has been a member of the CEB since 1998.
As at December 31, 2025, the CEB’s exposure to the State Treasury amounted to EUR 1.27 billion. Total exposure of the CEB to Polish entities amounted to EUR 2.41 billion.
Currently, Poland has the following active projects financed with CEB loans: (i) flood protection in the Oder and Vistula basins, (ii) the refinancing of expenses for the Aid Fund (the “AF”), which was earmarked to assist Ukrainian citizens affected by the war, (iii) the refinancing of expenses of different kinds of allowances for individuals impacted by the floods in September 2024.
In March 2026, Poland will host the Joint Meeting of the Governing Board and Administrative Board of the Council of Europe Development Bank, attended by representatives of the Europe Development Bank’s management, the Council of Europe, and the Ministry of Finance. This event provides the host country with an opportunity to reaffirm its commitment to social development, strengthen its partnership, and further deepen its cooperation with the CEB. The Joint Meeting provides an important platform for dialogue, discussion, and exchange of views.
Major International Treaties
Since Poland is a member of the EU, the Accession Treaty, together with the Treaty on the European Union and the TFEU, constitutes the legal basis regulating, inter alia, economic, trade, service, capital and human resource flows, investment support and protection.
The EU has a customs union among its Member States and a common trade policy in relation to non-EU countries which involves, among other things, a common customs tariff, a common import and export regime and the undertaking of uniform trade liberalization measures, as well as trade defense instruments and trade agreements concluded by the EU with other countries.
In June 2017, Poland signed the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”). Poland completed the domestic ratification procedures and submitted the instrument of ratification on January 23, 2018, as the fourth signatory of the MLI. The MLI offers solutions for governments to close gaps in existing international tax rules by transposing results from the OECD/G20 BEPS Project into bilateral tax treaties worldwide. The MLI globally modifies the application of thousands of bilateral tax treaties concluded to eliminate double taxation.
So far, the MLI has modified over 50 of the Polish tax treaties. However, the number of treaties covered by the MLI is based on the completion of the ratification procedure by treaty partners and hence may increase in the future.

THE ECONOMY
The Polish economy’s strengths include: relatively low private debt of non-financial enterprises and households; flexible currency regime; broad domestic market and lack of dependence of Poland’s exports and economy on a single sector. The banking sector remains well-capitalized, liquid and profitable, moreover it has the capacity to expand its lending activity. The country’s macroeconomic policy is geared towards maintaining long-term high sustainable growth. Since joining the EU in 2004, Poland has benefited significantly from EU structural funds, allowing the government to invest steadily in infrastructural and social development. Adjustments to the EU standards have supported the country’s modernization. Today, Poland is the sixth-largest economy in the EU, with a buoyant private sector comprising internationally competitive export-oriented companies, as well as well-educated and skilled human capital. The service sector comprises the largest component of the Polish economy (66.5 percent in 2024), followed by the industry and construction sector (30.6 percent in 2024) and the agriculture sector (2.9 percent in 2024).
Strong macroeconomic fundamentals and policy framework, large and diversified domestic demand and flexible fiscal policy made Poland the only EU country to avoid recession during the post-2007 global economic and financial crisis. Poland’s economy expanded by 45 percent in the decade leading up to 2019, three times faster than the euro area economy. In 2020 Poland’s GDP shrank by 2.0 percent as the pandemic crisis hampered private consumption and fixed investment. The economy bounced back from its 2020 slump to grow by 6.9 percent in 2021, which was the fastest rate of growth since 1995. In 2022, the Polish economy was hit by a strong supply and demand shock (caused by the outbreak of the war in Ukraine and its consequences) but it still performed well increasing by 5.3 percent. However, 2023 ended with only 0.2 percent GDP growth mainly due to the decline in private consumption demand and a large unwinding of inventories. In 2024, GDP growth amounted to 3.0 percent and in 2025 accelerated to 3.6 percent, according to provisional data provided by Statistics Poland.
Poland’s monetary policy mandate is laid out in the Constitution and the NBP Act. The NBP is responsible for the formulation and implementation of monetary policy, the basic objective of which is to maintain price stability while supporting the Government’s economic policy, insofar as this does not constrain the pursuit of the basic objective of the NBP. The Monetary Policy Council (Rada Polityki Pieniężnej) (an independent decision-making body of the NBP) (“MPC”) conducts monetary policy with an inflation targeting strategy. In 2004, the MPC adopted an inflation target of 2.5 percent, with a symmetrical tolerance band for deviations of ±1 percentage point. The main principles of the NBP’s monetary policy strategy, including the inflation target level, its medium-term nature and floating exchange rate regime, have not changed since then.
Between the years 2005 and 2025, the average growth of consumer prices, as expressed in the CPI in Poland, amounted to 3.4 percent, close to the upper limit of the inflation target tolerance band, while the average level of core inflation (CPI excluding food and energy) stood at 2.6 percent (close to the inflation target).
The following table illustrates certain macroeconomic statistics for the periods below:
	2021	2022	2023	2024	2025
	(% of EU27 (excluding the United Kingdom), Purchasing Power Standards, current prices)
GDP per capita	78.8	77.9	76.9	78.4	not available
	(EUR million, current prices)
GDP	583,001.4	661,712.3	751,931.7	848,490.9	913,000.0*
	(% of GDP)
Private consumption	56.5	58.1	57.6	57.4	not available
Public consumption	18.5	18.1	18.9	20.8	not available
Investment	16.9	16.4	17.9	17.0	17.0
Export	57.0	62.4	57.9	52.2	not available
Import	53.8	60.7	52.1	48.2	not available
Value added:
Industry	22.4	23.3	23.2	21.0	not available
Construction	6.1	5.8	6.2	6.3	not available
Trade; repair of motor vehicles	13.9	13.8	12.9	12.5	not available

	2021	2022	2023	2024	2025
	(total=100)
Employment (LFS, 15 and over/15–89 years(1)):
Agriculture	8.1	7.9	7.6	6.5	not available
Industry and construction	30.6	30.5	29.5	30.0	not available
Services	61.3	61.5	63.0	63.6	not available
	(%)
Activity rate (LFS, 15–89 years)	58.2	58.4	58.7	58.5	not available
Employment rate (LFS, 20–64 years)	75.5	76.7	77.9	78.4	not available
Unemployment rate (LFS, 15–74 years)	3.4	2.9	2.8	2.9	not available
Labor productivity per person
(EU27=100(2))	82.0	82.1	82.7	—	not available
CPI	5.1	14.4	11.4	3.6	3.6
Core inflation	4.1	9.1	10.1	4.3	3.3
	(EUR million)
Official reserve assets	146,576	156,455	175,403	214,194	231,021
	(% of GDP)
Net international investment position	(40.3)	(34.6)	(33.2)	(28.5)	not available
Current Account Balance (CAB)	(1.3)	(2.2)	1.6	0.3	(0.7)
Credit to the non-financial sector:
Non-financial enterprises	12.9	12.1	10.9	10.7	10.9
Households	30.4	25.1	22.5	21.6	20.7

Note: Labor Force Survey (“LFS”) methodology. Some data on the labor market from 2021 are not fully comparable with the data for 2020 due to methodological changes.
*
Provisional data.

(1)
Aged 15 and over in 2019–2020 and aged 15–89 years in 2021–2023.

(2)
EU from February 2020 (excluding the UK).

Source: Eurostat, NBP, Statistics Poland, Ministry of Finance.
Economic Performance
Poland’s economy expanded by 3.6 percent in 2025, according to preliminary data from Statistics Poland, reinforcing its position as one of the fastest-growing large economies in the European Union. The GDP growth was more balanced than in the previous year, driven by both public and private consumption, with investments rising by 4.2 percent. Household consumption emerged as a key growth driver, rising by 3.7 percent for the full year. Net exports made a slightly negative contribution to GDP growth, at 0.3 percentage points, compared to a negative 1.2 percentage point contribution in 2024.
In 2025, the CPI rate amounted to 3.6 percent on average. In the first half of 2025, inflation was above the upper limit of the inflation target tolerance band and amounted to 4.5 percent, with the highest rate of 4.9 percent in January–March. In July 2025, the inflation rate dropped significantly to 3.1 percent, primarily because of statistical effect caused by partially lifted freezing of electricity and gas prices in July 2024. In the second half of 2025, the inflation rate decreased, amounting to 2.4 percent in December 2025, which is below the inflation target. In 2025, core inflation (i.e. CPI excluding food and energy prices) amounted to 3.3 percent on average, with much higher price growth for services than for goods. Food prices were higher by 4.7 percent and energy prices by 3.2 percent.
The labor market was relatively good in 2025. Although employment slightly decreased, the unemployment rate was low, the participation rate of the working-age population continued to increase and the rate of real wage growth was relatively high. In the first three quarters of 2025, employment was 0.1 percent lower than a year before. According to Eurostat data, the harmonized unemployment rate (seasonally adjusted) in the second half of 2025 remained stable at the level only slightly higher than in the first half of 2025 (3.2 percent vs. 3.1 percent on average) and versus 2.9 percent on average in 2024. It was one of the lowest rates in the EU. Nominal growth of average wages in the national economy decreased to 9.1 percent (year over year) in 2025 from 13.3 percent in 2024. In real terms (using CPI as a deflator) it was still high (5.3 percent) versus 9.4 percent in 2024 and 3.2 percent on average in 2013–2024.

In 2025, the euro area economy (EA20) demonstrated resilience despite significant external challenges. For the year as a whole, real GDP increased by 1.4 percent, compared with 0.9 percent in 2024. The German economy—the main Polish export market—expanded by 0.2 percent in 2025, thereby emerging from two consecutive years of recession. Economic activity in the euro area exhibited considerable volatility over the course of the year. In the first quarter, real GDP increased by 0.6 percent (quarter on quarter, seasonally adjusted), largely reflecting a temporary surge in exports. This development was driven primarily by inventory accumulation by firms in the United States ahead of the introduction of reciprocal U.S. tariffs. As these effects unwound, GDP growth decelerated to 0.1 percent in the second quarter and stabilized at 0.2–0.3 percent in the second half of the year.
According to preliminary data, in 2025, Poland’s current account balance turned into a deficit, reaching 0.7 percent of GDP. The dynamics of both exports and imports improved, although imports grew faster than exports. Exports growth was limited by low demand in the economies of Poland’s main trading partners. Imports, on the other hand, benefited from an increase in aggregate domestic demand. The current account deficit was fully covered by long-term capital inflows i.e., inflow of direct investments of non-residents and inflow of the EU structural funds classified on capital account.
Between May and December 2025, the MPC lowered the NBP interest rates six times, by a total of 1.75 percentage points. As a result, the reference rate —the NBP’s main policy rate—declined to 4.0 percent. In the Council’s assessment, the easing of monetary policy was warranted by the observed decline in both headline and core inflation, as well as by an improvement in the medium-term inflation outlook. In January and February 2026, the MPC kept interest rates unchanged in order to assess inflation prospects in light of incoming data and updated projections. In March 2026, the MPC further decreased the reference rate to 3.75 percent.
The following table sets out certain macroeconomic statistics for the five years ended 2025:
	2021	2022	2023	2024	2025
	(Real growth, %)
GDP	6.9	5.3	0.2	3.0	3.6
Total consumption	5.9	4.0	0.9	4.4	3.9
Private consumption	6.2	5.2	(0.3)	3.0	3.7
Investment	1.5	1.7	12.7	(0.9)	4.2
	(Contribution to GDP growth, percentage points)
Domestic demand	8.1	4.7	(3.0)	4.2	3.9
Net export	(1.2)	0.6	3.2	(1.2)	(0.3)
	(%)
Employment growth (LFS, aged 15–89)	2.6	0.5	0.3	(0.4)	—
Unemployment rate (LFS, aged 15–74)	3.4	2.9	2.8	2.9	—
CPI	5.1	14.4	11.4	3.6	3.6
NBP reference rate (end of the period)	1.75	6.75	5.75	5.75	4.0
(% GDP)
CAB	(1.3)	(2.2)	1.6	0.3	(0.7)

(1)
LFS data recalculated, taking into account methodological changes introduced from 2021.

Source: Statistics Poland, NBP, Eurostat, own calculations.

The following table illustrates the composition of GDP (as a percentage of total GDP) by Statistical Classification of Economic Activities in the European Community (NACE) for the periods indicated:
	2020	2021	2022	2023	2024
	(%)
Sections
Agriculture, forestry and fishing	2.6	2.3	2.8	2.8	2.5
Industry	21.4	22.4	23.3	23.2	21.0
Construction	7.1	6.1	5.8	6.2	6.3
Trade; repair of motor vehicles	13.8	13.9	13.8	12.9	12.5
Transport	5.9	5.4	5.8	6.4	6.3
Accommodation and catering	1.0	1.2	1.4	1.5	1.6
Information and communication	3.9	4.3	4.5	4.5	4.3
Financial and insurance activities	3.7	3.3	4.7	4.6	4.8
Real estate activities	5.8	5.5	5.3	5.3	5.2
Professional, scientific and technical activities and administrative and support service activities	7.8	7.6	7.2	7.8	7.7
Public administration and defense; compulsory social security; education; human health and social work activities	13.6	13.7	13.1	13.5	15.0
Arts, entertainment and recreation; other service activities; activities of household and extraterritorial organizations and bodies	1.6	1.5	1.5	1.7	1.7
Gross value added	88.2	87.2	89.2	90.4	88.9
Taxes on products less subsidies on products	11.8	12.8	10.8	9.6	11.1
Gross Domestic Product	100.0	100.0	100.0	100.0	100.0

Source: Statistics Poland.
EU RRF and the Polish National Recovery and Resilience Plan
The National Recovery and Resilience Plan (“NRRP”) is a plan that will strengthen the Polish economy and make it easier to withstand various crises. It consists of 58 investments and 54 reforms. Poland will receive almost EUR 54.7 billion, including EUR 25.27 billion in grants and EUR 29.44 billion in preferential loans. The NRRP funds come from the Recovery and Resilience Facility, which is part of the Recovery Plan for Europe. In line with the objectives of the European Union, a significant part of the budget will be allocated to climate goals (40.926 percent) and digital transformation (20.92 percent). The areas supported under the NRRP include economic development, innovation, environment, digitalization, education, health. REPowerEU, the biggest component in NRRP, includes 7 reforms and 9 investments aiming to accelerate Poland’s transition towards clean energy, diversify its energy supply and improve energy efficiency.
In 2024, Poland submitted four payment applications to the European Commission in two tranches—the second and the third in September 2024 and the fourth and fifth in December 2024. In 2025, Poland received payment of the fourth and fifth applications in an amount of PLN 26 billion. Applications for the sixth and seventh payment were submitted in December 2025. Since the inception of NRRP, Poland has received a total of PLN 113 billion, comprised of both grants and loans.
Economic Outlook for 2026 according to the 2026 Budget Act
After a significant decline in inflation and record positive real wage growth supported by increases in the minimum wage and public sector wages, resulting in a marked increase in household disposable income (and consequently private consumption) and government consumption in 2024, economic outcomes and incoming data suggest further recovery in 2025, which will be a result of rising private consumption and a high investment growth rate. The 2026 Budget Act dated January 9, 2026 (the “2026 Budget Act”) anticipates further improvements in the economic situation in 2026. According to the 2026 Budget Act, real GDP growth in 2026 is expected to amount to 3.5 percent. This will be influenced by, among others, increased inflows of funds under the RRF, which cannot be rescheduled to subsequent years, and a marked increase in defense investment. Other private and public investment will also become significant drivers of growth, in addition to the continued high dynamics of private consumption.

The inflation forecast for 2026 assumes price growth of 3.0 percent, which falls within the fluctuation band set by the Polish central bank. Planned growth of nominal wages in the Polish economy is expected to remain high at 6.5 percent. One of the main factors affecting average annual inflation will be an increase in regulated energy prices and a tight labor market that is conducive to the persistence of elevated core inflation. However, uncertainty in energy price forecasts remains high and will depend on further policy actions. The labor market situation in Poland remains favorable, and unemployment remains one of the lowest in the EU, despite the large influx of refugees from Ukraine. Due to further improvement in the pace of economic growth, demand for labor will increase. In 2026, in nominal terms, the growth rate of imports of goods and services is expected to be higher than the one of exports, mostly due to high defense-related imports. As a result, the current account balance is expected to remain slightly negative. The inflow of long-term capital, i.e., non-resident direct investment and European structural funds classified in the capital account, will continue.
Risks related to the Polish Economy
The major risk for the macroeconomic situation in Poland envisaged in the 2026 Budget Act is external factors. The 2026 Budget Act’s baseline scenario assumes that economic growth in the EU, which is Poland’s largest trading partner, will follow the macroeconomic scenario published by the European Commission in May 2024. However, the European Commission points out that a heightened level of uncertainty about the growth prospects of the EU economy persists. Due to the ongoing war in Ukraine and rising geopolitical tensions, there is a risk of negative effects on global trade and the energy market. In addition, recent changes in global trade policy and the introduction of new trade barriers pose a risk to the Polish economy. U.S. tariffs would have a negative impact on Polish exports to the United States, both directly and indirectly—through lower exports of intermediate goods to economies that sell their final products to U.S. markets. However, at the current magnitude of tariffs, and taking into account the structural characteristics of Polish exports, the effects of recent global trade policies appear to be negligible for Poland’s current account and negative but almost negligible for GDP. The final outcome, however, will depend on the further decisions of the U.S. administration and the scale of the response from European countries and the rest of the world.
The second major risk is the future course of the war in Ukraine and its impact on both the domestic and European economies. A further escalation and/or prolongation of the conflict could lead to an increase in commodity and food prices in global markets and might result in the outflow or reduction of foreign investments in Central and Eastern Europe (the “CEE”). Another factor is migration, which has significantly impacted the size of the workforce supply in recent and previous years. There is significant uncertainty regarding the scale of the migration flows in the coming years. Currently, around one million Ukrainian citizens (who are war migrants) are residing in Poland, and their integration with the domestic job market has been very successful (i.e., in 2024, 68 percent of refugees worked), which has had an impact on Polish GDP and economic potential. However, the number of individuals planning to return to Ukraine in the event of the war’s end is unknown, which could significantly affect the labor supply.
Significant Military Spending in 2022–2026
As a response to the increase of external risks driven by the Russian invasion of Ukraine, in March 2022 the Parliament passed the Homeland Defense Act (the “Homeland Defense Act”) aimed at changing the organization of the Polish armed forces and financing spending on defense in general, with the main focus on modernization. The Homeland Defense Act replaced 14 other bills regulating the organization of national defense.
According to the Homeland Defense Act, spending on defense and military modernization must be at least 3.0 percent of GDP starting from 2023. To increase the flexibility of financing defense spending, a special fund has been established in Bank Gospodarstwa Krajowego (“BGK”) called the Armed Forces Support Fund (the “AFSF”) which main purpose is to fund expensive, long-term programs to modernize the Polish military. The main sources of revenue for the AFSF are the issuance of bonds by BGK (guaranteed by the State Treasury) and the transfer of Treasury bonds and subsidies from the state budget. As presented in the Medium-Term Fiscal and Structural Plan 2025–2028 (the “Plan”), defense expenditures under the so-called cash approach used in the Polish budget acts are planned to be 4.7 percent of GDP for 2025. In 2026, according to the 2026 Budget Act, a total of around PLN 200 billion is planned for Poland’s defense from the state budget and the AFSF. This represents 4.8 percent of projected GDP.

BALANCE OF PAYMENTS AND FOREIGN TRADE
Balance of Payments
In 2021 and 2022, the current account balance was negative and amounted to EUR 7,781 million and EUR 14,872 million, respectively. In 2023 and 2024, the balance was positive and amounted to EUR 11,591 million and EUR 2,616 million, respectively, and in 2025, it was negative and amounted to EUR 6,303 million. Measured by balance of payments statistics in 2020, the surplus in trade in goods amounted to EUR 6,975 million. In 2021 and in 2022, the balance on trade in goods was negative and amounted to EUR 7,682 million and EUR 22,019 million, respectively. In 2023, a surplus in trade in goods of EUR 4.738 million was observed. In 2024 and in 2025, the balance on trade in goods was also negative and amounted to EUR 6,184 million and EUR 13,220 million, respectively. The positive trade balance in 2023 and 2024 was mainly due to a surplus in trade in services. In 2025, the trade balance was also positive and amounted to EUR 26,128 million.
In 2021, net goods exports decreased as a result of faster growth in imports than exports. A similar situation occurred in 2022, when the balance of goods decreased. In 2023, the balance of goods improved significantly as a result of faster growth in exports than imports. The positive balance in trade in goods lasted only one year and in 2024 the balance of trade in goods was negative again. The trend towards deterioration in the balance of trade continued in the first half of 2025. In 2021, the value of exports and imports increased by 19.5 percent, and by 27.0 percent, respectively, compared with 2020. In 2022, the value of exports increased by 23.0 percent, and the value of imports increased by 27.7 percent, compared with 2021. In 2023, the value of exports increased by 3.5 percent, while the value of imports decreased by 4.5 percent, compared with the corresponding period in 2022. In 2024, the value of exports of goods decreased by 0.7 percent, while the value of imports increased by 2.6 percent compared with 2023. In 2025, the value of exports increased by 3.5 percent and the growth of the value of imports accelerated to 5.5 percent compared to 2024.
Direct investments are presented in the balance of payments according to the “assets and liabilities” principle. A positive balance was achieved in 2021 and 2022, amounting to EUR 31,695 million and EUR 39,251 million, respectively. In 2023 and 2024, the positive balance of payments decreased to EUR 32,965 million and EUR 18,995 million, accordingly. In 2025, inflows of capital in the amount of EUR 15,028 million were observed in the balance of payments. During 2022, the surplus in the balance of direct investment resulted from a positive balance of transactions involving equity and investment fund shares amounting to EUR 25,639 million. The balance of debt instruments was also positive, amounting to EUR 13,612 million. The balance of direct investment on the liabilities side in 2025 was influenced by positive net inflows of equity and investment fund shares in the amount of EUR 15,831 million, and net outflows of capital against debt instruments in the amount of EUR 803 million.
Since September 30, 2014, Poland has been preparing balance of payments and international investment position data according to the new guidelines outlined in the sixth edition of the Balance of Payments and International Investment Position Manual (“BPM6”).
The following table sets out Poland’s balance of payments and related statistics for the periods indicated:
	2021	2022	2023	2024	2025*
	(EUR million)
Current Account	(7,781)	(14,872)	11,591	2,616	(6,303)
Balance on Goods	(7,682)	(22,019)	4,738	(6,184)	(13,220)
Goods: exports f.o.b.	263,570	324,311	335,551	333,316	345,021
Goods: imports f.o.b.	271,252	346,330	330,813	339,500	358,241
Balance on Services	26,422	35,990	39,439	40,092	39,348
Services: Credit	68,703	90,877	100,638	109,361	115,379
Services: Debit	42,281	54,887	61,199	69,269	76,031
Balance on Primary Income	(25,623)	(26,036)	(30,539)	(28,445)	(31,896)
Primary income: Credit	13,690	19,712	20,501	23,997	22,628
Primary income: Debit	39,313	45,748	51,040	52,442	54,524
Balance on Secondary Income	(898)	(2,807)	(2,047)	(2,847)	(535)
Secondary Income: Credit	9,373	10,526	11,290	11,060	13,596
Secondary Income: Debit	10,271	13,333	13,337	13,907	8,003
Capital Account	4,545	1,224	1,161	2,306	7,660
Capital account: Credit	14,794	14,125	16,058	10,697	15,663

	2021	2022	2023	2024	2025*
	(EUR million)
Capital account: Debit	10,249	12,901	14,897	8,391	8,003
Financial Account	(3,775)	(15,249)	11,340	(5,300)	(8,022)
Direct investment assets	8,626	12,010	11,365	9,313	6,780
Direct investment liabilities	31,695	39,251	32,965	18,995	15,028
Portfolio investment assets	4,214	3,139	13,401	13,514	6,194
Equity securities	4,070	(960)	1,902	4,454	3,853
Debt securities	144	4,099	11,499	9,060	2,341
Portfolio investment liabilities	(5,727)	5,555	9,076	23,640	17,532
Equity securities	525	(1,219)	626	1,699	(3,851)
Debt securities	(6,252)	6,774	8,450	21,941	21,383
Other investment assets	10,799	19,032	19,389	7,001	8,407
Monetary authorities	39	4	0	(1)	(5)
Central and local government	(1,277)	(670)	7,884	6,261	9,629
MFI (excluding Central Bank)	7,282	14,703	10,513	(2,736)	4,333
Other sectors	4,755	4,995	992	3,477	(5,550)
Other investment liabilities	14,364	16,990	12,608	21,264	2,686
Monetary authorities	2,512	3,965	3,892	1,257	(6,535)
Central and local government	6,231	3,531	4,437	14,155	(371)
MFI (excluding Central Bank)	(1,114)	5,519	4,438	6,188	7,013
Other sectors	6,735	3,975	(159)	(336)	2,579
Financial derivatives	(2,989)	(527)	2,620	1,540	(1,198)
Official Reserve Assets	15,907	12,893	19,214	27,231	7,041
Net errors and omissions	(539)	(1,601)	(1,412)	(10,222)	(9,379)

(*)
Preliminary data.

Source: NBP.
Foreign Direct Investment
Foreign direct investment (“FDI”) comprises transactions on shares in direct investment entities (including purchases of such shares), reinvestment of earnings and a balance of transactions on debt instruments.
The inflow of FDI to Poland is based on data reported by companies and by banks. Annual figures on FDI are set according to the OECD Benchmark Definition of Foreign Direct Investment, 4th edition. The following table sets out the inflow of FDI to Poland for the periods indicated:
	Components of FDI inflow
	Equity	Reinvestment of earnings	Debt instruments	Total (net)
	(EUR millions)
Year
2020	4,738	10,196	(1,089)	13,845
2021	6,028	16,029	3,869	25,924
2022	8,429	17,617	7,727	33,773
2023	13,544	15,720	(1,592)	27,673
2024	5,656	13,108	(5,651)	13,113

Source: NBP.
In 2024, the net FDI inflows in Poland amounted to EUR 13,113 million. The inflows from EU countries amounted to EUR 13,731 million, derived mainly from the Netherlands, Luxemburg, and Germany. From countries outside the EU a net outflow amounted to EUR 380 million, with the most significant to China and South Africa. Inflows of FDI in 2024 were attributable to: (i) reinvestment of earnings amounting to EUR 13,108 million; (ii) net inflows of equity of EUR 5,656 million; and (iii) net outflows of capital against debt instruments (other capital) of EUR 5,651 million.

In 2024, the most significant inflow of investment was in the manufacturing sector, which amounted to EUR 2,991 million. There were also significant inflows from information and communication activities (EUR 1,885 million) and from financial and insurance activities (EUR 1,730 million).
The following table sets out the inflow of FDI to Poland in selected sectors in 2024:
	Components of FDI inflow, 2024
	Equity capital	Reinvestment of earnings	Other capital	Total (net)
	(EUR millions)
Economic activity
Manufacturing	926	4,711	(2,646)	2,991
Information and Communication	51	1,550	284	1,885
Financial and Insurance Activities	570	1,335	(175)	1,730
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	(245)	2,075	(858)	973
Professional, Scientific and Technical Activities	687	1,715	(1,450)	953
Arts, Entertainment and Recreation	934	18	(144)	809
Construction	365	343	(63)	645
Administrative and Support Service Activities	54	348	125	526
Real Estate Activities	524	(115)	(106)	303
Others	1,820	1,490	(825)	2,485
Total	5,656	13,108	(5,651)	13,113

Source: NBP.
Portfolio Investment Liabilities
In the first six months of 2025, the balance of foreign portfolio investment was positive and amounted to EUR 7.2 billion. The balance of non-resident investment in debt securities was also positive and stood at EUR 12.6 billion. The most important factor was the inflow of investment in Treasury Bonds issued in domestic and foreign markets which amounted to EUR 8.8 billion, and new issues of bonds by Polish banking sector (EUR 2.7 billion). The balance of non-resident investment in equity securities was negative and amounted to EUR 5.3 billion.
As at June 30, 2025, the value of Poland’s portfolio investment liabilities was EUR 171.7 billion. Foreign portfolio investment holdings of Polish debt securities amounted to EUR 122.3 billion and of equity securities to EUR 49.4 billion.
Foreign Trade
Exports of goods and services accounted for 52.4 percent of GDP in 2020, 57.0 percent in 2021, 62.7 percent in 2022, 58.0 percent in 2023, 52.2 percent in 2024 and 51.6 percent in the first three quarters of 2025. Imports constituted 46.8 percent in 2020, 53.8 percent in 2021, 60.6 percent in 2022, 52.1 percent in 2023, 48.2 percent in 2024 and 48.6 percent in the first three quarters of 2025.
Focus of Trade
In January−November 2025, according to preliminary data, trade with EU countries accounted for 75.0 percent of exports and 52.7 percent of imports. Germany was Poland’s largest trading partner, accounting for 27.1 percent of exports and 19.1 percent of imports. Trade with other EU countries accounted for 47.9 percent of exports and 33.6 percent of imports in the same period. In imports, the importance of non-European countries was systematically increasing, especially the importance of China. In the same period, 15.5 percent of goods imports to Poland came from China.
The most significant export items in January−November 2025 were motor vehicle parts, light commercial vehicles, electric batteries, furniture, household appliances, cigarettes, poultry and electrical cables. The most significant imported items were passenger cars, crude oil and petroleum products, motor vehicle parts, computers and processors, and clothing.
The following table sets out, on a percentage basis, the geographic distribution of Poland’s exports and imports for the years indicated:

	2021		2022		2023		2024		January– November 2025*
	Export	Import	Export	Import	Export	Import	Export	Import	Export	Import
	(%)
Developed Countries:
Germany	28.8	20.9	27.9	20.2	27.9	19.9	27.2	19.2	27.1	19.1
United Kingdom	5.0	1.6	4.9	1.8	5.0	1.8	5.2	1.7	5.2	1.7
Other EU countries	46.3	33.2	47.9	31.2	42.0	32.3	47.0	33.8	47.9	33.6
Other developed countries	6.3	7.0	6.6	9.0	11.7	12.0	7.1	10.2	7.1	10.1
Total developed countries	86.4	62.7	87.3	62.2	86.6	66.0	86.5	64.9	87.3	64.5
Central and Eastern Europe:
CEFTA(1)	0.6	0.5	0.7	0.5	0.7	0.5	0.8	0.5	0.9	0.5
Russia	2.8	5.9	1.4	4.2	1.0	0.7	0.8	0.5	0.6	0.4
Other Central and Eastern Europe(2)	2.3	1.5	2.7	1.5	3.4	1.0	3.7	1.0	3.2	0.8
Total Central and Eastern Europe	5.7	7.9	4.8	6.2	5.1	2.2	5.3	2.0	4.7	1.7
Developing countries	7.9	29.4	7.9	31.6	8.3	31.8	8.2	33.0	8.0	33.8
Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(*)
Preliminary data.

(1)
The parties of the Central European Free Trade Agreement (“CEFTA”) are Albania, Bosnia and Herzegovina, Moldova, Montenegro, North Macedonia, Serbia and the United Nations Interim Administration Mission in Kosovo on behalf of Kosovo.

(2)
“Other Central and Eastern Europe” includes European countries of the former Union of Soviet Socialist Republics.

Source: Statistics Poland
Trade Policy
Since Poland’s accession to the EU on May 1, 2004, Poland has applied the EU’s Customs Tariff.
The Common Customs Tariff specifies tariff classification rules and customs rates for each Combined Nomenclature code describing goods. All economic operators in Poland are obliged to comply with the Common Customs Tariff if their activity consists of the import of goods, regardless of whether they are domestic or foreign economic operators.
The Common Customs Tariff is binding in its entirety, and is directly applicable in all Member States, including Poland.
Since January 1, 2026, the Commission Implementing Regulation (EU) 2025/1926 of September 22, 2025 will amend Annex I to Council Regulation (EEC) No 2658/87 on the tariff and statistical nomenclature and on the Common Customs Tariff.
Official Reserves
Poland’s official reserves were U.S.$262.5 billion as at September 30, 2025, U.S.$ 223.2 billion in 2024, U.S.$193.8 billion in 2023, U.S.$166.7 billion in 2022 and U.S.$166.0 billion in 2021. The Government considers these reserves to be adequate based on Poland’s short-term external debt and the months of import coverage these reserves provide.
The following table sets out certain information in U.S. dollar equivalents regarding Poland’s official reserve assets at the end of the periods indicated:

	Official Reserve Assets(1) Excluding Monetary Gold	Official Reserve Assets of Monetary Gold	Total Official Reserve Assets	Months of Import Coverage(2) in Total Official Reserves Assets
	(U.S.$ millions)
2021	152,541.3	13,508.3	166,049.6	6.2
2022	153,370.8	13,324.1	166,694.9	5.5
2023	170,027.9	23,784.4	193,812.3	6.5
2024	185,541.2	37,625.2	223,166.4	7.3
As at September 30, 2025	199,396.2	63,069.2	262,466.1	10.0

(1)
Including Poland’s reserve position in IMF.

(2)
Based on average imports of goods.

Exchange Rate Policy
Since April 2000, the Polish złoty has, generally, been floating freely. The floating exchange rate regime does not rule out interventions in the foreign exchange market whenever it is warranted by the market conditions or conducive to ensuring the country’s macroeconomic or financial stability.
The following table sets out the official NBP exchange rate between the złoty and the U.S. dollar for the periods indicated:
	2021	2022	2023	2024	2025
	(PLN per U.S. $)
End of period	4.0600	4.4018	3.9350	4.1012	3.6016
Average	3.8629	4.4607	4.2021	3.9812	3.7592

Source: NBP.
The following table sets out the official NBP exchange rate between the złoty and the euro for the periods indicated:
	2021	2022	2023	2024	2025
	(PLN per EUR)
End of period	4.5994	4.6899	4.3480	4.2730	4.2267
Average	4.5674	4.6869	4.5430	4.3064	4.2410

Source: NBP.

MONETARY AND FINANCIAL SYSTEM
Structure and Development of the Polish Banking System
The Polish banking sector is dominated by commercial banks. At the end of December 2025, there were 30 commercial banks (12 with majority Polish ownership and 18 with majority foreign—mostly European—ownership), 488 co-operative banks and 36 branches of foreign credit institutions operating in Poland. Commercial banks together held 93 percent of the sector’s total assets, of which 39 percent belonged to foreign-controlled subsidiaries and 3 percent to branches of credit institutions. Co-operative banks, which are numerous but small, formed Institutional Protection Schemes in 2016, and since then have been progressing towards integration and thus improving their competitive position in relation to commercial banks. Concentration of the market, although slightly increasing, was still moderate—the market share of the five largest banks in the sector’s assets amounted to 60 percent. Two domestic banks performed services abroad, either through a subsidiary or a branch; however, the scope of this activity was fairly limited and did not influence the overall financial results of the sector.
Profits of the Polish banking sector in 2025 were historically high in nominal terms and improved for the third consecutive year. The return on equity (“ROE”) and return on assets increased accordingly (reaching 17.8 percent and 1.57 percent, respectively as of December 2025), and ROE for banks listed on the Warsaw Stock Exchange exceeded their cost of capital. The main reasons behind improved profitability were strong net interest margin (3.53 percent in December 2025) and lower cost of provisions for the legal risk relating to the legacy of foreign currency (“FX”) housing loans. Another factor was the low cost of credit risk (net provisions as percent of loans outstanding stood at 0.25 in December 2025, or 5 basis points less than twelve months earlier).
FX housing loans—mostly in Swiss Francs—were originated up to 2011. The borrowers took advantage of lower interest rates for many years, but once the value of the Swiss Franc surged against the złoty borrowers started to sue banks under the consumer protection law. Legal risk associated with these loans and claims exist; however, the magnitude is much lower now than in the past as banks have been actively addressing this issue. So far banks have created large provisions (approximately PLN 57 billion still available and another PLN 44 billion utilized, mostly for covering costs of voluntary agreements to resolve with their clients as well as costs of cases lost in courts). Banks which provided such loans have concluded through settlements approximately 170,000 agreements so far, and approximately 146,000 court cases are still pending, as of September 30, 2025.
The growth rate of loans to the non-financial sector was moderate and slowly recovering (6.3 percent year-on-year in December 2025). The credit to GDP ratio, however, was still subdued (at approximately 32 percent). Corporate loans grew at the rate of 8.7 percent, consumer loans at 9.9 percent, and residential housing loans at 3.8 percent year-on-year in December 2025. For the last three to four years, the growth rate of housing loans has been heavily influenced by the continuously rapid decline in the previously large FX housing portfolio (reducing 28.7 percent year-on-year in December 2025), in what can be attributed to regular loan amortization and voluntary agreements between banks and borrowers. The growth rate of złoty housing loans alone reached 8.0 percent year-on-year.
Credit risk costs have been moderate and below pre-pandemic levels. The non-performing loan (“NPL”) ratio (“Stage 3” under IFRS) and the “Stage 2” ratio (the share of loans with a significant increase in the credit risk) decreased over 2025 (to 4.6 and 10.0 percent, respectively, in December 2025). The largest portfolio in banks’ books—housing loans—were in good condition, outperforming other loan portfolios (NPL ratio stood at 1.3 percent in December 2025). The majority of loans in banks’ books were originated based on a floating interest rate scheme, therefore since 2023—along with WIBOR decreases—the installment burden of borrowers has eased. On the other hand, there are institutional solutions in place for borrowers who find themselves in a difficult financial situation. For example, they can apply for support from the Borrowers’ Support Fund. There have been two waves of changes in the Borrowers’ Support Fund architecture since its establishment in 2016, all favorable for borrowers and making the Support Fund more accessible.
The funding structure of Polish banks in general has remained solid and the share of local non-financial sector deposits was high (approximately 70 percent of the total balance sheet of Polish banks, excluding assets of a specialized state development bank, as at the end of December 2025). Deposits also exceed the value of loans to non-financial sector pointing to low funding liquidity risk (the loan-to-deposit ratio in December 2025 amounted to approximately 60 percent). The issuance of debt instruments by Polish banks was still limited (3.5 percent of total liabilities in December 2025, excluding issuances of a state bank to cover specialized development needs). Banks have been progressing in fulfilling the requirement of MREL-RCA (the Minimum Requirement for Own Funds and Eligible Liabilities—Recapitalization Amount, which is a regulatory standard requiring banks to maintain sufficient loss-absorbing capacity to support resolution in case of failure) with issuances of eligible liabilities. The value of issued eligible liabilities (securities only) reached PLN 51 billion by September 2025.
Throughout 2025, the banking sector continued to experience strong capital surpluses above the regulatory, supervisory and resolution requirements. Banks proved to be appropriately equipped to fulfil the positive neutral countercyclical capital buffer requirement that came into force as of September 30, 2025—in the 3rd quarter, capital surpluses decreased to PLN 94 billion (i.e. from approximately 9.0 to 8.0 percent of the total risk exposure amount, “TREA”). Due to these surpluses the banking sector is able to expand its lending activity and absorb costs stemming from potential negative shocks. Capital adequacy metrics of the sector remained stable throughout 2025, although the impact of CRRIII implementation was heterogenous across banks. TREA increased in commercial banks due to the rise in all main categories of risk exposure. In cooperative banks, TREA decreased—despite the continued recovery in lending—due to the drop in exposure to operational risk stemming from the regulatory changes. Own funds of the banking sector rose mainly due to retention of current profits, especially by cooperative banks. In September 2025, the average Total Capital Ratio stood at 20.7 percent, the Tier I capital ratio at 19.1 percent, whereas the leverage ratio was at very moderate 8.0 percent. The systemic resilience of the banking sector is being regularly assessed via top-down stress tests carried out by the NBP. The most recent results, published in December 2025, highlighted that even in the shock scenario, the vast majority of the examined banks would have enough capital to continue fulfilling Pillar 1 and 2 requirements.
The NBP
The NBP is the central bank of Poland. It is authorized by the Constitution, the Act on the Narodowy Bank Polski of August 29, 1997 (the “NBP Act”) and the Banking Act of August 29, 1997. Those laws are consistent with EU standards. EU law, the Constitution of the Republic of Poland and the NBP Act all confirm the NBP’s independence, which is essential for the credibility of the central bank. According to the Constitution, the NBP has the exclusive right to issue money as well as to formulate and implement monetary policy. In line with the NBP Act, it provides banking services to the state. Although the NBP may act as a financial agent to the government, it cannot be regarded as liable for the obligations of the State Treasury. The NBP is also responsible for establishing the necessary conditions for the development of the banking system. Under an amendment to the NBP Act in 2015, the NBP has been assigned the task of stabilizing the financial system as well as reducing or eliminating the systemic risk of the financial sector.
The NBP has three governing bodies: the Governor, the MPC and the Management Board. The Governor of the NBP is appointed by the Sejm at the request of the President of the Republic of Poland for a six-year term, with strictly limited possibilities of removal. Adam Glapiński was officially appointed for the second consecutive term as the Governor of the NBP by the Sejm on May 12, 2022, and took office on June 22, 2022. Thus, his current term expires in mid-2028. The Governor of the NBP is the chairman of the other two governing bodies of the NBP, as well as the Financial Stability Committee in the area of macroprudential supervision. Under the NBP Act, the powers of the Governor of the NBP are separated from those of the MPC and the Management Board of the NBP.
Monetary policy decisions are made by the MPC. According to the Constitution and the NBP Act, the MPC formulates annual monetary policy guidelines and submits them to the Sejm, together with the draft budget submitted by the Council of Ministers. Based on these guidelines, the MPC makes monetary policy decisions, in particular on interest rates, required reserve ratios and remuneration rates for reserve holdings. In addition, the Constitution requires that, within five months following the end of each fiscal year, the MPC must submit a report to the Sejm on the achievement of monetary policy goals. The MPC also issues a triannual Inflation Report, which presents the MPC’s assessment of the macroeconomic conditions influencing inflation developments.
The MPC consists of the Governor of the NBP as chairman and nine members from outside the NBP, who are appointed in equal numbers by the Polish President, the Sejm and the Senate for a period of six years. The tenure of one of the current members began in late 2025, while eight other members began their tenure in 2022.

The principles for setting the złoty exchange rate are determined by the Council of Ministers in agreement with the MPC. The NBP Management Board performs tasks related to the foreign exchange policy. The NBP publishes current middle exchange rates for foreign currencies and rates for other types of foreign exchange, such as buy and sell prices of foreign currencies, and performs its function as the central foreign exchange authority by holding and managing the official foreign exchange reserves, and by conducting banking operations and taking other measures to ensure the safety of foreign exchange operations and liquidity of international payments.
The NBP Management Board’s core responsibilities include implementing the resolutions of the MPC, supervising open market operations, performing tasks concerning the exchange rate policy and analyzing the stability of Poland’s financial system. The Management Board consists of the Governor of the NBP and six to eight members, two of whom are vice presidents. The members of the Board are appointed by the President of the Republic of Poland, at the request of the NBP Governor. In line with the Management Board’s mandate regarding financial stability set forth in the NBP Act, the NBP produces a semi-annual Financial Stability Report, which analyzes the resilience of the domestic financial system, in particular the banking sector, against potential or materialized financial and macroeconomic shocks. The reports take into account a wide range of financial and macroeconomic indicators, which are largely based on data received directly from financial institutions and supported by the NBP’s own quantitative and qualitative research.
Monetary Policy
The primary objective of the NBP is to maintain price stability, while supporting the economic policy of the Government, insofar as this does not constrain the pursuit of the basic objective of the NBP. Striving to maintain price stability, the NBP pursues an inflation targeting strategy under the floating exchange rate regime. At the same time, monetary policy is conducted in a way that helps maintain sustainable economic growth and financial stability.
Every year, the MPC publishes its Monetary Policy Guidelines, providing an outline for the monetary policy in the coming year. According to the Monetary Policy Guidelines, since 2004 the medium-term inflation target has been set at 2.5 percent, with a symmetrical band for deviations of ±1 percentage point. The target is defined over a medium-term horizon in terms of annual growth of CPI. According to the Monetary Policy Guidelines, the key instrument of monetary policy is NBP interest rates.
After the unprecedented shocks related to the pandemic and the Russian aggression against Ukraine that drove inflation to around 18 percent in early 2023, the disinflation process took the lead, with inflation returning to the NBP target in early 2024. Even though—mainly due to regulatory factors—CPI inflation increased somewhat later on, since mid-2025 it has been again consistent with the NBP target (2.4 percent in December 2025). In addition, the development in core inflation measures confirms advanced disinflation, with CPI net of food and energy prices at 2.7 percent in December 2025. Looking ahead, the NBP November projection indicates that CPI inflation will remain in line with the NBP target through the whole projection horizon and that core inflation will decrease further in the medium term.
Against this background, between May and December 2025 the MPC cut interest rates on several occasions, by a total of 175 basis points. The main reference rate in December 2025 was set at 4.00 percent. In March 2026, the MPC further decreased the reference rate to 3.75 percent. According to the MPC, fiscal policy, expected recovery of demand in the economy, further developments in wage growth as well as macroeconomic situation abroad, including changes in global commodity prices and inflation, remain risk factors for inflation outlook. NBP will continue to take all necessary actions in order to ensure macroeconomic and financial stability, including above all to keep inflation at the level consistent with the NBP inflation target in the medium term.
Monetary Policy Implementation
The NBP interest rates are the key instrument of monetary policy with regard to reaching the predetermined inflation target in Poland. By setting the level of these rates, the MPC influences the level of short-term market interest rates.
The NBP reference rate determines the yield obtainable on the main open market operations conducted by the NBP, while at the same time affecting the level of short-term market interest rates.

The NBP lombard rate determines the interest on the lombard credit offered by the NBP, allowing banks to obtain funds from the central bank on an overnight basis. The NBP deposit rate, in turn, determines the interest rate banks receive for depositing funds with the NBP on an overnight basis.
Monetary policy is conducted amid a surplus of banking sector liquidity, which affects the way monetary policy instruments are used (most of them are used to absorb excess liquidity from the banking sector).
The operational target of the NBP’s monetary policy is to keep the POLONIA (Polish Overnight Index Average) rate running close to the NBP reference rate. Depending on the market conditions, the POLONIA rate may deviate from the NBP reference rate within the range set by the NBP deposit rate and the NBP lombard rate.
The NBP open market operations can be divided into the following three categories:
•
main open market operations, which are the primary instrument that NBP uses to achieve the operational target of monetary policy. Through its main operations, the NBP affects liquidity conditions in the banking sector, and consequently the level of the POLONIA rate. These operations are normally carried out on a regular weekly basis in the form of NBP bills issuance, typically with a seven-day maturity. NBP applies a fixed-rate tender procedure with the rate at the level of the NBP reference rate;

•
fine-tuning operations, which supplement main operations with regard to the achievement of the operational target of monetary policy. Their use may be motivated by the need to provide liquidity to, or absorb liquidity from the banking sector. As part of liquidity provision, NBP may offer repo transactions or redeem NBP bills before maturity. To absorb liquidity, the central bank may issue NBP bills or offer reverse repo transactions. The maturity and yield of these operations, as well as the manner to conduct them, are aligned with the purpose of their application;

•
structural open market operations, which may be conducted in order to change the liquidity structure in the banking sector in the long term, as well as to ensure the liquidity of the secondary market for debt securities or to strengthen the monetary transmission mechanism. As part of structural operations, the NBP may purchase or sell debt securities in the secondary market, as well as issue NBP bonds. Since December 2021, NBP has not conducted such operations.

The required reserve system supports the achievement of the operational target of monetary policy, by stabilizing the POLONIA rate. The averaged reserve requirement allows institutions subject to the reserve requirement the freedom to decide on the amount of funds held on the account with the central bank on particular days of the reserve maintenance period, provided that the average level of holdings at NBP accounts is maintained at a level not lower than the required reserve level. At the same time, the reserve requirement reduces the scale of NBP open market operations conducted to absorb liquidity surplus.
Standing facilities offered by NBP (i.e., lombard credit and deposit facility) are designed to limit the scale of the POLONIA rate fluctuations by stabilizing liquidity conditions in the banking sector.
In 2025, the Polish złoty appreciated by 1.37 percent against the euro, and the EUR/PLN exchange rate remained within a relatively narrow range for most of the year. At the same time, amid a significant depreciation of the U.S. dollar against the euro (13.40 percent), the domestic currency strengthened by 13.03 percent against the U.S. dollar.
The dominant factor in determining international market conditions throughout 2025 was monetary policy easing by the major central banks. Additionally, global financial markets were temporarily influenced by trade policy uncertainty and geopolitical tensions (e.g. Russia’s continuing war against Ukraine). Amid those loose global financial conditions, domestic factors continued to support the Polish zloty, including relatively strong economic fundamentals, EU fund inflows, and lower domestic inflation uncertainty. The volatility of the Polish zloty remained generally contained in 2025.
The following table sets out changes to the interest rates set by the NBP since 2020:
	Lombard Rate	Reference Rate	Deposit Rate
	(%)
Effective Date
March 18, 2020	1.50	1.00	0.50
April 9, 2020	1.00	0.50	0.00
May 29, 2020	0.50	0.10	0.00

	Lombard Rate	Reference Rate	Deposit Rate
	(%)
October 7, 2021	1.00	0.50	0.00
November 4, 2021	1.75	1.25	0.75
December 9, 2021	2.25	1.75	1.25
January 5, 2022	2.75	2.25	1.75
February 9, 2022	3.25	2.75	2.25
March 9, 2022	4.00	3.50	3.00
April 7, 2022	5.00	4.50	4.00
May 6, 2022	5.75	5.25	4.75
June 9, 2022	6.50	6.00	5.50
July 8, 2022	7.00	6.50	6.00
September 8, 2022	7.25	6.75	6.25
September 7, 2023	6.50	6.00	5.50
October 5, 2023	6.25	5.75	5.25
May 8, 2025	5.75	5.25	4.75
July 3, 2025	5.50	5.00	4.50
September 4, 2025	5.25	4.75	4.25
October 9, 2025	5.00	4.50	4.00
November 6, 2025	4.75	4.25	3.75
December 4, 2025	4.50	4.00	3.50
March 4, 2026	4.25	3.75	3.25

Source: NBP.
Bank Regulation
With effect from January 1, 2008, banking supervision has been carried out by the Polish Financial Supervision Authority (“PFSA”) as stipulated in the Act of July 21, 2006, on the Supervision of the Financial Market (the “Financial Market Supervision Act”).
According to Article 4, paragraph 1 of the Financial Market Supervision Act, the PFSA’s responsibilities comprise the following:
•
exercising supervision over the financial market;

•
taking actions to foster the proper operation of the financial market;

•
taking actions to promote the development of the financial market and its competitiveness;

•
taking actions to support the development of financial market innovation;

•
taking actions to prevent threats to the security of IT systems, used by entities supervised by the PFSA, including performing tasks of the competent authority as regards cybersecurity;

•
taking educational and informative actions related to the operation of the financial market to protect the legitimate interests of participants of the financial market;

•
participating in the preparation of legal acts relating to financial market supervision;

•
creating opportunities for the amicable and conciliatory dissolution of disputes between the participants of the financial market, including, in particular, disputes arising from contractual relationships between the entities subject to PFSA’s supervision and the customers buying their services;

•
cooperation with the Polish Audit Supervision Agency (Polska Agencja Nadzoru Audytowego), including providing information to the extent necessary to carry out certain market monitoring tasks; and

•
other statutory tasks.

Temporary suspension of mortgage loan repayment
The Act of July 7, 2022, on crowdfunding for business ventures and assistance to borrowers introduced a temporary suspension of mortgage loan repayment, regardless of the economic situation of the borrower. Consumers were entitled to suspend their mortgage loan repayments altogether for eight months in the period from August 1, 2022, to December 31, 2023.
The estimated total cost of the program for the banking sector was about PLN 13 billion, which the banks incurred up front in 2022.
The program has been extended for 2024. The program, unlike the previous one, was addressed to borrowers who meet certain financial criteria. As at the date of this Prospectus, the Act of July 7, 2022, on crowdfunding for business ventures and assistance to borrowers, ceased to apply.
Capital Markets
Warsaw Stock Exchange
In 1991, Poland established the Warsaw Stock Exchange (the “WSE”). The WSE operates the main market and also acts as the operator of an alternative market called NewConnect (established in August 2007) for smaller companies. In November 2010, the WSE went public and its shares were self-listed.
In September 2009, the WSE launched CATALYST, the first organized market in debt securities in Poland and a unique market of its kind in Central and Eastern Europe. The system facilitates and optimizes issuances of, as well as trading in, corporate and municipal bonds. BondSpot SA, a subsidiary of the WSE, also operates Treasury BondSpot Poland, which is a wholesale market dedicated to trading in Treasury bonds and Treasury bills.
According to the WSE, it is now the largest national financial instruments exchange in Central and Eastern Europe (including Poland, the Czech Republic, Slovakia, Slovenia, Bulgaria, Romania, Austria and Hungary), and in recent years it has been one of the fastest-growing stock exchanges in Europe. The WSE Group offers a wide range of products and services within its trading markets of equities, derivatives, debt and structured products, electricity, natural gas and property rights, as well as the clearing of transactions, operation of the Register of Certificates of Origin of electricity, and the sale of market data.
As at the beginning of February 2026, there were 399 companies listed on the WSE (381 Polish companies and 18 foreign companies) and, of a total of 36 investment firms conducting their activities under Polish law, nine were banks conducting brokerage activities and the remainder were independent entities. In February 2026, there were 3,732 licensed securities brokers and 1,744 licensed investment advisers.
Foreign investors may trade on the WSE on the same terms as domestic investors and may freely repatriate trading profits in a foreign currency.
Development of the Polish capital market resulted in upgrading Poland’s status to “developed market” in the indices run by FTSE Russell as part of the September 2017 FTSE Country Classification annual review of markets. Receiving the status of a “developed market” by Poland was the first such event in almost a decade. Moreover, Poland is the first country from the CEE for which the “developed market” status was updated by FTSE Russell. Since the date of promotion, major Polish companies have been included in the FTSE Developed Index.
In 2019, Poland adopted a Capital Market Development Strategy (the “CMDS”), prepared with support from the EU and the EBRD. The document sets out 90 steps to make the local capital markets more efficient, including steps to improve the regulatory environment and measures to develop the market infrastructure and introduce new products and services. The CMDS was implemented in the years 2020−2023.
Treasury securities
Treasury bonds and bills denominated in PLN are sold at regular auctions by the State Treasury. The primary domestic market is based on a selected group of banks acting as primary dealers.
The following table sets forth certain information with respect to the sale of treasury securities on the domestic market for the periods indicated:

	Q1 2025	Q2 2025	Q3 2025	First nine months of 2025
Gross sales of Treasury securities
Treasury bonds	104.2	109.6	106.1	320.0
Treasury bills	19.7	7.9	4.9	32.5
Total	123.9	117.5	111.1	352.5
Net sales of Treasury securities
Treasury bonds	91.2	48.0	52.0	191.2
Treasury bills	19.7	7.9	4.9	32.5
Total	110.9	55.9	56.9	223.7

Source: Ministry of Finance.
Treasury bonds are traded on three segments of the secondary market: the non-regulated over-the-counter (“OTC”) market, the Treasury BondSpot Poland electronic platform, and on regulated markets of the WSE and BondSpot S.A.
In the nine months ended September 30, 2025, Treasury bonds were primarily traded on the OTC market (91.87 percent of total trading volume), while the shares of Treasury BondSpot Poland’s electronic platform and the regulated markets of the WSE and BondSpot S.A. in the total Treasury bond trading volume amounted to 8.10 percent and approximately 0.03 percent, respectively.
The principal holders of State Treasury debt at the end of December 2024 were the domestic banking sector with PLN 731.0 billion (39.1 percent), domestic non-banking investors with PLN 606.3 billion (28.4 percent) and foreign investors with PLN 531.3 billion (31.0 percent).
The average time to maturity (ATM) and average time to refixing (“ATR”) of domestic marketable debt decreased from 4.32 and 3.11 years, respectively, at the end of December 2024 to 4.19 and 3.09 years, respectively, at the end of September 2025. However, the duration of domestic debt remained unchanged during this period. The level of interest rate risk for foreign debt does not pose a threat to minimizing costs, as the sensitivity of foreign currency debt servicing costs to changes in interest rates is limited (ATR at 7.31 years and duration of 5.72 years at the end of September 2025.
The following table sets out the ATM, ATR and duration of State Treasury debt as at the dates indicated:
	As at December 31, 2021	As at December 31, 2022	As at December 31, 2023	As at December 31, 2024	As at September 30, 2025
	(years)
ATM
Domestic debt	4.16	4.11	4.08	4.32	4.19
Foreign debt	6.43	6.81	8.63	10.94	10.58
Total	4.75	4.84	5.25	6.07	5.71
ATR
Domestic debt	3.00	2.98	3.02	3.11	3.09
Foreign debt	5.55	6.05	6.75	7.40	7.31
Total	3.66	3.80	3.99	4.25	4.10
Duration(1)
Domestic debt	2.87	2.51	2.65	2.79	2.79
Foreign debt	5.31	4.95	5.31	5.66	5.72
Total	3.55	3.18	3.31	3.54	3.47

(1)
Excludes inflation-linked bonds.

Source: Ministry of Finance

PUBLIC FINANCE
Fiscal policy in Poland is conducted within the limitations contained in the provisions of national and EU laws comprising, among others:
•
the upper limit of state budget expenditure for the following year, based on the stabilizing expenditure rule contained in the Public Finance Act of August 27, 2009 (the “Public Finance Act”); and

•
reference values for the general government nominal deficit (3 percent of GDP) and for the general government debt (60 percent of GDP), and the net expenditure path presented in the Plan and approved by the ECOFIN Council.

The Government’s primary goal, the achievement of sustainable public finances, requires further strengthening of the institutional framework for fiscal policy. Therefore, Poland adopted the stabilizing expenditure rule (“SER”) in 2013 (see “Stabilizing Expenditure Rule” below). The rule was first used in an auxiliary way in the process of designing the state budget for 2014. Formally, the rule was introduced in the 2015 budget and has been applied to state budgets since then, other than from 2020 to 2023 in the periods of the COVID-19 pandemic, the early period of the war in Ukraine and energy price hikes. The SER contributes to a reduction of the excessive general government deficit and fiscal consolidation.
Fiscal Performance in 2024
The deficit (in line with the EU’s European System of Accounts (ESA2010) methodology) in 2024, according to estimates of Statistics Poland, amounted to PLN 236.6 billion, or 6.5 percent of GDP. This reflects a deterioration of approximately 1.3 percentage points as compared to 2023 and exceeds the threshold of 3 percent of GDP for general government deficits described above.
The deficit of the general government (“GG”) in 2024 was the result of:
•
the deficit of central government subsector: 6.7 percent of GDP (PLN 243.9 billion),

•
the surplus of the local government subsector: 0.4 percent of GDP (PLN 14.1 billion),

•
the deficit of the social insurance subsector: 0.2 percent of GDP (PLN 6.8 billion).

Government spending increased in 2024, with the highest increase being recorded with respect to social benefits, which was caused, among other things, by the high indexation of pensions by 12.12 percent (from March 1, 2024) and the increase in the child benefit from PLN 500 to PLN 800 per month (from January 1, 2024).
Wages also increased resulting in increased expenditure in 2024. In accordance with the 2024 Budget Act dated January 18, 2024 (the “2024 Budget Act”), teachers’ salaries were increased by 30 percent and salaries in the public administration by 20 percent.
In 2024, the government’s activities aimed at helping and supporting Ukrainian citizens continued, financed primarily by the Assistance Fund established under the Act of March 12, 2022, on assistance to Ukrainian citizens in connection with an armed conflict in Ukraine. The Assistance Fund primarily financed tasks carried out and coordinated by the minister responsible for internal affairs, social benefits granted to Ukrainian citizens legally residing in the territory of the Republic of Poland, funds for financing health care services (to the National Health Fund) and measures supporting local government units in the area of education.
Military expenditure and flood-related spending also increased the 2024 deficit. In mid-September 2024, there was a flood in southwestern Poland. According to the latest estimates, the expenditure related to this flood, which was financed from domestic funds, amounted to PLN 2.4 billion in 2024.
A significant decrease in expenditure was related to subsidies for entrepreneurs in 2024, which resulted from, among others, the limitation of protective measures mitigating the increase in energy prices. From 2022 to 2023, due to the COVID-19 pandemic and high inflation, there had been an unprecedented increase in this spending category.

General Government Balance
The following table sets out the general government balance (calculated pursuant to the ESA 2010) for the years indicated:
	2020	2021	2022	2023	2024
	(% of GDP)
General government balance	(6.9)	(1.7)	(3.4)	(5.2)	(6.5)
Central government	(7.8)	(1.8)	(3.0)	(4.1)	(6.7)
Local government	0.2	0.6	(0.4)	(0.7)	0.4
Social security funds	0.7	(0.5)	(0.0)	(0.4)	(0.2)
	2020	2021	2022	2023	2024
	(PLN millions)
General government balance	(161,932)	(44,597)	(104,475)	(177,442)	(236,562)
Central government	(183,491)	(47,179)	(92,162)	(138,610)	(243,872)
Local government	4,131	14,836	(13,274)	(24,811)	14,105
Social security funds	17,428	(12,254)	0,961	(14,021)	(6,795)

Source: Statistics Poland
The following table sets out state budget revenue and expenditure using the Polish methodology for the years indicated:
	2022	2023	2024	2025(1)	2026(2)
	(PLN billions, except as otherwise indicated)
Total revenue	504.8	574.0	623.2	594.6	647.2
Total expenditure	517.4	659.6	834.2	870.2	918.9
Balance	(12.6)	(85.6)	(211.0)	(275.6)	(271.7)
	2022	2023	2024	2025(1)	2026(2)
	(% GDP)
Total revenue	16.3	16.8	17.1	15.2	15.6
Total expenditure	16.7	19.3	22.8	22.3	22.1
Balance	(0.4)	(2.5)	(5.8)	(7.1)	(6.5)

(1)
The explanatory memorandum to the 2026 Budget Act.

(2)
2026 Budget Act.

Source: Ministry of Finance, Statistics Poland.
There are some differences in the scope of the sector and accounting methods in Poland as compared to the general government sector (as defined in ESA 2010). The Polish methodology differs from ESA 2010 in two significant respects: (a) under ESA 2010, revenues and expenditures are calculated on an accrual basis, whereas a cash basis is used under the Polish methodology; and (b) the scope of the public sector is defined differently under the two methodologies; for example, funds formed under the annual reports of BGK (e.g., the Fund to Counteract COVID-19, the National Road Fund (the “NRF”) and the Railway Fund) and several companies (i.e., the PKP PLK company responsible for maintenance and development of railway infrastructure) are excluded under the Polish methodology but included under the ESA 2010.
The following table sets out certain information regarding total revenues and expenditure for local governments for the periods indicated:
	2021	2022	2023	2024	2025
	(PLN billions)
Total revenue	333.4	345.7	362.0	431.4	468.2
Total expenditure	316.0	353.9	384.9	432.2	466.4
Balance	17.4	(8.2)	(22.9)	(0.8)	1.8

Source: Ministry of Finance.
The Budget Process
The fiscal year for the government is the calendar year. Under the Constitution, the Council of Ministers must present a draft budget to the Sejm at least three months prior to the start of each fiscal year.

The budget then proceeds through the regular legislative process. If a budget has not been approved by the Sejm and the Senate before the beginning of the new fiscal year, the government is empowered by law to manage public finances on the basis of the draft budget until a budget is adopted. If no budget has been agreed by the Parliament and presented to the president for signing within four months of the Council of Ministers submitting the draft to the Sejm, the president may dissolve the Parliament.
The 2026 Budget Act
On September 26, 2025, the Council of Ministers approved the draft of the 2026 Budget Act. In 2026, the state budget revenues are expected to amount to PLN 647.2 billion and expenditures are expected to amount to PLN 918.9 billion. As a result, the budget deficit in 2026 is planned to be PLN 271.7 billion. The revenues in the European funds budget are planned in the amount of PLN 137.9 billion, expenditures—PLN 174.1 billion and the deficit of PLN 36.2 billion. The budget projects real GDP growth of 3.5 percent. The general government deficit is forecasted at 6.5 percent of GDP in 2026.
It is projected that total state budget revenues will increase from PLN 603.4 billion, or 15.5 percent of GDP, in 2025 (expected execution) to PLN 647.2 billion, or 15.6 percent of GDP, in 2026.
In 2026, tax revenues of the state budget are expected to grow by 8.1 percent year-on-year in nominal terms. The largest increase is anticipated in corporate income tax (“CIT”), which is directly linked to the planned increase in the tax rate for the banking sector.
Personal income tax (“PIT”) revenues are expected to increase due, in addition to the macroeconomic environment, to the expected increase in revenues of local government units from PIT shares, from PLN 174.1 billion in 2025 to PLN 193.8 billion in 2026, which is an increase of 11.4 percent year-on-year. Tax revenues will also be affected by the planned reform (the project of the Act on Personal Investment Accounts was published on December 3, 2025) introducing a new savings and investment instrument (“OKI”), which will serve as an alternative to the current taxation method of income from financial assets. OKI, or Personal Investment Account, is a new, voluntary government reform that will allow Poles to invest up to PLN 100,000 per year in stocks, bonds and funds tax-free.
The 2026 Budget Act has been prepared in accordance with the SER.
In the 2026 Budget Act, total expenditures of state budget are limited to PLN 918.9 billion, which is PLN 2.7 billion (0.3 percent) lower than the amount planned in the 2025 Budget Act. The share of state budget expenditures in GDP is expected to amount to 22.1 percent in 2026, compared to 23.6 percent in 2025, representing a decrease of 1.5 percentage points, resulting from both a nominal decline in expenditures and GDP growth.
On the expenditure side of the 2026 Budget Act, necessary funds have been secured for the continuation of existing initiatives and the implementation of certain new ones, including: (i) planned spending on healthcare for 2026 is budgeted at PLN 247.8 billion; (ii) record-high funding for national defense (via the state budget and the AFSF) is budgeted at PLN 200.1 billion (compared to PLN 186.6 billion in 2025), an increase of PLN 13.5 billion year-on-year, representing 4.81 percent of the projected GDP for 2026; (iii) inflation based indexation of pension and disability benefits from March 1, 2026, and indexation of retirement pay for judges and prosecutors from January 1, 2026 (approximately PLN 22 billion); (iv) funding for the “Active Parent” program (PLN 6 billion); and (v) a 3 percent increase in base salaries for employees in the state budgetary sphere (the total expected cost of salary increases, including related expenses, is approximately PLN 3.4 billion year-on-year).
The 2026 Budget Act also secures necessary funds for the continuation of socio-economic policy measures, particularly: (i) financing the “Family 800+” program with approximately PLN 61.7 billion; and (ii) financing the payment of the additional annual cash benefit for pensioners (the so-called 13th pension) and another additional annual cash benefit (the so-called 14th pension) in total amounting to approximately PLN 31.8 billion.

The following table sets out state budget revenue in nominal terms and as a percentage of GDP for the years indicated below:
	2022	2023	2024	2025(1)	2026(2)
	(PLN millions)
Nominal Revenues
Tax Revenue	465,456.1	506,866.7	555,936.5	536,278.5	579,922.6
VAT and other indirect taxes	314,049.7	333,541.9	383,264.7	426,000.0	451,253.0
Corporate Income Tax	70,136.6	67,883.1	60,239.7	66,000.0	80,423.1
Personal Income Tax	68,107.2	91,665.8	97,599.8	28,128.9	32,036.8
Non-tax Revenue	36,782.3	63,709.8	64,935.0	63,257.3	63,643.1
Dividends	1,679.7	3,009.5	3,855.5	5,080.3	7,897.3
Transfers from the NBP	844.5	0	0	0	0
Custom Duties	8,271.6	6,159.6	6,815.9	7,599.0	8,733.0
Payments, fees, interest and others	22,535.8	50,859.7	47,706.2	49,278.0	45,612.8
Local government payments	3,450.9	3,681.0	4,982.5	0	0
Revenue from EU and other non-returnable means	2,582.3	3,381.0	2,368.3	3,867.8	3,634.3
Total Revenue	504,820.8	573,957.9	623,239.8	603,403.5	647,200.0
	2022	2023	2024	2025(1)	2026(2)
	(% GDP)
Tax Revenue	15.0	14.8	15.3	13.7	13.9
VAT and other indirect taxes	10.1	9.8	10.5	10.9	10.8
Corporate Income Tax	2.3	2.0	1.7	1.7	1.9
Personal Income Tax	2.2	2.7	2.7	0.7	0.8
Non-tax Revenue	1.2	1.9	1.8	1.6	1.5
Dividends	0.1	0.1	0.1	0.1	0.2
Transfers from the NBP	0.0	0.0	0.0	0.0	0.0
Custom Duties	0.3	0.2	0.2	0.2	0.2
Payments, fees, interest and others	0.7	1.5	1.3	1.3	1.1
Local government payments	0.1	0.1	0.1	0.0	0.0
Revenue from EU and other non-returnable means	0.1	0.1	0.1	0.1	0.1
Total Revenue	16.3	16.8	17.1	15.5	15.6

(1)
The explanatory memorandum to the 2026 Budget Act.

(2)
The 2026 Budget Act.

Source: Ministry of Finance, Statistics Poland.
The following table sets out certain information regarding state budget expenditure in nominal terms and as a percentage of GDP for the years indicated:
	2021	2022	2023	2024(3)	2025(3)
	(PLN million)
Subsidies(1)	3,102	2,981	8,550	12,109	12,052
Social Insurance	79,301	86,132	108,578	168,444	184,063
Current Expenditures of the Budget Sphere	251,732	251,632	280,036	375,996	470,238
Debt Service and Guarantees(2)	25,958	32,718	61,710	66,500	75,500
Capital Expenditures	42,041	25,238	59,087	73,010	79,034
Subsidies to Local Authorities	78,032	74,645	99,373	119,718	49,421
EU own resources	32,230	34,294	30,314	35,910	35,655
Co-financing EU projects	8,821	9,759	11,937	14,689	15,655
Total State Budget Expenditures	521,217	517,399	659,586	866,376	921,618

	2021	2022	2023	2024(3)	2025(3)
	(% GDP)
Subsidies(1)	0.1	0.1	0.3	0.3	0.3
Social Insurance	3.0	2.8	3.2	4.6	4.6
Current Expenditures of the Budget Sphere	9.5	8.1	8.2	10.3	11.8
Debt Service and Guarantees(2)	1.0	1.1	1.8	1.8	1.9
Capital Expenditures	1.6	0.8	1.7	2.0	2.0
Subsidies to Local Authorities	2.9	2.4	2.9	3.3	1.2
EU own resources	1.2	1.1	0.9	1.0	0.9
Co-financing EU projects	0.3	0.3	0.4	0.4	0.4
Total State Budget Expenditures	19.6	16.7	19.3	23.8	23.2

(1)
Subsidies to enterprises.

(2)
Debt Service includes Foreign and Domestic Debt.

(3)
The 2024 Budget Act, the 2025 Budget Act.

Source: Ministry of Finance.
Stabilizing Expenditure Rule (SER)
The Stabilizing Expenditure Rule (SER) was introduced into the Polish legal system as an implementation of the obligation imposed in Council Directive 2011/85/EU of November 8, 2011, on requirements for budgetary frameworks of the member states of the EU, which mandates the use of numerical fiscal rules. It entered into force at the end of 2013 following an amendment to the Public Finance Act and became binding in the budgetary process for the 2015 budget year.
The primary objective of the SER is to ensure the sustainability of public finances and reduce its imbalance in case of exceeding deficit (3 percent of GDP) and debt (60 percent of GDP) reference values agreed in the EU’s Stability and Growth Pact. The SER contains a countercyclical component designed to prevent excessive fiscal tightening during periods of severe economic slowdown and excessive loosening under favorable economic conditions.
Through its built-in correction mechanism, which, among others, takes into account the recommendations of the EU Council, SER serves to operationalize and safeguard the consistency of national fiscal policy with the European fiscal framework and Poland’s Treaty obligations. Furthermore, following the activation of the national escape clause (the “NEC”) in 2025, described in detail in the next section, the allowed fiscal flexibility of 1.5 percent of GDP has been incorporated into the SER correction mechanism. The national provisions also provide for a SER escape clause that may be activated in the event of extraordinary situations predefined in the Public Finance Act enabling the temporary suspension of the application of the SER.
In the period from the fourth quarter of 2023 to the second quarter of 2024, the SER was a subject of the review conducted by the Ministry of Finance in cooperation with the International Monetary Fund. The review was a part of a realization of the A4G milestone of the NRRP and its main purpose consisted of the evaluation of SER’s effectiveness, particularly regarding the escape and return clauses. Moreover, it analyzed the SER formula in light of the modified economic governance framework under the EU’s Stability and Growth Pact. The conclusion of the review was followed by the amendment to the Public Finance Act, which came into force on July 23, 2024, and the Fiscal Council Act dated December 20, 2024 (the “Fiscal Council Act”), the provisions of which partially came into force in February 2025 and the remaining part came into force in January 2026. The amendment modified the scope of the SER, expanding the range of units covered by the rule as well as by the expenditure limit and bringing the exemptions in line with the new EU regulations that had come into force on April 30, 2024. Moreover, the formula determining the amount of expenditure under the SER was changed. The amendment also introduced changes to the escape clause and the correction mechanism in accordance with the new EU framework.
The level of expenditure resulting from the rule covers the expenditure of the vast majority of the general government, including funds created, entrusted or transferred to BGK and the Bank Guarantee Fund (the “BFG”). In 2021, as part of the realization of the A3G milestone, state special purpose funds were included in the SER. As a result of the amendment in July 2024, the SER covers all units whose financial plans are incorporated in the budget act in the form of annexes. These include budget economy institutions, executive agencies, the Social Security Administration and state legal entities referred to in Article 9(14) of the Public Finance Act. Moreover, in accordance with the Fiscal Council Act, since January 2026, the expenditures of the National Health Fund, the COVID-19 Response Fund, and the AF are included within the expenditure limit under the SER (before they were covered only by the level of expenditure). From the level of expenditure determined in this manner, financial flows between the authorities and units covered by the SER, as well as any funds created, entrusted or transferred to the BGK that are not covered by the SER limit, are subtracted. Then, the forecast value of relevant one-off and temporary revenue-side measures and the value of the SER defense clause (described in detail below) is added.
The calculation of the SER expenditure excludes budget spending of EU funds and expenditure financed by means of a non-refundable grant from the EU and EFTA countries, co-financing of expenditures financed by funds from the EU budget, financial flows between authorities and entities covered by the SER from grants and subsidies, financial flows between funds managed by the Social Insurance Institution (Zakład Ubezpieczeń Społecznych) and the President of the Agricultural Social Insurance Fund (Kasa Rolniczego Ubezpieczenia Społecznego) and the expenses for repayment of nominal values of debt instruments, in particular loans, credits and debt securities.
Since July 2024, the SER also covers Treasury securities (at nominal value) provided free of charge by bodies and entities covered by the SER to entities belonging to the GG sector.
According to the amended SER formula, the level of expenditure increases, as a rule, by the product of medium-term real GDP growth and the GDP deflator. The amount of expenditures of the SER for the year prior to the budget year is adjusted ex-post according to the correction of the forecast error of the GDP deflator and the dynamics of real GDP. If significant discretionary revenue measures are introduced, their total amount is added. Finally, under the operation of the correction mechanism, the level of spending is adjusted if certain conditions are met.
There are two layers of the escape clause framework—one established under Polish law in the Public Finance Act and the other under the EU fiscal rules.
In accordance with the Public Finance Act amendment of July 2024, the SER does not apply (the SER escape clause is activated), and therefore the SER expenditure restrictions are suspended, in the event of the introduction of martial law, a state of emergency on the entire territory of the Republic of Poland, a state of natural disaster on the entire territory of the Republic of Poland, the declaration of a state of epidemic in the entire territory of the Republic of Poland or a significant economic slowdown. Following the escape clause, a return clause is automatically applied, gradually restoring the full application of the SER.
Such escape clause was activated during the COVID-19 pandemic, covering both the national and the EU levels. At the national level, the suspension of the SER applied only for one year (2020). In 2021, a return clause was triggered, allowing for a gradual restoration of the original SER formula over a two-year period. During that time, the SER continued to be calculated and remained binding for the budgetary planning process. Simultaneously, the general escape clause (the “GEC”) under the EU fiscal framework was activated and subsequently extended on a yearly basis until the end of 2023. In July 2025, based on the recommendations issued by the EU Council, the NEC was activated in Poland due to the exceptional circumstances arising from Russia’s aggression against Ukraine and the deteriorating security environment (described in detail in the next section). Thus, currently, the SER solely considers the NEC incorporated in its correction mechanism.
The SER plays an executive role in relation to the excessive deficit procedure, primarily through its embedded correction mechanism, which ensures achieving the level of fiscal consolidation required under EU legislation. Under standard conditions, the adjustment applied under the SER correction mechanism is set at 0. However, if the GG sector deficit or debt (respectively, 3 and 60 percent of GDP) is expected to be exceeded, the amount of expenditure for the following year is reduced accordingly. In addition, if the EU Council approves the net expenditure path, the adjustment corresponds to the fiscal effort in line with the path approved by the EU Council. A correction may also be different if it results from the recommendations of the EU Council issued on the basis of the relevant provisions of the TFEU or the opinion of the Fiscal Council. Moreover, due to the activation of the NEC in connection with the war in Ukraine and the deteriorating security environment, the adjustment also takes into account the flexibility provided for defense spending in line with the EU Council recommendation of July 8, 2025. The allowed deviation from the approved net expenditure path or the adjustment path under the excessive deficit procedure amounts to a maximum of 1.5 percent of the GDP. Finally, in line with the EU Council’s recommendation with a view to ending the situation of the excessive deficit in Poland, adopted on January 21, 2025, the adjustment included in the SER ensures consistency with the recommended net expenditure growth, taking into account the flexibility allowed under the NEC.

In calculating the SER expenditure limit, differences between cash-based and accrual-based recording of defense spending (the so-called defense clause) are also taken into account. These are neutral from the perspective of the European System of Accounts (ESA 2010) and are intended to ensure consistency between the fiscal effort required under the SER and under the expenditure path recommended by the EU Council, considering the flexibility resulting from the NEC.
The above mentioned Fiscal Council was established in Poland and commenced its operations on January 1, 2026, in accordance with the requirements of the new EU provisions (reform of the economic governance framework). Pursuant to the Fiscal Council Act, its tasks related to the SER (that exceed EU law requirements) include issuing an opinion on the SER parameters, the activation and deactivation of the SER escape clause in the budget act, the use of non-standard parameter values in the formula determining the amount of SER expenditures for the years of the return clause and the determination of the size of the SER adjustment under the correction mechanism. The Act also introduces the possibility, after obtaining the opinion of the Fiscal Council, of exceeding the expenditure limit under the SER in the event of extraordinary events beyond the control of the government, causing significant economic or social impacts.
As noted above, the expenditure limits established under the SER are generally binding, but the Public Finance Act provides a mechanism that can allow the planned limit to be exceeded in a controlled procedure or an ex-post adjustment of subsequent expenditure limits without suspending the SER framework. Under the Public Finance Act, Poland may exceed the planned SER expenditure limit: (i) in the event of extraordinary circumstances beyond the Council of Ministers’ control that have significant economic or social effects, after obtaining a positive opinion of the Fiscal Council on the impact on fiscal stability and the macroeconomic situation; (ii) obtaining the consent of the Minister of Finance (who must specify the maximum of the proposed excess amount when seeking the Fiscal Council’s opinion); and (iii) obtaining a prior positive opinion of the Sejm committee competent for the budget before the Minister of Finance grants consent for any changes to the financial plans of covered entities that would result in exceeding the limit.
The restrictions of the SER are not currently suspended and Poland is broadly compliant with the SER. However, the correction mechanism takes into account the above-mentioned flexibility resulting from the application of the NEC, allowing a deviation from the expenditure path recommended by the EU Council by the value of increased defense expenditure (see “Public Finance—Excessive Deficit Procedure for Poland”).
The current and projected debt percentages of GDP for Poland based on the current SER formula
The current and projected debt percentages of GDP for Poland based on the current SER formula and defense expenditure forecast (so-called defense clause) are set out in the table below:
Years	2025	2026	2027	2028	2029
	(GDP %)
General government debt)	59.8%	65.4%	69.1%	72.7%	75.3%

Source: The Public Finance Sector Debt Management Strategy in the years 2025−2029.
The forecast for 2025-2029 was prepared based on an expenditure path that complies with national and EU fiscal rules, including compliance with the recommended path of net expenditure under the EDP, taking into account the additional flexibility resulting from the EU Council’s activation of the NEC for Poland and so-called defense clause, among others. In addition to the conditions resulting from fiscal rules, it also takes into account the projected difference between the planned expenditure or costs according to the limits included in the financial plans of general government entities and their actual execution.
It is assumed that in 2027-2029 the redemption and servicing costs of bonds issued by the BGK for the COVID-19 Response Fund and by the Polish Development Fund under the government financial shield support program for entrepreneurs in the COVID-19 pandemic (the “Financial Shield”) will be financed from the COVID-19 Response Fund through the issuance of bonds.

Financing the State Budget Deficit
The 2025 Budget Act had forecast that Poland’s budget deficit would amount to PLN 288.8 billion, while total net borrowing requirements were expected to amount to PLN 366.7 billion, and gross borrowing requirements were projected to amount to PLN 553.0 billion. The actual budget performance forecast in the 2026 Budget Act is as follows: the budget deficit is projected to amount to PLN 288.8 billion, while total net and gross borrowing requirements are expected to amount to PLN 300.5 billion and PLN 488.6 billion, respectively.
As of November 25, 2025, gross borrowing requirements for 2025 were fully funded.
The total value of state budget revenues obtained from gross sales of Treasury securities (on the domestic and international markets), and from granted international loans in the first three quarters of 2025, amounted to PLN 387.6 billion. These revenues were financed mainly by the issuance of Treasury securities in the domestic market (87.6 percent) and Treasury bonds in the international markets (12.3 percent). Additional funding (0.1 percent) was the result of loans from the World Bank.
In the first three quarters of 2025, financing in the domestic market was mainly obtained through the sale of Treasury bonds in auctions. Among all of the Treasury securities sold, medium-term bonds (five years) amounted to 50 percent, long-term bonds (10 years and longer) amounted to 17 percent, and issuances of short-term bonds (up to two years) amounted to 7 percent Treasury bills amounted to 9 percent Treasury bonds sold through retail channels amounted to 17 percent. Net financing in the domestic market in 2025 derived from the domestic banking and non-banking sectors as well as foreign investors that increased their holdings. Financing in the international markets consisted of an issue of Treasury bonds denominated in euros and dollars.
As of September 30, 2025, debt denominated in EUR, USD, and JPY amounted to 15.4, 4.5 and 0.5 percent, respectively, of total State Treasury debt. As of December 31, 2024, the State Treasury’s debt had an average time to maturity of 5.71 years, with the share of foreign currency debt amounting to 20.4 percent.
In the 2026 Budget Act, the budget deficit is projected to amount to PLN 271.7 billion, while total net and gross borrowing requirements are expected to amount to PLN 422.9 billion and PLN 688.5 billion, respectively. As in previous years, the process of funding complies with the State Treasury’s main strategic objectives and provides flexibility in the choice of market, currency and instrument type. The largest portion of funding is expected to derive from the domestic Treasury bond market, with the structure depending on market conditions.
Excessive Deficit Procedure for Poland
On June 19, 2024, the European Commission published a report that analyzes compliance with the EU’s reference values for the general government deficit and debt in the Member States. On the basis of that analysis, the Commission considered it appropriate to open an excessive deficit procedure for Belgium, France, Hungary, Italy, Malta, Poland and Slovakia. On July 26, 2024, the EU Council adopted decisions stating the existence of excessive deficits in these 7 countries.
On January 21, 2025, the EU Council adopted recommendation to eliminate the excessive deficit in Poland, which stated that Poland should put an end to the excessive deficit situation by 2028 by ensuring that the nominal growth rate of net expenditure does not exceed maximum growth rates presented in the Plan. The 2024 reform of the EU economic governance framework introduced a medium-term approach in the excessive deficit procedure (the “EDP”), which is no longer focused on a specific year for the correction of the excessive deficit, but rather aims to ensure that the government deficit is brought down and maintained below 3 percent of GDP over the medium term.
The table below sets forth the maximum growth rates of net expenditure (annual and cumulative growth rates, in nominal terms) under the EDP:
Years	2025	2026	2027	2028
	(%)
Annual Growth rates	6.3	4.4	4.0	3.5
Cumulative growth rates(*)	19.6	24.9	29.9	34.4

(*)
The cumulative growth rates are calculated by reference to the base year of 2023.

In addition, the EU Council obliged Poland to submit, every six months, starting from April 30, 2025, and continuing until the excessive deficit is corrected, reports on progress in implementing the Council recommendation. The first report was submitted as part of the Annual Progress Report on the implementation of the Plan, adopted by the Council of Ministers on April 29, 2025.
In 2025 and 2026, the EU Council adopted recommendations on the coordinated activation of the NEC in 17 EU Member States, including Poland, which should enable Member States to move to higher defense spending at the national level while ensuring debt sustainability. The activation of this clause has made it possible to depart from the expenditure path recommended by the EU Council in an amount equal to the amount of the increase in the country’s defense spending compared to the amount of defense spending before the war in Ukraine (i.e., 2021), but not more than 1.5 percent of GDP per year. However, despite the activation of the escape clause, EU budgetary surveillance and its rules are still in place.
In October 2025, Poland submitted a report on measures taken under the EDP to the European Commission. In the report, Poland presented information on the current fiscal situation, which is a consequence of a faster-than-expected decline in inflation resulting in lower than originally expected tax revenues and necessary, in the current geopolitical situation, high expenditure on defense. The report also presents consolidation measures already included in the 2026 Budget Act, which sum up to around 1 percent of GDP, and additional measures, constituting a positive risk factor for the forecast presented in the 2026 Budget Act and in the Public Finance Sector Debt Management Strategy for the years 2026−2029. According to the Ministry of Finance estimates contained in the report, in 2024−2026 the net expenditure growth rate will exceed the growth rate recommended by the EU Council due to increased defense expenditure. However, after applying the escape clause, the projected deviation (amounting to 0.4 percent of GDP) is within the flexibility of the NEC. A similar assessment was presented by the European Commission in the Autumn Package (November 2025) and the EDP for Poland is held in abeyance, which means that no further procedural steps are being taken at this stage while the ongoing procedure remains open (i.e., the deficit has not been durably brought below 3 percent of GDP), and the Member State remains bound by the respective Council recommendation. The European Commission will present an updated assessment in spring 2026. It will be based on outturn data for 2025, the Spring 2026 Forecast and the Annual Progress Report on the implementation of the medium-term fiscal-structural plan for 2025−2028 that countries must submit by April 30, 2026.
Medium-Term Fiscal-Structural Plan
Under the EU’s new economic governance rules, Poland sent its Plan to the EU on October 9, 2024. The Plan presents an expenditure path which provides for a gradual and growth-friendly reduction of the nominal general government deficit within four years. In terms of the deficit reduction, the Plan assumes the use of non-linear distribution of the fiscal effort over the period covered by the Plan, as such flexibility is allowed by EU law.
Pursuing fiscal consolidation while keeping public investment at historically high levels, including national defense spending, will be an important challenge over the entire period of the Plan. While the build-up of defense capabilities is one of the EU’s common priorities, the Plan provides an overview of selected reforms and investments to deliver on other common priorities of the EU regarding a fair green and digital transition, social and economic resilience and energy security. Those reforms and investments take into account the recommendations made by the EU Council to Poland in recent years.
The Plan’s expenditure path was positively assessed by the European Commission on November 26, 2024. The Commission also considered the planned increase in defense investment as a relevant factor under the EDP. In January 2025, the Council recommended that Poland should put an end to the excessive deficit situation by 2028 and ensure that the nominal growth rate of net expenditure does not exceed the expenditure path presented in the Plan.
Revenues
The principal source of Poland’s revenues is taxation. The main taxes in the Polish tax system are those on goods and services (“VAT”), corporate income tax (“ CIT”), PIT and excise tax. Local taxes are also collected directly by the local authorities or tax offices acting on behalf of such authorities. Local taxes include agricultural tax, forest tax, real property tax and transport vehicles tax.

Value Added Tax
The Polish VAT system complies with the provisions of Council Directive 2006/112/EC on the common system of value added tax. Generally, the tax is levied on the supply of goods and services, as well as other taxable activities. Currently the following VAT rates are applied:
a)
standard rate of 23 percent; and

b)
reduced rates of:

•
8 percent (for example, on certain foodstuffs, medicines, newspapers (excluding local and regional periodicals) and e-newspapers, fertilisers, plant protection products, certain animal feed, public passengers transport, restaurant and catering services (excluding seafood dishes, certain beverages e.g. alcoholic beverages), hotel and similar accommodation services, residential construction services covered by the social housing schemes);

•
5 percent (for example, on bakery products, meat, fish, fruits and vegetables, dairy products, juices, books, e-books, audiobooks and local and regional periodicals—printed and on other physical means of support); and

•
zero percent (basically, for exports and intra-community supplies and specific services such as international transport).

Furthermore, the VAT system provides for exemptions (without the right to deduct input tax) for certain services, including education, healthcare, social security and financial services (subject to specific exceptions).
Corporate Income Tax
CIT is levied on the income of certain entities, mainly legal persons, at a flat rate of 19.0 percent.
Effective from January 1, 2019, a reduced tax rate of 9 percent is applicable for revenues (income) other than from capital gains and concerns taxpayers complying with certain conditions. From January 1, 2021, a reduced tax rate applies to taxpayers whose revenues in a given tax year do not exceed the amount of EUR 2 million if they have “small taxpayer” status (taxpayers with sales revenues not exceeding the equivalent of EUR 2 million in the previous tax year). Until January 1, 2021, the revenue threshold limit amounted to EUR 1.2 million. The requirement to have the status of a small taxpayer does not apply to taxpayers just beginning their economic activity (in the tax year of beginning the activity).
From January 1, 2018, the CIT Act singles out a new source of revenue, i.e., income from capital gains. Capital gains in the meaning of the CIT Act are income from, for example, dividends, redemptions of shares or from reduction of their value, the value of the profit of a legal person or a company intended for increasing its share capital, retained in a company, assets received from the liquidation of legal persons, revenues obtained as a result of transformations, merger or division of companies, and income from investment funds and sales of shares. Other types of revenue consist of any other taxpayer income not included in the capital gains category. These two sources have to be settled separately, i.e., the revenues, costs and losses should not be mixed. Tax losses from a given source may be deducted in the next five consecutive tax years, but the amount of such reduction in any of those years may not exceed 50 percent of the amount of the loss. Taxpayers can also reduce income from the source of revenue by the amount of loss not exceeding PLN 5 million in one of the next five consecutive tax years.
From January 1, 2019, a so-called IP Box is available in Poland. It is a form of preferential taxation with a reduced 5 percent tax rate on income gained from the commercialization of qualified intellectual property rights. It is available for taxpayers who are the owners, co-owners, users or persons who have the right to use intellectual property rights as long as they conduct R&D activity aimed at creating, developing or improving a qualified intellectual property right. The IP Box applies to taxpayers (companies) subject to both corporate income tax and personal income tax.
From January 1, 2021, there is an alternative and optional category form of corporate income taxation—distributed profit tax. The new system links taxable income with the categories of the balance sheet and changes the moment when the tax obligation arises. Taxation of profits is deferred until they are distributed, regardless of the form of the distribution. In order to be able to use the new form of taxation, taxpayers must meet certain conditions specified in the CIT Act. Currently, the tax rate is 10 percent for small taxpayers and taxpayers starting a business activity and 20 percent for the remaining eligible taxpayers.

The tax on revenues derived from fixed assets (i.e., the minimum tax on buildings situated in Poland) is calculated as 0.035 percent of the taxpayer’s tax base for each month. For the purpose of this provision, the tax base is the sum of revenue equal to the initial value of the fixed assets as at the first day of each month in the relevant period, reduced by the amount of PLN 10 million. The tax amount will be deducted from the general income tax advance.
The above revenues from buildings were temporarily exempt from tax from March 1, 2020, until May 31, 2022.
As of January 1, 2024, the EU directive ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU was implemented into Polish law, however the first payment of the minimum tax will be due in 2026.
Global Minimum Tax
Effective as at January 1, 2025, Poland has implemented the GloBE Rules in accordance with the Common Approach (as set out by the OECD/Inclusive Framework) through the Act of November 6, 2024, on the top-up taxation of constituent entities of multinational and domestic groups (Journal of Laws of 2024, item 1685). This act transposes the Council Directive (EU) 2022/2523 of December 15, 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the Union. Poland’s GloBE legislation introduces the Income Inclusion Rule (IIR), the Undertaxed Profits Rule (UTPR), as well as the Domestic Minimum Top-up Tax (DMTT), applicable to either multinational enterprise groups or domestic groups meeting the relevant thresholds.
Personal Income Tax
The basic income tax rates applicable in Poland are 12 percent and 32 percent. The 12 percent rate is applied if the tax base does not exceed PLN 120,000. The 32 percent rate is applied to the amount exceeding PLN 120,000. The tax is additionally reduced by a fixed tax reduction amount of PLN 3,600.
Self-employed taxpayers, in addition to taxing their income according to the above rules, have the right to have their business income taxed at a uniform rate of 19 percent. In addition, taxpayers may tax, among other things, certain revenues as a lump sum according to a particular tax rate specified in separate provisions.
Income from selling securities, shares and derivatives or other financial instruments and from the redemption or other annihilation of units in capital funds is subject to 19 percent income tax, which is specified in a separate tax return sent no later than April 30 of the year following the relevant tax year. In addition certain revenues (incomes) with capital gains, for instance interest of funds in bank, interest on bonds, dividends or other revenues (incomes) from the participation in the profits of legal persons, are taxed as a lump sum and are subject to 19 percent tax.
Withholding tax
Dividends and certain other revenues (income) from the participation in the profits of legal persons are subject to a 19 percent withholding tax, unless the relevant double taxation treaty provides otherwise.
Dividends and certain other revenues (income) from the participation in the profits of legal persons paid to parent entities subject to income tax in an EU/EEA Member State or in Switzerland may be also tax-exempt when certain conditions are met.
Interest, and royalties paid to foreign entities are subject to 20 percent withholding tax, unless the relevant double taxation treaty provides otherwise. Interest and royalties paid to some related entities which are subject to income tax in an EU/EEA Member State or in Switzerland may be also tax-exempt when certain conditions are met. In principle, in Poland relief at source system is applied, i.e. the exemptions can be applied at the payment date.
However, if a sum of dividends, interest or royalties paid to a given related non-resident entity exceeds PLN 2 million in total within a withholding agent’s fiscal year, pay and refund mechanism shall be applied.

Consequently, a withholding agent is required to withhold the 19 or 20 percent tax from a relevant surplus over the aforesaid amount. Subsequently, a withholding agent or a taxpayer can request a tax refund. Tax is refunded within six months from the date of application. The mechanism was suspended until the end of 2026 for dividend and interest payments which arise from publicly traded shares and securities, including treasury bonds.
Excise Tax
Polish law on excise duty complies with the general EU arrangements for excise duty and the specific regulations regarding the taxation of energy products, electricity, alcoholic beverages and tobacco products.
As a result, excise duty is imposed on energy products (e.g., gasoline, diesel fuel, kerosene, LPG, natural gas, fuel oil, coal and coke), electricity, alcoholic beverages (e.g., ethyl alcohol, intermediate products, beer, wine and fermented beverages) and tobacco products (e.g., cigarettes, smoking tobacco, cigarillos).
Additionally, excise duty is also levied on certain other goods, such as passenger cars and raw tobacco, liquid for electronic cigarettes, heated tobacco products, vaping devices, parts kits for vaping devices, nicotine pouches and other nicotine products.
The excise duty system provides for exemptions for certain groups of entities or certain goods (e.g., goods used in the context of diplomatic relations). A number of tax incentives targeted at low emission vehicles have been introduced. Starting from January 1, 2026, excise duty rates on alcoholic beverages, tobacco products and their substitutes have been increased. Annual increases in excise duty rates on stimulants are introduced in accordance with the schedule set out for 2022−2027, based on the so-called ‘roadmap’ defined by the Excise Duty Act.
Tax on Financial Institutions
Banks, insurance companies, credit unions and non-bank lending companies are subject to a tax on financial institutions, which came into force on February 1, 2016. Subject of a tax is the value of a taxpayer’s assets, with certain exceptions or exclusions. The tax covers all bank assets over PLN 4 billion (EUR 0.9 billion), insurance groups’ assets over PLN 2 billion (EUR 0.45 billion) and non-bank lending companies’ assets over PLN 0.2 billion, which are in each case taxed at a rate of 0.0366 percent per month. For the purposes of this tax, the taxable asset base of banks is reduced, among others, by the value of their own funds and debt securities held by the State Treasury, the value of bonds issued by the BFG purchased by the taxpayer, the value of credits or loans granted by the taxpayer to the BFG, state-guaranteed bonds, repo and reverse repo transactions the subject of which are government bonds. In addition the tax base of the assets of insurance companies is reduced, among others, by the value of the assets accumulated under contracts for the operation of the Employee Capital Plans (the “PPK”), the value of bonds issued by the BFG purchased by the taxpayer, the value of credits or loans granted by the taxpayer to the BFG. This tax does not apply to state-owned banks, entities under recovery proceedings, in receivership or in liquidation, or banks which have filed for bankruptcy and whose activities have been suspended. The tax does not reduce the CIT tax base of financial institutions.
Retail Sales Tax
The retail sales tax has been levied since January 1, 2021. The subject of taxation is the income from retail sales of goods to natural persons in the territory of the Republic of Poland.
The tax is paid by retailers (natural persons, legal persons and organizational entities having no legal personality) in the framework of their retail business.
A tax obligation arises when a taxpayer achieves revenue above PLN 17 million in a given month and applies to income above that amount derived from that moment until the end of the month.
The basis of assessment is the surplus of the retail sales revenue reached in a particular month over the amount of PLN 17 million, excluding the amounts paid to consumers for returning the goods. Revenue includes excise tax but does not include value-added tax.
The progressive tax scale is from 0 to 1.4 percent of the tax base:
•
income from 0 to PLN 17 million is not subject to tax,

•
income of more than PLN 17 million to PLN 170 million is subject to 0.8 percent tax,

•
income above PLN 170 million is subject to 1.4 percent tax.

There are the following tax exemptions in place:
•
sale of fuel and energy used by households for the purpose of social-domestic purposes; and

•
sale of medicines, foodstuffs for particular nutritional uses and medical products reimbursed from public funds.

Payment of the tax is based on the principle of self-assessment. Taxpayers must submit declarations and pay the tax by the 25th day of the month following the month to which the tax obligation relates.
Social Security System
The Act on PPK was adopted by the Parliament on October 4, 2018, and entered into force on January 1, 2019.
This act is the consequence of the so-called Capital Accumulation Programme announced in July 2016. The main objective of a PPK is to increase private, long-term savings and to enhance the stability of future pensioners through creating voluntary employee capital plans with contributions paid by the employee and employer and with incentives from the State Treasury to encourage employees to join the system. Higher long-term savings should have a positive impact on investment in the Polish economy through ensuring more domestic capital, especially in a situation of a probable decrease in funds dedicated to Poland in future EU budgets.
Under the new act, so-called employee capital plans have been established based on automatic enrolment for all employees aged from 18 to 55 whose employee contracts are subject to regular pension contributions. Participation in the new scheme is voluntary because employees have the right to opt out. Employees aged between 55 and 70 may also join the system when an application to join the program is sent by them to the employer.
The act assumes an obligation for all employers to create capital plans, managed by authorized financial institutions (investment funds managed by investment fund companies, pension funds managed by general pension societies or labor pension societies, insurance institutions offering insurance with investment-based insurance funds). Contributions need to be paid by both employers and employees. The basic contribution payable by an employer is 1.5 percent of the employee’s monthly remuneration, with the possibility of voluntarily increasing this amount by an additional 2.5 percent, whereas employees are obliged to pay 2 percent (resulting in a minimum contribution amounting to 3.5 percent and a maximum contribution amounting to 8 percent). To encourage employees to join a PPK, incentives paid from the Labor Fund are envisaged as follows: PLN 250—one-time welcome payment at the start of the program (after three months of regular delivery of contributions to a PPK); and PLN 240—annual supplemental payment when a certain amount of savings is accumulated over the previous year (equal to six monthly contributions of 2 percent paid on the minimum remuneration). As an incentive for persons with the lowest monthly income (120 percent of the minimum wage or less) to join the scheme, the option to declare the payment of a lower employee contribution (the minimum rate is 0.5 percent of the gross remuneration) was adopted, meaning that they will not lose the right to receive the annual supplemental payment.
Accumulated savings are managed by licensed financial institutions and invested in the financial market. When an employee exceeds 60 years of age, 25 percent of their savings might be withdrawn as a one-off transfer, and 75 percent might be paid in equal monthly instalments over a minimum period of 10 years. Those payments are not subject to capital gains taxation. The Act on Employee Capital Plans indicates the possibilities of withdrawing funds accumulated in the program. Withdrawals are conditional on reaching a specified retirement age, disability, or death; otherwise, economic penalties would apply to withdrawals made before such specified events. In the case of premature withdrawals, income from participation in a PPK is taxed at the ordinary personal income tax rate. In order to increase the security of invested funds, a permitted investment policy has been specified. Financial institutions invest savings in investment funds that differentiate the level of risk according to the age of the participants—these are the so-called defined date funds.
The implementation of the PPK program in Poland took place in four stages. The obligation to establish employee capital plans has gradually covered all companies, depending on the number of employees, starting from July 2019 with those companies employing more than 250 persons, and closing in January 2021 covering other employing entities and public finance sector entities, regardless of the employment status.

Based on the data from the PPK register maintained by Polski Fundusz Rozwoju S.A., the total participation in programs on December 31, 2025, was 57.12 percent and 4.12 million people took advantage of the opportunity to participate in programs. The net asset value of defined date funds was PLN 45.06 billion. Sixteen financial institutions were responsible for managing programs established under the PPK and the average management fee was 0.319 percent.
Expenditure
A major component of state expenditure is social security payments. Four social security and pension funds are administered by the state and are partially or wholly financed by contributions from employers and employees. The revenues of these funds are not shown as revenues in the state budget. Two of these funds do, however, receive significant transfers from the state budget, and such transfers are shown as expenditures in the tables under “The 2026 Budget Act.” The Social Insurance Fund and the Pension and Disability Fund for Farmers are the largest extra-budgetary funds and rely on state budget transfers to supplement their own off-budget revenues.

PUBLIC DEBT
Overview
For reporting purposes relating to external and internal debt, Poland classifies as public debt only debt incurred directly by the state (i.e., State Treasury debt), by local governments and by entities within the public finance sector. It does not include debt incurred by state-owned financial institutions, other state-owned enterprises or the NBP.
The following table sets out total public sector debt as at the dates indicated:
	As at December 31,				As at September 30, 2025(*)
	2021	2022	2023	2024
	(PLN millions)
Public finance debt	1,148,579	1,209,498	1,328,066	1,611,565	1,822,375
Central government debt	1,055,781	1,116,112	1,222,303	1,497,289	1,710,149
of which
State Treasury debt	1,053,324	1,113,484	1,219,639	1,494,434	1,706,931
Local government debt	92,751	93,355	105,748	114,263	112,213
Social Security debt	47	31	15	13	13

(*)
Preliminary data.

Source: Ministry of Finance
State Treasury Debt
The Ministry of Finance classifies debt as internal or external according to two criteria: the place of issuance, and the place of residence of the targeted investors. On the basis of the first of these criteria, all instruments issued in the domestic market, regardless of the status of their holder (domestic or foreign), are classified as internal debt and, on the basis of the second, all other instruments are classified as external or internal according to the place of residence of the holder, regardless of the market in which the instruments are issued. For purposes of this section, where debt is classified as internal or external based on the “place of issue” criterion, internal and external debt will be referred to as domestic debt and international debt, respectively. In the section “Total External Debt” above, Poland’s gross external debt is classified solely on the basis of the place of residence of the creditor.
In nominal terms, Poland’s total State Treasury debt amounted to PLN 1,951,938 million at the end of December 2025.
The following table sets out categories of the State Treasury’s debt as at the dates indicated as aggregate amounts and as percentages of nominal GDP:
	As at December 31,
	2021	2022	2023	2024	2025
	(PLN millions except for percentages)
Domestic State Treasury Debt	872,682	949,786	1,042,418	1,253,528	1,554,545
as a percentage of GDP	32.8%	30.6%	30.5%	34.3%	39.9%
International State Treasury Debt	265,352	288,685	303,783	375,812	397,393
as a percentage of GDP	10.0%	9.3%	8.9%	10.3%	10.2%
Total State Treasury Debt	1,138,034	1,238,470	1,346,201	1,629,340	1,951,938
as a percentage of GDP	44.3%	39.9%	39.4%	44.6%	50.1%
GDP	2,661,518	3,100,850	3,415,274	3,653,432	3,894,011

Source: Ministry of Finance.
Debt Management
Under Polish law, the Minister of Finance and Economy supervises the level of public debt. This supervision is twofold: direct (in the case of the State Treasury) and indirect (in the case of other entities in the public finance sector which are autonomous in contracting liabilities).

Polish regulations primarily seek to restrict the growth of public debt by establishing limits on the public debt-to-GDP ratio. The Polish Constitution prohibits the incurrence of liabilities resulting in public debt exceeding 60.0 percent of GDP, whereas the Public Finance Act sets thresholds of 55.0 and 60.0 percent of GDP, the violation of which is followed by certain requirements to prevent the constitutional limit from being breached.
The objective of the debt management strategy as stated in the Public Finance Sector Debt Management Strategy in the years 2026-2029 (approved by the Council of Ministers in September 2025) is financing of the State budget borrowing requirements in a way that ensures the minimization of the long term debt servicing costs, subject to maintaining appropriate levels of refinancing risk, exchange rate risk, interest rate risk, state budget liquidity risk, other risks (in particular, credit and operational risk) and the distribution of debt servicing costs over time.
The debt management strategy’s objective is pursued through two key strategies:
•
selection of instruments to minimize costs within the time frame of the longest maturities of debt instruments with a significant share in debt volume, through the appropriate selection of markets, debt management instruments, the structure of financing borrowing requirements and issuance dates; and

•
ensuring the efficiency of the Treasury securities market and contributing to lowering Treasury security yields; this strategy is focused on attempting to eliminate or limit potential unfavorable factors in market organization and infrastructure.

Refinancing Risk
In an attempt to manage the refinancing risk, the dominant role of medium- and long-term instruments in financing the state budget borrowing requirements in the domestic market has been maintained, subject to market conditions. The debt management strategy strives to achieve the average maturity of the domestic State Treasury debt of around 4.5 years and maintain that of the total State Treasury debt at the level of at least 5 years, subject to possible temporary deviations resulting from market or budgetary circumstances.
Exchange Rate Risk
In an attempt to manage the exchange rate risk, the debt management strategy has been designed to maintain the share of foreign currency debt in State Treasury debt below 25 percent, with possible temporary deviations resulting from market or budgetary circumstances; and to maintain an effective (after swaps) share of euro of at least 70 percent (the “Strategy”). Derivatives may also be used in order to shape the desired currency structure of debt.
Interest Rate Risk
In an attempt to manage interest rate risk, the debt management strategy has been designed to maintain ATR of domestic debt at between 2.6 and 3.6 years, and to maintain a dominant share of fixed-rate instruments in domestic debt while using floating rate bonds, including those based on the new reference index, and possible use of derivatives and inflation-linked bonds. The strategy assumes maintaining the dominant share of fixed rate instruments in State Treasury debt denominated in foreign currencies. Derivatives may also be used in order to separate interest rate risk management from refinancing risk management.
State Budget Liquidity Risk
In an attempt to manage the state budget liquidity risk, the debt management strategy was designed to maintain a safe level of state budget liquid assets, while managing them effectively through deposits in PLN and foreign currencies and foreign currency transactions (including sales and derivatives). The level of liquid assets will be the result of the current and predicted budgetary and market conditions, taking into account seasonality, as well as striving for the even distribution of Treasury securities supply during the course of a year.
Credit Risk and Operational Risk
In an attempt to manage credit and operational risks, the debt management strategy includes entering into derivatives transactions with entities of high creditworthiness, using instruments limiting credit risk, including collateral agreements, and allowing for its diversification when concluding transactions involving derivatives, as well as diversification of credit risk generated by uncollateralized transactions.

It is possible to conclude, in the timeframe of the Strategy, further collateral agreements that are in line with the current best practices in the market which enable concluding transactions without bearing credit risk on more favorable terms. The technical infrastructure allowing for running debt management processes from locations other than the Ministry of Finance’s offices is assured.
Distribution of Debt Servicing Costs Over Time
The debt management strategy requires setting bond coupons at levels slightly below their forecast yields over the sales period and distributing the debt servicing costs evenly throughout the years, including also through the use of derivative instruments.
Internal State Treasury Debt
Poland’s internal State Treasury debt amounted to PLN 1,554.5 billion at the end of December 2025.
Internal public debt comprises three categories:
•
marketable Treasury securities with maturities of up to 30 years, including fixed and floating rate securities, offered on the domestic primary market through auctions at market prices to Treasury securities dealers;

•
fixed and floating rate savings bonds sold through Customer Service Outlets to individuals at nominal value, which are not freely marketable and currently have maturities of up to 12 years; and

•
other debt (mainly deposits of GG sector entities, court and prosecutors’ offices deposits and debt of earmarked funds).

At the end of December 2025, marketable Treasury securities constituted approximately 83 percent of domestic State Treasury debt.
External State Treasury Debt
As of December 31, 2025, Poland’s outstanding external State Treasury debt amounted to PLN 397.4 billion (EUR 94.0 billion). Approximately 56.4 percent of this debt was comprised of sovereign bonds issued abroad.
The following table sets forth details as to the outstanding principal amount of the State Treasury’s external debt as at the dates indicated:
	As at December 31,
	2021	2022	2023	2024	2025
	(EUR millions)
Medium- and Long-Term Loans
EIB	6,266	6,631	6,113	6,302	5,886
World Bank	5,967	5,709	5,377	5,008	4,654
CEB	240	650	787	969	1,266
EU	8,236	11,236	15,740	24,700	28,650
Total Loans	20,709	24,226	28,018	36,978	40,457
Bonds
Bonds	36,983	37,329	41,375	50,015	53,019
Short-Term Debt	1	0	475	957	544
Total State Treasury External Debt	57,692	61,555	69,867	87,950	94,020

Source: Ministry of Finance.
The following table presents the currency composition of the State Treasury’s external debt as at December 31, 2025:
	In millions of original currency	Equivalent in EUR millions	%
EUR	72,061	72,061	76.6
USD	23,350	19,897	21.2
Japanese yen	379,100	2,062	2.2
Total		94,020	100.0

Source: Ministry of Finance.

Projected State Treasury External Debt Service Requirements
The following table presents debt service projections for the State Treasury’s medium- and long-term external debt by type of creditor for the years indicated as at December 31, 2025. The data contained in the table does not assume any refinancing of existing debt:
	2026	2027	2028	2029	2030	2031 and beyond
	(EUR millions)
Principal payments	7,106	4,821	4,954	5,167	6,940	64,488
Loans
Multilateral	914	878	1,603	1,279	847	6,286
Other	1,400	0	2,601	1,060	1,000	22,589
Bonds	4,792	3,943	750	2,828	5,093	35,613
Interest payments	2,617	2,771	2,617	2,574	2,470	23,797
Loans	0	0	0	0	0	0
Multilateral	251	233	212	191	175	956
Other	496	660	660	661	660	9,639
Bonds	1,870	1,878	1,745	1,721	1,636	13,201
Total debt service	9,722	7,592	7,571	7,741	9,410	88,285
Loans	0	0	0	0	0	0
Multilateral	1,165	1,110	1,815	1,470	1,021	7,242
Other	1,896	660	3,261	1,721	1,660	32,229
Bonds	6,661	5,822	2,495	4,549	6,729	48,814

Source: Ministry of Finance.
Default
Poland is not currently in default in relation to any of its external creditors.
State Treasury’s Contingent Liabilities
The following table sets out the contingent liabilities that arise from sureties and guarantees owed by the State Treasury:
	2022	2023	2024	2025
	(PLN thousands)
Domestic sureties and guarantees	270,925,733.6	274,218,946.1	260,631,056.2	229,033,843.5
Foreign guarantees	161,870,666.8	279,336,542.0	440,906,840.4	484,205,452.5
Total State Treasury’s contingent liabilities	432,796,400.4	553,555,488.1	701,537,896.6	713,239,296.0

Source: Ministry of Finance.
As at the end of 2025, the contingent liabilities from state guarantees totaled PLN 713,239 million. Of that, guarantees covering the liabilities of special funds established in BGK amounted to PLN 656,600 million, while other guarantees amounted to PLN 56,639 million. As at the end of 2024 the above contingent liabilities amounted to PLN 701,538 million, of which BGK-related guarantees—PLN 609,332 million and other—PLN 92,206 million.
In the period of 2020-2025 there were guarantees granted to cover the repayment of bonds issued by BGK on behalf of COVID-19 Fund, which at the end of 2025, accounted for PLN 255,405 million.
In 2022, due to the new geopolitical situation new types of guarantees were introduced by special acts, causing further increase in the contingent liabilities. New types of guarantees included guarantees covering the repayment of liabilities of the AFSF, which finances the Polish military modernization and the AF, both established in BGK. As at the end of 2025, the contingent liabilities connected with the AFSF-related guarantees amounted to PLN 265,970 million, while for AF—to PLN 31,690 million. The last substantial amount of the contingent liabilities derived from guarantees covering the liabilities of special funds established in BGK, refers to guarantees granted for existing and new debt incurred for financing the NRF—PLN 103,477 million.
BGK acts as a pass-through entity, and services debt incurred on account of the above funds with resources received by those funds, most of which is provided from the State Treasury.
Other outstanding guarantees include repayment of bonds issued in the period of 2020-2021 by the Polish Development Fund to finance the Financial Shield, which at the end of 2025 amounted to PLN 24,919 million. The next biggest exposure is related to guarantees connected with infrastructure projects, covering the liabilities of PKP Polskie Linie Kolejowe S.A. (the national railway infrastructure manager) in the amount of PLN 20,958 million and guarantees for payments from the NRF to concessionaires incurred for motorway projects—in the amount of PLN 8,056 million.
The amount of state guarantees is expected to increase further in future years. Expected new contingent liabilities will result mainly from:
•
further investment financed from the NRF with the use of EU funds, along with rolling over of the NRF’s debt, and further investment in infrastructure of the railway sector;

•
further use of state guarantees for financing of the AFSF; and

•
possible use of state guarantees in financing tasks resulting from energy sector transformation.

TOTAL EXTERNAL DEBT
Gross external debt, as defined in IMF 2013 External Debt Statistics: Guide for Compilers and Users, is the outstanding amount of those actual current, non-contingent liabilities that require payment(s) of principal and/or interest by the debtor at some point(s) in the future and are owed to non-residents by residents of a given country. It refers to gross debt, i.e., the particular foreign liabilities of Poland (with no deduction of Polish assets abroad). The external debt obligations take into account only those that are existing and unregulated (i.e., the creditor must have a claim against the debtor). External debt covers the entire range of debt instruments, regardless of how they are constructed.
The distinction between domestic and external (foreign) debt is based solely on the criterion of residence, regardless of the currency involved.
External debt has been presented using standards outlined by the IMF in the Balance of Payments and BPM6.
Total external debt at the end of September 2025 was EUR 453,622 million. Short-term debt on an original-maturity basis constituted 26.3 percent of the total external debt and was completely covered by the official reserve assets. The general government sector’s foreign debt constituted 30.4 percent of Poland’s total foreign debt. The share of the enterprise sector (including Direct Investment) in total external debt was 46.5 percent.
The following table shows Poland’s external debt by obligor as at the dates indicated:
	As at December 31,				As at September 30, 2025
	2021	2022	2023	2024
	(EUR millions)
Central Bank	15,798	19,701	23,560	25,915	23,514
Other investment	15,798	19,701	23,560	25,915	23,514
Special drawing rights (SDRs), Allocation	6,472	6,553	6,368	6,563	6,110
Loans	0	0	0	0	0
Currency and deposits	9,326	13,145	17,044	19,350	17,399
Other liabilities	0	3	148	2	5
Central and local government	89,953	92,010	105,085	132,090	137,974
Debt securities	59,861	58,321	66,520	79,178	90,404
Bonds and notes	59,860	58,321	66,520	79,178	90,371
Money market instruments	1	0	0	0	33
Other investment	30,092	33,689	38,565	52,912	47,570
Trade credits	52	67	108	158	104
Loans	28,868	32,777	37,453	47,327	46,557
Other liabilities	1,172	845	1,004	5,427	909
MFIs except the Central Bank	48,303	50,864	62,531	78,978	81,397
Debt securities	10,456	11,322	17,121	26,962	29,720
Bonds and notes	10,456	11,322	17,121	26,962	29,720
Money market instruments	0	0	0	0	0
Other investment	37,847	39,542	45,410	52,016	51,677
Loans	19,543	21,763	26,381	30,809	31,868
Currency and deposits	18,109	17,219	18,354	20,673	18,993
Other liabilities	195	560	675	534	816
Other sectors	72,023	78,624	81,034	86,375	90,935
Debt securities	4,743	4,373	4,749	4,952	6,761
Bonds and notes	4,742	4,365	4,654	4,885	6,758
Money market instruments	1	8	95	67	3
Other investment	67,280	74,251	76,285	81,423	84,174
Currency and deposits	0	0	0	0	0
Trade credits	21,197	24,425	23,193	26,112	26,106
Loans	43,287	47,389	50,701	52,785	54,657
Insurance technical reserves	625	690	863	982	971
Other liabilities	2,171	1,747	1,528	1,544	2,440

	As at December 31,				As at September 30, 2025
	2021	2022	2023	2024
	(EUR millions)
Direct investment: intercompany lending	97,893	110,947	118,824	119,500	119,802
Direct investors in direct investment enterprises	50,870	59,511	65,100	65,467	66,128
Direct investment enterprises in direct investors	3,396	4,558	3,817	3,468	3,819
Between related enterprises	43,627	46,878	49,907	50,565	49,855
Total external debt	323,970	352,146	391,034	442,858	453,622

Note: “Other investment” includes currency and deposits, trade credits, loans received, insurance technical reserves, other liabilities.
Source: NBP.

DESCRIPTION OF THE SECURITIES
The debt securities (the “Securities”) will be issued under a Fiscal Agency Agreement between the State Treasury, represented by the Minister of Finance and Economy, and a selected fiscal agent.
The following is a summary of certain terms of the Securities. The State Treasury will describe the particular terms of any Securities in the prospectus supplement relating to those Securities. The prospectus supplement may also add, update or change information combined in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement. The particular terms of any Securities described in the prospectus supplement may include:
•
the principal amount of the Securities;

•
the price of the Securities;

•
the stated maturity date on which the State Treasury must repay the Securities;

•
the rate of interest the Securities will bear and, if variable, the method by which the interest rate will be calculated;

•
the dates when any interest payments will be made;

•
whether and in what circumstances the State Treasury may redeem the Securities before maturity;

•
the currency in which the State Treasury may pay the Securities and any interest; and

•
any other terms of the Securities.

Status of the Securities and Negative Pledge
The Securities will constitute general and unsecured obligations of Poland and the full faith and credit of Poland will be pledged for the due and punctual payment of the principal of, and interest on, the Securities and for the performance of all obligations of Poland with respect thereto. The Securities will rank pari passu among themselves and at least pari passu in right of payment with all other present and future unsecured obligations of Poland, except for such obligations as may be preferred by mandatory provisions of applicable law.
So long as any of the Securities remain outstanding, Poland will not create or permit (to the extent Poland has the power to refuse such permission) the creation of any Security Interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness of Poland, unless Poland shall procure that all amounts payable under the Securities are secured equally and ratably.
Notwithstanding the above, Poland may create or permit the creation of:
(a)
any Security Interest upon property to secure Public External Indebtedness incurred for the purpose of financing the acquisition of such property (or property which forms part of a class of assets of a similar nature where the Security Interest is by reference to the constituents of such class from time to time); or

(b)
any Security Interest existing on property at the time of its acquisition; or

(c)
any Security Interest arising by operation of law which has not been foreclosed or otherwise enforced against the assets to which it applies; or

(d)
any Security Interest securing or providing for the payment of Public External Indebtedness incurred in connection with any Project Financing provided that such Security Interest applies only to properties which are the subject of such Project Financing or revenues or claims which arise from the operation, failure to meet specifications, exploitation, sale or loss of, or failure to complete, or damage to, such properties; or

(e)
the renewal or extension of any Security Interest described in subparagraphs (a) to (e) above, provided that the principal amount of the Public External Indebtedness secured thereby is not increased.

For these purposes:
“Person” means any individual, company, corporation, firm, partnership, joint venture, association, unincorporated organization, trust or any other juridical entity, including without limitation, a state or an agency of a state or other entity, whether or not having separate legal personality.
“Project Financing” means any arrangement for the provision of funds which are to be used solely to finance a project for the acquisition, construction, development or exploitation of any property pursuant to which the persons providing such funds agree that the principal source of repayment of such funds will be the project and the revenues (including insurance proceeds) generated by such project.
“Public External Indebtedness” means any obligation for borrowed money (a) evidenced by bonds, notes or other securities which are or may be quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market and (b) denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Poland.
“Security Interest” means any mortgage, charge, pledge, lien, security interest or other encumbrance securing any obligation of Poland or any other type of preferential arrangement having similar effect over any assets or revenues of Poland.
Payment of Additional Amounts
All payments made in respect of a Security, including payments of principal and interest, to a holder of a Security (“Security holder”) that is not a resident of Poland, will be made by the State Treasury without withholding or deducting for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by Poland or any political subdivision or taxing authority within Poland. In the event the State Treasury is required by law to deduct or withhold any such taxes from your payments, the State Treasury will pay to you such additional amounts (“Additional Amounts”) as may be necessary so that the net amount that you receive (including any deduction or withholding with respect to Additional Amounts) is equal to the amount provided for in the Security to be paid to you in the absence of such deduction or withholding. You will not be paid any Additional Amounts, however, if the tax is:
•
a tax that would not have been imposed but for your present or former connection (or a connection of your fiduciary, settlor, beneficiary, member, shareholder or other related party) with Poland, including your (or your fiduciary, settlor, beneficiary, member, shareholder or other related party) being or having been a citizen or resident of Poland or being or having been engaged in a trade or business or present in Poland or having, or having had, a permanent establishment in Poland;

•
imposed because you present a Security in definitive form for payment more than 30 days after the date on which the payment became due and payable;

•
an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

•
a tax, assessment or other governmental charge which is payable other than by withholding;

•
a tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning your nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the Security), if your compliance is required by the laws of Poland or of any political subdivision or taxing authority of Poland to avoid or reduce such tax;

•
required to be withheld by any paying agent from a payment on the Security to the extent that such payment can be made without withholding by another paying agent;

•
a tax, assessment or other governmental charge which is required to be withheld or deducted where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the EU Directive on the Taxation of Savings Income (Directive 2003/48/EC), or any law implementing or complying with, or introduced in order to conform to, such directive; or

•
imposed as a result of any combination of the items listed above.

Furthermore, no Additional Amounts will be paid with respect to any Security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlors with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such Additional Amounts if they held the Security themselves.

In the event that such deduction or withholding is required, the State Treasury will make such deduction or withholding and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The State Treasury will furnish you, upon request, within a reasonable period of time after the date of the payment of any taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the State Treasury.
Any reference herein to principal or interest on the Securities includes any Additional Amounts which may be payable on those Securities.
General
Any monies held by the fiscal agent in respect of any Securities and remaining unclaimed for two years after those amounts have become due and payable will be returned by the fiscal agent to the State Treasury. The holders of those Securities may thereafter look only to the State Treasury for any payment. Securities will become void unless holders present them for payment within five years after their maturity date.
The State Treasury may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent will not be a trustee for the holders of the Securities and will not have the same responsibilities or duties to act for such holders as would a trustee. The State Treasury may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.
Default; Acceleration of Maturity
If one or more of the following events shall have occurred and be continuing:
•
the State Treasury fails to pay any interest on any Securities when due and such failure continues for a period of 30 days from the date due for payment thereof; or

•
the State Treasury fails duly to perform or observe any of its other material obligations under or in respect of the Securities, which failure continues unremedied for 45 days after written notice thereof has been delivered by any Security holder to the State Treasury at the specified office of the fiscal agent;

•
the State Treasury shall, upon receipt of written requests from holders of not less than 25 percent in aggregate outstanding principal amount of the Securities, declare the Securities due and payable, in each case at their principal amount together with accrued interest without further formality. Upon such declaration by the State Treasury, the State Treasury shall give notice thereof in the manner provided in the Fiscal Agency Agreement to the State Treasury and to the holders of the Securities in accordance with such Agreement.

After such declaration, if all amounts then due with respect to the Securities are paid (other than amounts due solely because of such declaration) and all other defaults with respect to the Securities are cured, such declaration may be annulled and rescinded by holders of not less than 50 percent in aggregate outstanding principal amount of the Securities, the “Required Percentage”, by a written notice thereof to the State Treasury at the specified office of the fiscal agent or by the passing of a resolution by the holders of not less than the Required Percentage.
Collective Action Clauses
Section 16 of the Fiscal Agency Agreement contains provisions regarding voting on amendments, modifications and waivers, known as “collective action clauses”.
The Fiscal Agency Agreement contains provisions for convening meetings of Security holders in a given series to consider matters relating to the Securities in that series, including, without limitation, the modification of any provision of the terms of the Securities in that series (including as part of a Multiple Series Proposal). Any such modification may be made if, having been approved in writing by the State Treasury, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the State Treasury and shall be convened by the State Treasury upon the request in writing of Security holders holding not less than 10 percent of the aggregate principal amount of the outstanding Securities in the given series.
As provided below, certain terms, including payment terms and other material terms defined below as Reserved Matters, can be modified without your consent, as long as the requisite supermajority (as set forth below) of the Security holders agrees to the change.

The quorum at any meeting of Security holders convened to vote on an Extraordinary Resolution will be one or more persons present and holding or representing at least 50 percent of the aggregate principal amount of the outstanding Securities in the given series or, at any adjourned meeting of Security holders, one or more persons present and holding or representing at least 25 percent of the aggregate principal amount of the outstanding Securities in a given series; provided, however, that any proposals relating to a Reserved Matter may only be approved by an Extraordinary Resolution passed at a meeting of Security holders at which one or more persons holding or representing at least 66 2∕3 percent of the aggregate principal amount of the outstanding Securities in that series are present. For these purposes, the holder of a Global Security shall be treated as two persons. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Security holders, whether present or not. A resolution may be in writing and any such resolution may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Security holders of the relevant series of Securities.
In the case of a Multiple Series Proposal in relation to a Reserved Matter, a separate meeting will be called and held, or a separate written resolution will be signed, in relation to the Securities in the given series and each other affected series of Debt Securities (together, the “Relevant Debt Securities”, and each series of Relevant Debt Securities, a “Relevant Series”). A Multiple Series Proposal may include one or more alternative proposals relating to, or proposed modifications of the terms and conditions of, each Relevant Series or any agreement governing the issuance or administration of any Relevant Series, provided that all such alternative proposals or proposed modifications are addressed to and may be accepted by any holder of any Debt Security of any Relevant Series.
If a Multiple Series Proposal is not approved in relation to a Reserved Matter by the requisite Extraordinary Resolution as set forth below, but would have been so approved if the Multiple Series Proposal had involved only a single Relevant Series and one or more, but less than all, of the other Relevant Series, that Multiple Series Proposal will be deemed to have been approved in relation to the Relevant Series in respect of which it would otherwise have been approved if the Multiple Series Proposal had involved only such Relevant Series, provided that (i) prior to the record date for the Multiple Series Proposal, the State Treasury has publicly notified holders of the Relevant Debt Securities of the conditions under which the Multiple Series Proposal will be deemed to have been approved if it is approved in the manner described above in relation to a single Relevant Series and some but not all of the other Relevant Series, and (ii) those conditions are satisfied in connection with the Multiple Series Proposal.
For these purposes:
“Debt Securities” means the Securities and any other bills, bonds, debentures, notes or other debt securities issued by the State Treasury in one or more series with an original stated maturity of more than one year, and includes any such obligation, irrespective of its original stated maturity, that formerly constituted a component part of a debt security.
“Extraordinary Resolution” means:
•
in relation to any Multiple Series Proposal in relation to a Reserved Matter:

(a)
(i)
the affirmative vote of not less than 75 percent of the aggregate principal amount of the outstanding Relevant Debt Securities represented at separate duly called quorate meetings of the holders of all Relevant Series (taken in the aggregate); or

(ii)
a resolution in writing signed by or on behalf of the holders of not less than 66 2∕3 percent of the aggregate principal amount of the outstanding Relevant Debt Securities (taken in the aggregate); and

(b)
(i)
the affirmative vote of more than 66 2∕3 percent of the aggregate principal amount of each Relevant Series represented at separate duly called quorate meetings of the holders of each Relevant Series (taken individually); or

(ii)
a resolution in writing signed by or on behalf of the holders of more than 50 percent of the aggregate principal amount of the outstanding Relevant Debt Securities in each Relevant Series (taken individually).

•
in relation to any other Reserved Matter:

•
a resolution passed at a quorate meeting of Security holders duly convened and held in accordance with the Fiscal Agency Agreement by 75 percent of the aggregate principal amount of all outstanding Securities in the given series; or

•
a resolution in writing signed by or on behalf of Security holders of not less than 66 2∕3 percent of the aggregate principal amount of all outstanding Securities in the given series; and

•
in relation to any other matter:

•
a resolution passed at a meeting of Security holders duly convened and held in accordance with the Fiscal Agency Agreement by a majority consisting of more than 50 percent of the aggregate principal amount of the outstanding Securities in the given series which are represented at that meeting; or

•
a resolution in writing signed by or on behalf of Security holders of more than 50 percent of the aggregate principal amount of all outstanding Securities in the given series.

“Multiple Series Proposal” means a proposal (including a proposed modification of the relevant terms and conditions) affecting (i) the given series of Securities or any agreement governing the issuance or administration of the given series of Securities, and (ii) the Debt Securities of one or more other series or any agreement governing the issuance or administration of such other Debt Securities.
“Reserved Matter” means any proposal to:
•
change the due date for the payment of the principal of, or any instalment or interest on, the Securities;

•
reduce the principal amount of the Securities;

•
reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the Securities;

•
reduce the interest rate on any Security or any premium payable upon redemption of the Securities;

•
modify any provision of the terms and conditions of the Securities in connection with any exchange or substitution of the Securities, or the conversion of the Securities into, any other obligations or securities of the State Treasury or any other person, which would result in the terms and conditions of the Securities as so modified being less favorable to the holders of the Securities which are the subject of the terms and conditions as so modified than:

(a)
the provisions of the other obligations or securities of the State Treasury or any other person resulting from the relevant exchange or substitution; or

(b)
if more than one series of other obligations or securities results from the relevant exchange or substitution or conversion, the provisions of the resulting series having the largest aggregate principal amount;

•
change the currency in which any amount in respect of the Securities is payable;

•
shorten the period during which the State Treasury is not permitted to redeem the Securities or permit the State Treasury to redeem the Securities if, prior to such action, the State Treasury is not permitted to do so;

•
change the definition of “outstanding” with respect to the Securities;

•
change the governing law of the Securities;

•
change the courts to the jurisdiction of which the State Treasury has submitted, the State Treasury’s obligation under the Fiscal Agency Agreement or the terms and conditions of the Securities to appoint and maintain an agent for the service of process or the State Treasury’s waiver of immunity with respect to any suit, action or proceeding that may be brought in connection with the Securities or the Fiscal Agency Agreement;

•
reduce the proportion of the principal amount of the Securities or, in the case of a Multiple Series Proposal, the Relevant Debt Securities or the Relevant Series, that is required to constitute a quorum or for any request, demand, authorization, direction, notice, consent, waiver or other action or that is required to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Securities; or

•
change the obligation of the State Treasury to pay Additional Amounts on the Securities.

Any modification, amendment or supplement made in accordance with the terms of the Securities will be binding on all holders of Securities of that series.
The State Treasury and the fiscal agent may, without the consent of any holder of the Securities of a series, modify, amend or supplement the Fiscal Agency Agreement or the Securities of that series for the purpose of:
•
adding to the covenants of the State Treasury;

•
surrendering any right or power conferred upon the State Treasury;

•
securing the Securities of that series;

•
curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Fiscal Agency Agreement or in the Securities of any series; or

•
amending the Fiscal Agency Agreement or the Securities of that series in any manner that the State Treasury may determine and that does not adversely affect the interest of any holder of Securities of that series in any material respect.

The State Treasury may from time to time, without notice to or the consent of the registered holders of any series of Securities, issue further Securities which will form a single series of Securities, provided the further Securities are fungible with the Securities of the existing series for United States federal income tax purposes. These further Securities will have the same terms as to status, redemption or otherwise as the Securities of the existing series and will rank equally with the Securities of the existing series in all respects, except for the payment of interest accruing prior to the issue date of these further Securities or except for the first payment of interest following the issue date of these further Securities.
Residual Maturity Call at the Option of the State Treasury
The State Treasury may, at its option, from and including the date falling three months prior to the maturity date of the Securities to but excluding the maturity date of the Securities, subject to having given not less than 30 nor more than 60 calendar days’ prior notice to the Security holders in accordance with the terms and conditions of the Securities (which notice shall be irrevocable and shall specify the date set for redemption), redeem all, but not some only, of the outstanding Securities at their principal amount plus accrued interest up to but excluding the date set for redemption.
Purchase of Securities by the State Treasury
The State Treasury may at any time purchase any Securities through the market or by tender at any price. If purchases are made by tender, tenders must be available to all holders of Securities of the same series. Any Securities purchased by or on behalf of the State Treasury may be held, resold or cancelled.
Form and Settlement
If specified in a prospectus supplement, the State Treasury will issue the Securities of each series as one or more fully registered global securities (each a “Global Security”), which will be deposited with, or on behalf of, The Depository Trust Company, New York (“DTC”), and/or one or more other depositaries named in the prospectus supplement, such as Euroclear Bank S.A./N.V. (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”). Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to DTC or its nominee.
DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of its participants and facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system in accordance with its rules and requirements of law.
Upon the issuance of the Global Securities, the State Treasury expects that the depositary or nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by the Global Securities to the accounts of institutions that have accounts with the depositary or nominee, known as the participants. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations may impair the ability to own, transfer or pledge beneficial interests in a Global Security.
The State Treasury will provide the fiscal agent with any payment of principal or interest due on the Securities on any interest payment date or at maturity. As soon as possible thereafter, the fiscal agent will make such payments to the depositary or nominee that is the registered owner of the Global Security representing such Securities in accordance with arrangements between the fiscal agent and the depositary. The State Treasury expects that the depositary or nominee, upon receipt of any payment of principal or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the relevant records. The State Treasury also expects that payments by participants to owners of beneficial interests in the Global Security will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants. Neither the State Treasury nor the fiscal agent will have any responsibility or liability for payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records.
So long as a depositary or nominee is the registered owner of a Global Security, it will be considered the sole owner and holder of the Securities represented by such Global Security. Except as provided below or in a prospectus supplement, owners of beneficial interests in a Global Security:
•
will not be entitled to have the Securities represented by such Global Security registered in their names;

•
will not receive or be entitled to receive physical delivery of Securities in definitive form upon exchange or otherwise; and

•
will not be considered the owners or holders of any Securities represented by such Global Security.

Accordingly, such person owning a beneficial interest in a Global Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Securities. Under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action that the depositary or its nominee, as the holder of the Global Security, would be entitled to take, the depositary would authorize the participants to take such action, and the participants would authorize beneficial owners to take such action or would otherwise act upon the instructions of beneficial owners.
Unless stated otherwise in a prospectus supplement, a Global Security may only be transferred as a whole in the following manner:
•
by the related depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or any other nominee of such depositary; or

•
by such depositary or any such nominee to another depositary for such Securities or its nominee or to a successor of the depositary or a nominee of such successor.

Securities represented by a Global Security are exchangeable for Securities in definitive form in denominations specified in the applicable prospectus supplement if:
•
the depositary, or each of Euroclear and Clearstream, notifies the State Treasury that it is unwilling or unable to continue as depositary for such Global Security or if the depositary ceases to be a clearing agency registered under applicable law and a replacement depositary is not appointed within 90 days;

•
the State Treasury decides not to have all of the related Securities represented by such Global Security;

•
an Event of Default has occurred and is continuing; or

•
such other events occur as may be specified in a prospectus supplement.

Any Security that is exchangeable pursuant to the preceding sentence is exchangeable for Securities in definitive form registered in such names as the depositary shall direct. Securities in definitive form may be presented for registration of transfer or exchange at the office of the fiscal agent in The City of New York and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid by check mailed to the registered holders of the Securities. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.
Prescription
The Securities will be subject to the limitation periods relating to claims for principal and interest as provided by Article 118 of the Polish Civil Code, dated April 23, 1964, as amended, which provides a six-year limitation period on claims for principal and a three-year limitation period on claims for interest. However, the end of the limitation period is always the last day of the calendar year.
Judgment Currency
The State Treasury agrees that if a judgment or order given or made by any court for the payment of any amount in respect of any Security is expressed in a currency, the judgment currency, other than the U.S. dollar, the denomination currency, the State Treasury will pay any deficiency arising or resulting from any variation in rates of exchange between the date as of which the amount in the denomination currency is notionally converted into the amount in the judgment currency for the purposes of such judgment or order and the date of actual payment thereof. This obligation will constitute a separate and independent obligation from the other obligations under the Securities, will give rise to a separate and independent cause of action, will apply irrespective of any waiver or extension granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Security or under any such judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Security or under any such judgment or order.
Governing Law; Consent to Service; Sovereign Immunity
The Fiscal Agency Agreement and the Securities will be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except that all matters governing the authorization and execution of the Securities by the State Treasury will be governed by the laws of Poland. The State Treasury will appoint the Consul General of the Republic of Poland, 233 Madison Avenue, New York, NY 10016 as its authorized agent upon which process may be served in any action arising out of or based on the Securities which may be instituted in any State or federal court in New York City by any holder of a Security. Poland will irrevocably waive to the fullest extent permitted by law any immunity from jurisdiction to which it might otherwise be entitled in any action (other than a pre-judgment attachment which is expressly not waived) arising out of or based on the Securities which may be instituted by any holder of a Security in any State or federal court in New York City or in any competent court in Poland, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws as further described below. Such waiver of immunities constitutes only a limited and specific waiver for the purposes of the Securities and under no circumstances shall it be interpreted as a general waiver by Poland or a waiver with respect to proceedings unrelated to the Securities. However, the United States Foreign Sovereign Immunities Act of 1976 (the “Immunities Act”), may provide an effective means of service and preclude granting sovereign immunity in such actions.

The Immunities Act may also provide a means for limited execution upon such property of Poland in the United States as is related to the service or administration of the Securities. Under the laws of Poland, subject to certain exceptions, assets of Poland are immune from attachment or other forms of execution whether before or after judgment. Poland does not waive any immunity in respect of property which is ambassadorial or consular property or buildings or the contents thereof, in each case situated outside Poland, or any bank accounts of such embassies or consulates, in each case necessary for proper ambassadorial and consular functions, or any military property or assets of Poland nor does it waive immunity from execution or attachment or process in the nature thereof.

ENFORCEABILITY OF JUDGMENTS
Poland is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or enforce judgments of courts in the United States against Poland. The State Treasury will irrevocably submit to the jurisdiction of the federal and state courts in New York City, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not all immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Securities brought by any holder of Securities.
Poland reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under U.S. federal securities laws or any state securities laws. In the absence of a waiver of immunity by Poland with respect to such action, it would not be possible to obtain a U.S. judgment in such an action against Poland unless a court were to determine that Poland is not entitled under the Immunities Act to sovereign immunity with respect to such action. The State Treasury has been advised by White & Case, M. Studniarek i Wspólnicy—Kancelaria Prawna sp.k., Polish counsel for the State Treasury, that enforceability in Poland of final judgments of U.S. courts, including those obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws, will be subject to the rules governing enforcement in Poland of civil judgments of foreign courts specified in the Polish Code of Civil Procedure.
Foreign court judgments issued in civil cases are recognizable under Article 1145 of the Polish Code of Civil Procedure (Kodeks postępowania cywilnego) and are enforceable in Poland under Article 1150 of the Polish Code of Civil Procedure provided there are no negative grounds listed in Article 1146 of the Polish Code of Civil Procedure or the judgments are enforceable in the country of their origin, with the exception of foreign court judgments that were issued in the countries with which Poland is bound by a relevant international treaty (bilateral or multilateral) and such treaty waives the application of the relevant provisions of the Polish Code of Civil Procedure.
Pursuant to Article 1145 of the Polish Code of Civil Procedure, judgments of foreign courts issued in civil cases are automatically recognized in Poland by operation of law unless a Polish court finds that there exists an exception as set forth in Article 1146 of the Code of Civil Procedure. An entity with a legal interest can bring a declaratory action under Article 1148 of the Polish Code of Civil Procedure specifically requesting the court to establish that the foreign judgment is recognizable or that there exists a ground for refusal of recognition.
Pursuant to Article 1146, par. 1 of the Polish Code of Civil Procedure, a judgment issued by a foreign court will not be recognized (or enforced) if:
(a)
it is not legally final and binding in the state where it was issued;

(b)
it was issued in a case subject to the exclusive jurisdiction of Polish courts;

(c)
the defendant, who did not enter an appearance, has not received, duly and at a time making it possible to undertake defense, the letter initiating the proceedings;

(d)
a party was deprived of the possibility to defend itself in the course of proceedings;

(e)
a case for the same claim between the same parties had been pending in Poland earlier than before the foreign court;

(f)
it is contrary to an earlier legally final and binding judgment of a Polish court or an earlier legally final and binding judgment of a foreign court complying with the conditions of its recognition in Poland issued in a case for the same claim between the same parties; or

(g)
recognition would be contrary to the basic principles of public policy in Poland.

Reciprocity in the recognition of judgments between Poland and the foreign court’s country is no longer necessary.
Subject to the above, if all the relevant conditions are met, the enforceability in Poland of final judgments of U.S. courts would not require retrial in Poland. However, a Polish court would need to issue an order declaring the foreign judgment enforceable in Poland. In addition, Polish law contains specific rules regarding the enforcement against assets of the State Treasury.

In original actions brought before Polish courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws.
The State Treasury has appointed an authorized agent in New York City upon whom service of process can be made. As a result of the State Treasury’s appointment of such agent in New York City, investors will be able to effect service of process upon Poland in original actions in Federal and state courts in New York City (subject to the preceding paragraphs). Regardless of the validity of such service of process under New York law, enforceability in Poland of final judgments of New York courts remains subject as described above. To commence original actions in Polish courts, service of process upon the State Treasury’s New York agent will not suffice, and valid service of process must be made under Polish law. Under Polish law, service of process is effected by delivery of the statement of claim to the proper court and such court is responsible for service upon the defendant to finalize the service of process.

TAXATION
Information regarding Polish, United States federal income and certain other taxation matters will be included in the relevant prospectus supplement.

PLAN OF DISTRIBUTION
This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of Securities.
The State Treasury may sell Securities to or through underwriters. The State Treasury may also sell Securities directly to other purchasers or through agents. These firms may also act as agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the Securities offered by the prospectus supplement.
The Securities may be distributed from time to time in one or more transactions:
•
at a fixed price or prices which the State Treasury may change;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

In connection with the sale of Securities, the State Treasury may pay compensation to underwriters.
Underwriters who act as agents for purchasers of securities may also receive compensation from the purchasers in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act of 1933. Any discount or commissions received by underwriters, dealers and agents from the State Treasury and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions. The State Treasury will identify any underwriter or agent, and describe any compensation received from us in the prospectus supplement.
The Securities may be a new issue of Securities with no established trading market. Underwriters and agents that the State Treasury sells Securities to for public offering and sale may make a market in the Securities. However, the underwriters and agents will not be obligated to make a market in the securities and may discontinue any market making at any time without notice. The State Treasury cannot assure you that there will be a liquid trading market for the Securities.
The State Treasury may enter into agreements with underwriters, dealers and agents who participate in the distribution of Securities. These agreements may entitle the underwriters, dealers and agents to indemnification by the State Treasury against certain liabilities, including liabilities under the Securities Act of 1933.
The State Treasury may authorize underwriters or other persons acting as their agents to solicit offers by institutions to purchase Securities from the State Treasury under contracts which provide for payment and delivery on a future date. The State Treasury will describe these arrangements in the prospectus supplement. The underwriters may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. The State Treasury must approve the institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in connection with the validity or performance of these contracts.

VALIDITY OF THE SECURITIES
Except as may otherwise be indicated in any prospectus supplement, the validity of each series of Securities will be passed upon on behalf of the State Treasury by or on behalf of the Director of the Legal Department, Ministry of Finance, ul. Świętokrzyska 12, Warsaw, Poland and, as to U.S. and New York State law, by White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom, United States counsel for the State Treasury, and, as to Polish law, by White & Case M. Studniarek i Wspólnicy—Kancelaria Prawna sp.k., Q22, al. Jana Pawła II 22, 00-133 Warsaw, Poland, Polish counsel for the State Treasury. Certain legal matters will be passed upon for any underwriters by counsel identified in the related prospectus supplement. All statements in this prospectus or any prospectus supplement hereto, with respect to matters of Polish law have been passed upon by the Director of the Legal Department, Ministry of Finance, Republic of Poland and are made upon his authority.

AUTHORIZED AGENT IN THE UNITED STATES
The authorized agent of the State Treasury in the United States is Mateusz Sakowicz, the Consul General of the Republic of Poland, 233 Madison Avenue, New York, NY 10016 (Tel: +1 646 237 2100).

OFFICIAL STATEMENTS AND DOCUMENTS
Information included herein which is identified as being derived from a publication of or supplied by Poland or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of Poland. All other information herein and in the Registration Statement of which this prospectus is a part, other than included under the caption “Plan of Distribution” herein, is included as a public official statement made on the authority of Andrzej Domański, Minister of Finance and Economy of the Republic of Poland.

FURTHER INFORMATION
The information set forth herein relating to Poland has been reviewed by Andrzej Domański, Minister of Finance and Economy of the Republic of Poland, and is included herein on his authority.
The information for which the NBP has been cited as the source was provided by the NBP. The information for which Statistics Poland is cited as the source was provided by Statistics Poland.
A registration statement, as it may be amended from time to time, relating to the Securities on file at the SEC, contains further information. The SEC maintains an internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the SEC.

ISSUER
The State Treasury of the Republic of Poland
Ministry of Finance
ul. Świętokrzyska 12
00-916 Warsaw
Poland
FISCAL AGENT
Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
LEGAL ADVISERS
To the Republic of Poland as to United States and New York State law:	To the Republic of Poland as to Polish law:
White & Case LLP	White & Case M. Studniarek i Wspólnicy—
5 Old Broad Street	Kancelaria Prawna sp.k.
London EC2N 1DW	al. Jana Pawła II 22
United Kingdom	00-133 Warsaw
Poland
LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT
Banque Internationale à Luxembourg S.A.
69 route d’Esch
L-2953 Luxembourg
The Grand Duchy of Luxembourg